As filed with the Securities and Exchange Commission on December 17, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

QUANTUMSCAPE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3359	85-0796578
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1730 Technology Drive

San Jose, California 95110

(408) 452-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jagdeep Singh

Chief Executive Officer

1730 Technology Drive

San Jose, California 95110

(408) 452-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Danaher Mark B. Baudler Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Jagdeep Singh Chief Executive Officer 1730 Technology Drive San Jose, California 95110 (408) 452-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock, par value $0.0001 per share(2)	50,000,000	$60.50	(8)	$3,025,000,000.00	(8)	$330,027.50
Class A common stock, par value $0.0001 per share(3)	236,964,076	$60.50	(8)	$14,336,326,598.00	(8)	$1,564,093.23
Class A common stock, par value $0.0001 per share(4)	5,770,643	$60.50	(8)	$349,123,901.50	(8)	$38,089.42
Class A common stock, par value $0.0001 per share(5)	804,357	$60.50	(8)	$48,663,598.50	(8)	$5,309.20
Class A common stock, par value $0.0001 per share(6)	75,000	$60.50	(8)	$4,537,500.00	(8)	$495.04
Class A common stock, par value $0.0001 per share(7)	11,499,989	$60.50	(8)	$695,749,334.50	(8)	$75,906.25
Warrants to purchase Class A common stock(4)	5,770,643	$—	(9)	$—	(9)	$—
Warrants to purchase Class A common stock(5)	804,357	$—	(9)	$—	(9)	$—
Warrants to purchase Class A common stock(6)	75,000	$—	(9)	$—	(9)	$—
TOTAL						$2,013,920.64

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Consists of an aggregate of 50,000,000 outstanding shares of the Registrant’s Class A common stock beneficially owned by a number of subscribers purchased from the Company, for a purchase price of $10.00 per share, pursuant to separate subscription agreements.

(3)

Consists of an aggregate of 236,964,076 shares of the Registrant’s Class A common stock (including 129,439,397 shares of Class A common stock issuable upon conversion of Class B common stock, 22,556,846 shares of Class A common stock issuable upon the exercise of stock options, and 6,635,887 shares of Class A common stock issuable upon the vesting of restricted stock units) beneficially owned by affiliates and certain stockholders of the Registrant pursuant to that certain Registration Rights and Lock-Up Agreement by and among the Registrant (f/k/a Kensington Capital Acquisition Corp.), Kensington Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain former stockholders of QuantumScape Subsidiary, Inc., a Delaware corporation (f/k/a QuantumScape Corporation) (“Legacy QuantumScape”) dated September 2, 2020. All of these shares were previously registered pursuant to the registration statement on Form S-4 (File No. 333-248930) filed on November 12, 2020 to report the business combination between the Registrant and Legacy QuantumScape. These shares are subsequently being registered for resale on this Registration Statement.

(4)

Consists of 5,770,643 shares of the Registrant’s Class A common stock issuable upon exercise of certain private placement warrants that were transferred to members of the Sponsor that occurred simultaneously with the closing of the business combination between the Registrant and Legacy QuantumScape. Each such warrant currently is exercisable for one share of the Registrant’s Class A common stock at a price of $11.50 per share.

(5)

Consists of 804,357 shares of the Registrant’s Class A common stock issuable upon exercise of certain private placement warrants that were transferred to affiliates of the Sponsor that occurred simultaneously with the closing of the business combination between the Registrant and Legacy QuantumScape. Each such warrant currently is exercisable for one share of the Registrant’s Class A common stock at a price of $11.50 per share.

(6)

Consists of 75,000 shares of the Registrant’s Class A common stock issuable upon exercise of certain private placement warrants that were issued to an affiliate of the Sponsor in connection with the business combination between the Registrant and Legacy QuantumScape as consideration for repayment of loans made by the affiliate to the Sponsor. Each such warrant currently is exercisable for one share of the Registrant’s Class A common stock at a price of $11.50 per share.

(7)

Consists of 11,499,989 shares of the Registrant’s Class A common stock issuable upon exercise of warrants that were issued to stockholders in connection with the initial public offering of the Registrant. Each such warrant currently is exercisable for one share of the Registrant’s Class A common stock at a price of $11.50 per share.

(8)

Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s Class A common stock quoted on the New York Stock Exchange on December 15, 2020.

(9)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Class A common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

On November 25, 2020 (the “Closing Date”), QuantumScape Corporation, a Delaware corporation (f/k/a Kensington Capital Acquisition Corp. (“Kensington”)) (the “Company”), consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated September 2, 2020 (the “Business Combination Agreement”), by and among Kensington, Kensington Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Kensington (“Merger Sub”), and QuantumScape Subsidiary, Inc., a Delaware corporation (f/k/a QuantumScape Corporation) (“Legacy QuantumScape”).

Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Legacy QuantumScape was effected through the merger of Merger Sub with and into Legacy QuantumScape, with Legacy QuantumScape surviving as the surviving company and as a wholly-owned subsidiary of Kensington (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, the Company changed its name from Kensington Capital Acquisition Corp. to QuantumScape Corporation.

As of the open of trading on November 27, 2020, the Class A common stock and warrants of the Company, formerly those of Kensington, began trading on The New York Stock Exchange (“NYSE”) under the symbols “QS” and “QS.WS”, respectively.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	December 17, 2020

305,114,065 Shares of Class A Common Stock

6,650,000 Warrants

This prospectus relates to shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock), of QuantumScape Corporation and warrants to purchase shares of Class A Common Stock of QuantumScape Corporation as described herein. The securities offered hereunder include 305,114,065 shares of our Class A Common Stock, which includes Class A Common Stock issuable upon conversion of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), 253,379,598 of which are issued and outstanding, 5,770,643 of which are issuable upon exercise of certain private placement warrants that were transferred to members of Kensington Capital Sponsor LLC (the “Sponsor”) that occurred simultaneously with the closing of the Business Combination (the “Closing”), 804,357 of which are issuable upon exercise of certain private placement warrants that were transferred to an affiliate of the Sponsor that occurred simultaneously with the Closing (the “Private Warrants”), 75,000 of which are issuable upon exercise of certain private placement warrants that were issued to an affiliate of the Sponsor that occurred simultaneously with the Closing (the “Working Capital Warrants”), 11,499,989 of which are issuable upon exercise of public warrants originally sold as part of the units in Kensington’s initial public offering, currently exercisable at a price of $11.50 per share (the “Public Warrants,” and collectively with the Private Warrants and Working Capital Warrants, the “Warrants”) and 33,584,478 of which are issuable upon the exercise of stock options and the vesting of restricted stock units. Each Warrant is currently exercisable for one share of Class A Common Stock at a price of $11.50 per share.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. We will pay the expenses associated with registering the sales by the selling securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

The selling securityholders may sell any, all or none of the securities and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the effective date of this registration statement.

Of the shares of Class A Common Stock that may be offered or sold by selling securityholders identified in this prospectus, 243,614,076 of those shares, which include 6,650,000 shares of Class A Common Stock issuable upon the exercise of the Private Warrants and the Working Capital Warrants, are subject to certain lock-up restrictions as identified in the sections titled “Certain Relationships, Related Party and Other Transactions—Registration Rights and Lock-Up Agreement,” “Certain Relationships, Related Party and Other Transactions—Senior Employee Lock-Up Agreements” and “Certain Relationships, Related Party and Other Transactions—Stockholder Lock-Up Agreements” appearing elsewhere in this prospectus.

Our Class A Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “QS” and our warrants are listed on NYSE under the symbol “QS.WS”. On December 16, 2020, the last quoted sale price for our Class A Common Stock as reported on NYSE was $62.78 per share and the last quoted sale price for our Public Warrants as reported on NYSE was $18.39 per Public Warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2020.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The QuantumScape design logo and the QuantumScape mark appearing in this prospectus are the property of QuantumScape Corporation. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A Common Stock. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

QUANTUMSCAPE CORPORATION

Overview

QuantumScape is developing next generation battery technology for electric vehicles (“EVs”) and other applications.

We are at the beginning of a forecasted once-in-a-century shift in automotive powertrains, from internal combustion engines to clean, EVs. While current battery technology has demonstrated the benefits of EVs, principally in the premium passenger car market, there are fundamental limitations inhibiting widespread adoption of battery technology. As a result, today, approximately 2% of global light-vehicles are electrified. We believe a new battery technology represents the most promising path to enable a mass market shift.

After 30 years of gradual improvements in conventional lithium-ion batteries we believe the market needs a step change in battery technology to make mass market EVs competitive with the fossil fuel alternative.

We have spent the last decade developing a proprietary solid-state battery technology to meet this challenge. We believe that our technology enables a new category of battery that meets the requirements for broader market adoption. The lithium-metal solid-state battery technology that we are developing is being designed to offer greater energy density, longer life, faster charging, and greater safety when compared to today’s conventional lithium-ion batteries.

Over the last eight years we have been fortunate to have developed a strong partnership with Volkswagen Group of America Investments, LLC (“VGA”) and certain of its affiliates (together with VGA, “Volkswagen”). Volkswagen is one of the largest car companies in the world and intends to be a leader in EVs. Volkswagen has announced plans to launch more than 70 new EV models and build more than 25 million vehicles on electric platforms by the end of the decade. Over the last eight years Volkswagen has invested and committed to invest, subject, in certain cases, to certain closing conditions that have not yet been satisfied, a total of more than $300 million in QuantumScape and has established a 50-50 joint venture with QuantumScape to enable an industrial level of production of our solid-state batteries. As 50-50 partners in the joint venture with Volkswagen, we expect to share equally in the revenue and profit from the joint venture. Over the course of our relationship, Volkswagen has successfully tested multiple generations of certain of our single-layer, laboratory cells at industry-accepted automotive rates of power (power is the rate at which a battery can be charged and discharged). We believe no other lithium-metal battery technology has demonstrated the capability of achieving automotive rates of power with acceptable battery life.

While we expect Volkswagen will be the first to commercialize vehicles using our battery technology, over the next few years as we build our initial 1GWh pilot facility (the “Pilot Facility”), we intend to work closely with other automotive original equipment manufacturers (“OEMs”) to make our solid-state battery cells widely available over time. As part of our joint venture agreement, we have agreed that the Pilot Facility will be the first facility to manufacture our battery technology for automotive applications, but, subject to the other terms of the joint venture arrangements, we are not limited from working in parallel with other automotive OEMs to commercialize our technology.

Our development uses earth-abundant materials and processes suitable for high volume production. Our processes use tools which are already used at scale in the battery or ceramics industries. Outside of the separator, our battery is being designed to use many of the materials and processes that are standard across today’s battery manufacturers. As a result, we expect to benefit from the projected industry-wide cost declines for these materials that result from process improvements and economies of scale. We believe that the manufacturing of our solid-state battery cells provides us with a structural cost advantage because our battery cells are manufactured without an anode.

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in cars, factory safety, and disposal of hazardous materials. We will ultimately have to comply with these regulations to sell our batteries into the market. The license and sale of our batteries abroad is likely to be subject to export controls in the future.

Our investor relations website is located at https://ir.quantumscape.com and our Chief Executive Officer’s Twitter account is located at https://twitter.com/startupjag. We use our investor relations website and our Chief Executive Officer’s Twitter account to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website and our Chief Executive Officer’s Twitter account, in addition to following press releases, SEC filings and public conference calls and webcasts. We also make available, free of charge, on our investor relations website under “Financials—SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

CORPORATE INFORMATION

On November 25, 2020 (the “Closing Date”), QuantumScape Corporation, a Delaware corporation (f/k/a Kensington Capital Acquisition Corp. (“Kensington”)) (the “Company”), consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated September 2, 2020 (the “Business Combination Agreement”), by and among Kensington, Kensington Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Kensington (“Merger Sub”), and QuantumScape Subsidiary, Inc., a Delaware corporation (f/k/a QuantumScape Corporation) (“Legacy QuantumScape”).

Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Legacy QuantumScape was effected through the merger of Merger Sub with and into Legacy QuantumScape, with Legacy QuantumScape surviving as the surviving company and as a wholly-owned subsidiary of Kensington (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, the Company changed its name from Kensington Capital Acquisition Corp. to QuantumScape Corporation. As of the open of trading on November 27, 2020, the Class A Common Stock and Public Warrants of the Company, formerly those of Kensington, began trading on The New York Stock Exchange (“NYSE”) as under the symbols “QS” and “QS.WS”, respectively.

Our principal executive offices are located at 1730 Technology Drive, San Jose, California, 95110, and our telephone number is (408) 452-2000.

Our website address is www.quantumscape.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Class A Common Stock.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Unless expressly indicated or the context requires otherwise, the terms “QuantumScape,” “QS,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to the parent entity formerly named Kensington Capital Acquisition Corp., after giving effect to the Business Combination, and as renamed QuantumScape Corporation, and where appropriate, our wholly-owned subsidiaries.

The Offering

Shares of Common Stock Offered Hereunder

An aggregate of 253,379,598 outstanding shares of Class A Common Stock, which include Class A Common Stock issuable upon conversion of Class B Common Stock, 50,000,000 of which are beneficially held by certain subscribers (each, a “Subscriber”) who purchased such shares pursuant to separate subscription agreements and 203,379,598 of which are beneficially held by certain other stockholders of the Company.

6,575,000 shares of Class A Common Stock issuable upon exercise of the Private Warrants, 75,000 shares of Class A Common Stock issuable upon exercise of the Working Capital Warrants, and 11,499,989 shares of Class A Common Stock issuable upon exercise of the Public Warrants. Each Warrant currently is exercisable for one share of Class A Common Stock at a price of $11.50 per share.

33,584,478 shares of Class A Common Stock issuable upon the exercise of stock options and the vesting of restricted stock units that were issued by the Company.

Warrants Offered by the Selling Securityholders Hereunder	6,575,000 warrants to purchase shares of Class A Common Stock that are the Private Warrants and 75,000 warrants to purchase shares of the Class A Common Stock that are the Working Capital Warrants. Each Private Warrant and Working Capital Warrant currently is exercisable for one share of Class A Common Stock at a price of $11.50 per share.

Use of Proceeds	We will not receive any proceeds from the sale of our securities offered by the selling securityholders under this prospectus (the “Securities”). We will receive up to an aggregate of approximately $208,724,873.50 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Common Stock Outstanding

362,961,844 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock) prior to any exercise of the Warrants, stock options, and the vesting of all restricted stock units.

414,696,311 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock) after giving effect to the exercise of all of the outstanding Warrants, the exercise of all the selling securityholders’ stock options, and the vesting of all restricted stock units.

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

NYSE symbol	“QS” for our Class A Common Stock and “QS.WS” for our Public Warrants.

Lock-Up Restrictions

Of the shares of Class A Common Stock that may be offered or sold by selling securityholders identified in this prospectus, 243,614,076 of those shares, which include 6,650,000 shares of Class A Common Stock issuable upon the exercise of the Private Warrants and the Working Capital Warrants, are subject to certain lock-up restrictions as identified in the sections titled “Certain Relationships, Related Party and Other Transactions—Registration Rights and Lock-Up Agreement,” “Certain Relationships, Related Party and Other Transactions—Senior Employee

Lock-Up Agreements” and “Certain Relationships, Related Party and Other Transactions—Stockholder Lock-Up Agreements” appearing elsewhere in this prospectus.

The number of shares of Common Stock outstanding is based on 206,316,068 shares of Class A Common Stock and 156,645,776 shares of the Class B Common Stock as of December 14, 2020 and excludes the following:

•

68,328,358 shares of our Common Stock, 55,349,737 shares of which are issuable upon the exercise of options under our 2010 Equity Incentive Plan (the “2010 Plan”) with a weighted-average exercise price of $1.62 per share and 12,978,621 shares of which are issuable upon vesting of certain restricted stock units granted before November 25, 2020;

•

6,575,000 shares of our Class A Common Stock issuable upon the exercise of Private Warrants to purchase shares of our Class A Common Stock outstanding as of December 14, 2020, with an exercise price of $11.50 per share;

•

75,000 shares of our Class A Common Stock issuable upon the exercise of Working Capital Warrants to purchase shares of our Class A Common Stock outstanding as of December 14, 2020, with an exercise price of $11.50 per share;

•	11,499,989 Public Warrants to purchase shares of our Class A Common Stock outstanding as of December 14, 2020, with an exercise price of $11.50 per share;

•	521,693 warrants to purchase shares of our Class A Common Stock that were issued to Legacy QuantumScape stockholders at an exercise price of $2.5877 per share that remain outstanding;

•	501,047 shares of our Class B Common Stock upon the exercise of warrants that were issued to Legacy QuantumScape stockholders at an exercise price of $0.5473 per share that remain outstanding;

•	15,221,334 shares of Class A Common Stock that will be issued and sold to VGA subject to the achievement of a specified technical milestone before March 31, 2021; and

•	41,500,000 shares of our Class A Common Stock issuable reserved for future issuance under our 2020 Equity Incentive Plan (the “2020 Plan”).

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

SUMMARY RISK FACTORS

The following summary risk factors and other information included in this prospectus should be carefully considered. The summary risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem less significant may also affect our business operations or financial results. If any of the following risks actually occur, our stock price, business, operating results and financial condition could be materially adversely affected. For more information, see below for more detailed descriptions of each risk factor.

•

We face significant barriers in our attempt to produce a solid-state battery cell and may not be able to successfully develop our solid-state battery cell. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

•

We may encounter substantial delays in the design, manufacture, regulatory approval, and launch of our solid-state battery cells, which could prevent us from commercializing any products we determine to develop on a timely basis, if at all.

•

We may not be able to establish supply relationships for necessary components or may be required to pay costs for components that are more expensive than anticipated, which could delay the introduction of our product and negatively impact our business.

•

Our relationship with Volkswagen is subject to various risks which could adversely affect our business and future prospects. There are no assurances that we will be able to commercialize solid-state batteries from our joint development relationship with Volkswagen.

•	We may be unable to adequately control the costs associated with its operations and the components necessary to build our solid-state battery cells.

•	We rely on complex machinery for our operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•	If our batteries fail to perform as expected, our ability to develop, market and sell our batteries could be harmed.

•	We rely heavily on its intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

•	We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

•	Our future growth and success are dependent upon consumers’ willingness to adopt EVs.

•	We may not be able to accurately estimate the future supply and demand for our batteries, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue.

•	If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

•

The battery market continues to evolve, is highly competitive, and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospectus among current and future partners and customers.

Risks Related to Our Technology Development and Scale-Up

We face significant barriers in our attempts to produce a solid-state battery cell and may not be able to successfully develop our solid-state battery cell. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

Producing lithium-metal solid-state batteries that meet the requirements for wide adoption by automotive OEMs is a difficult undertaking. We are still in development stage and face significant challenges in completing development of our battery and in producing battery cells in commercial volumes. Some of the development challenges that could prevent the introduction of our solid-state battery cell include difficulties with increasing the yield of our separators and single-layer cells, multi-layer cell stacking, packaging engineering to ensure adequate cycle life, cost reduction, completion of the rigorous and challenging specifications required by our automotive partners, including but not limited to, calendar life, mechanical testing, and abuse testing and development of the final manufacturing processes.

Our solid-state separators are in the development stage. These separators have never been used before for battery applications (or to our knowledge, for any other applications) and there are significant yield, cost, performance and manufacturing process challenges to be solved in order for the separators to be produced and used commercially. We are likely to encounter engineering challenges as we increase the dimensions and reduce the thickness of its solid-state separators. If we are not able to overcome these barriers in developing and producing its solid-state separators, our business could fail.

To achieve target energy density, we need to stack our single-layer cells in a multi-layer format, which is enclosed within a single battery package. Depending upon our customer’s requirements, our battery cell may require over one hundred single-layer battery cells within each battery package. We have not yet built a multi-layer solid-state battery cell in the dimensions required for automotive applications. There are significant developmental and mechanical challenges that we must overcome to build our multi-layer battery cell for automotive application. In addition, we will need to acquire certain tools that we currently do not possess and develop the manufacturing process necessary to make these multi-layer battery cells in high volume. If we are not able to overcome these developmental hurdles in building our multi-layer cells, our business is likely to fail.

We are evaluating multiple cathode material compositions for inclusion in our solid-state battery cells and have not yet finalized the cathode composition or formulation. We also have not validated that the current cell design, with the inclusion of an organic gel made of an organic polymer and organic liquid catholyte as part of the cathode, meets all automotive requirements. We have not yet validated a manufacturing process or acquired the tools necessary to produce high volumes of our cathode material that meets all commercial requirements. If we are not able to overcome these developmental and manufacturing hurdles our business likely will fail.

Even if we complete development and achieve volume production of our solid-state battery, if the cost, performance characteristics or other specifications of the battery fall short of our targets, our sales, product pricing and margins would likely be adversely affected.

We may encounter substantial delays in the design, manufacture, regulatory approval, and launch of our solid-state battery cells, which could prevent us from commercializing any products we determine to develop on a timely basis, if at all.

Any delay in the development and manufacturing scale-up of our solid-state battery cells would negatively impact our business as it will delay time to revenue and negatively impact our customer relationships. Additionally, we may encounter delays in obtaining the necessary regulatory approvals or launching our solid-state battery on the market, including delays in entering into agreements for the supply of component parts and manufacturing tools and supplies. Delays in the launching of our product would materially damage our business, prospects, financial condition, operating results and brand.

We may not be able to establish supply relationships for necessary components or may be required to pay costs for components that are more expensive than anticipated, which could delay the introduction of our product and negatively impact our business.

We rely on third-party suppliers for components necessary to develop and manufacture our solid-state batteries, including key supplies, such as our cathode material and manufacturing tools for both our separator and solid-state battery cells. We are collaborating with key suppliers but have not yet entered into agreements for the supply of production quantities of these materials. To the extent that we are unable to enter into commercial agreements with these suppliers on beneficial terms, or these suppliers experience difficulties ramping up their supply of materials to meet our requirements, the introduction of our battery will be delayed. To the extent our suppliers experience any delays in providing or developing the necessary materials, we could experience delays in delivering on our timelines.

We expect to incur significant costs related to procuring materials required to manufacture and assemble our batteries. We expect to use various materials in our batteries that will require us to negotiate purchase agreements and delivery lead-times on advantageous terms. We may not be able to control fluctuation in the prices for these materials or negotiate agreement with suppliers on terms that are beneficial to us. Our business depends on the continued supply of certain proprietary materials for our products. We are exposed to multiple risks relating to the availability and pricing of such materials and components. Substantial increases in the prices for our raw materials or components would increase our operating costs and negatively impact our prospects.

Any disruption in the supply of components or materials could temporarily disrupt research and development activities or production of our batteries until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components for its solid-state batteries or significantly increase freight charges, raw material costs and other expenses associated with our business, which could further materially and adversely affect its results of operations, financial condition and prospects.

We may be unable to adequately control the costs associated with our operations and the components necessary to build our solid-state battery cells.

We require significant capital to develop and grow our business and expects to incur significant expenses, including those relating to research and development, raw material procurement, leases, sales and distribution as we build our brand and market our batteries, and general and administrative costs as we scale our operations. Our ability to become profitable in the future will not only depend on our ability to successfully market our solid-state batteries and services, but also to control its costs. If we are unable to cost efficiently design, manufacture, market, sell and distribute our solid-state batteries and services, our margins, profitability and prospects would be materially and adversely affected. We have not yet produced any solid-state battery cells at volume and our forecasted cost advantage for the production of these cells at scale, compared to conventional lithium-ion cells, will require us to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated for mature battery, battery material, and ceramic manufacturing processes, that we have not yet achieved. If we are unable to achieve these targeted rates, our business will be adversely impacted.

We rely on complex machinery for our operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We rely heavily on complex machinery for our operations and the production of our solid-state battery cells, all of which has not yet been qualified to operate at large-scale manufacturing. The work required to integrate this equipment into the production of our solid-state battery cells is time intensive and requires us to work closely with the equipment provider to ensure that it works properly for our unique battery technology. This integration work will involve a significant degree of uncertainty and risk and may result in the delay in the scaling up of production or result in additional cost to our battery cells.

Both our pilot manufacturing facilities and its large-scale manufacturing facility will require large-scale machinery. Such machinery is likely to suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of our production equipment may significantly affect the intended operational efficiency. In addition, because this equipment has not been used to build solid-state battery cells, the operational performance and costs associated with this equipment can be difficult to predict and may be influenced by factors outside of our control, such as, but not limited to, failures by suppliers to deliver necessary components of our products in a timely manner and at prices and volumes acceptable to us, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in systems, industrial accidents, fires, seismic activity and other natural disasters.

Operational problems with our manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. In addition, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational problems could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

Customer Risks and Risks Related to Our Partnership with Volkswagen

Our relationship with Volkswagen is subject to various risks which could adversely affect our business and future prospects. There are no assurances that we will be able to commercialize solid-state batteries from our joint development relationship with Volkswagen.

We and Volkswagen have formed a joint venture to collaborate on the manufacturing ramp up of our solid-state battery cell.

There is no assurance that we will be able to complete the development of the solid-state battery cells in the time frame required by the joint venture arrangements. If we do not complete this development in a timely manner, Volkswagen may terminate its participation in the joint venture. Our joint venture arrangements with Volkswagen provide a framework for our cooperation and requires that we and Volkswagen enter into certain additional arrangements regarding the purchase by the joint venture of solid-state separators from us, the purchase and pricing of the solid-state battery cells that will be produced by the joint venture and sold to Volkswagen, and the terms for licensing our technology to the joint venture. There can be no assurance that the parties will be able to agree to the pricing for these key elements on terms that are financially beneficial for us or to enter into the additional arrangements, including any purchase orders, with Volkswagen for commercialization under the joint venture arrangements.

The purchase by Volkswagen of the output of the joint venture will depend on the performance of our solid-state battery and the demand for the vehicles that Volkswagen develops to utilize the solid-state battery cells that will be produced by the joint venture. If Volkswagen does not select our solid-state battery cell or if there is a delay in the introduction of the Volkswagen vehicles that intend to use our solid-state battery cells, our business will be harmed.

The strong relationship that we have developed with Volkswagen may deter other automotive OEMs from working closely with us. If we are not able to expand our relationship over time to include other customer relationships, or if we become too dependent on Volkswagen for our revenue, our business could be harmed.

Volkswagen, and any other partners in the future, may have economic, business or legal interests or goals that are inconsistent with our goals. Any disagreements with Volkswagen or other future business partners may impede our ability to maximize the benefits of its partnerships and slow the commercialization of our solid-state battery. Our joint venture arrangements may require us, among other things, to pay certain costs or to make certain capital investments or to seek the joint venture partner’s consent to take certain actions. In addition, if Volkswagen is unable or unwilling to meet its economic or other obligations under the joint venture arrangements, we may be required to either fulfill those obligations alone to ensure the ongoing success of the joint venture or to dissolve and liquidate the joint venture. These factors could result in a material adverse effect on our business and financial results.

If our batteries fail to perform as expected, our ability to develop, market, and sell our batteries could be harmed.

Once commercial production of our solid-state battery cells commences, our batteries may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls, and design changes. Our batteries are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our solid-state batteries. There can be no assurance that we will be able to detect and fix any defects in our solid-state batteries prior to the sale to potential consumers. If our batteries fail to perform as expected, we could lose design wins and customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, prospects, and results of operations.

Our future growth and success are dependent upon consumers’ willingness to adopt EVs.

Our growth and future demand for our products is highly dependent upon the adoption by consumers of alternative fuel vehicles in general and EVs in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing consumer demands and behaviors. If the market for EVs in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

Our future growth and success depend on our ability to sell effectively to large customers.

Our potential customers are manufacturers of EVs that tend to be large enterprises. Therefore, our future success will depend on our ability to effectively sell our products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions.

Large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

We may not be able to accurately estimate the future supply and demand for our batteries, which could result in a variety of inefficiencies in its business and hinder our ability to generate revenue. If we fail to accurately predict its manufacturing requirements, wet could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our batteries or our ability to develop, manufacture, and deliver batteries, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of batteries to its potential customers could be delayed, which would harm our business, financial condition and operating results.

Concentration of ownership among Volkswagen and our executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of December 14, 2020, Volkswagen beneficially owns approximately 25.70% of the Class A Common Stock and 11.48% of Class B Common Stock outstanding, representing 13.13% of the vote, and our executive officers, directors and their affiliates as a group beneficially own approximately 39.00% of Class A Common Stock and 61.37% Class B Common Stock outstanding, representing 60.68% of the vote. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and approval of significant corporate transactions. In addition, Volkswagen holds the right to designate two directors to our board of directors (our “Board”). This control could have the effect of delaying or preventing a change of control of or changes in our management and will make the approval of certain transactions difficult or impossible without the support of these stockholders and of their votes.

Our Intellectual Property Risks

We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in its revenue which, would adversely affect our business, prospects, financial condition and operating results.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop or sell our products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating or using products that incorporate the challenged intellectual property;

•	pay substantial damages;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign its batteries.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

We also license patents and other intellectual property from third parties, and we may face claims that our use of this intellectual property infringes the rights of others. In such cases, we may seek indemnification from our licensors under our license contracts with them. However, our rights to indemnification may be unavailable or insufficient to cover its costs and losses, depending on its use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

Our patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with them, we are still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from its pending applications. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

Our Business Risks

The battery market continues to evolve, is highly competitive, and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

The battery market in which we compete continues to evolve and is highly competitive. To date, we have focused our efforts on our lithium-metal solid-state battery technology, which is being designed to outperform conventional lithium-ion battery technology. However, lithium-ion battery technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than we do and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, lithium-ion battery manufacturers may continue to reduce cost and expand supply of conventional batteries and therefore reduce the prospects for our business or negatively impact the ability for us to sell its products at a market-competitive price and yet at sufficient margins.

Most automotive OEMs are researching and investing in solid-state battery efforts and, in some cases, in battery development and production. There are a number of companies seeking to develop alternative approaches to solid-state battery technology, including lithium-metal batteries. We expect competition in battery technology and EVs to intensify due to increased demand for these vehicles and a regulatory push for EVs, continuing globalization, and consolidation in the worldwide automotive industry. Developments in alternative technologies or improvements in batteries technology made by competitors may materially adversely affect the sales, pricing and gross margins of our batteries. If a competing technology is developed that has superior operational or price performance, our business will be harmed. Similarly, if we fail to accurately predict and ensure that its battery technology can address customers’ changing needs or emerging technological trends, or if our customers fail to achieve the benefits expected from our solid-state batteries, our business will be harmed.

We must continue to commit significant resources to develop our battery technology in order to establish a competitive position, and these commitments will be made without knowing whether such investments will result in products potential customers will accept. There is no assurance we will successfully identify new customer requirements, develop and bring its batteries to market on a timely basis, or that products and technologies developed by others will not render our batteries obsolete or noncompetitive, any of which would adversely affect our business and operating results.

Customers will be less likely to purchase our batteries if they are not convinced that our business will succeed in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed in the long term. Accordingly, in order to build and maintain its business, we must maintain confidence among current and future partners, customers, suppliers, analysts, ratings agencies and other parties in its long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as its limited operating history, market unfamiliarity with its products, any delays in scaling manufacturing, delivery and service operations to meet demand, competition and uncertainty regarding the future of EVs and our eventual production and sales performance compared with market expectations.

If we are unable to attract and retain key employees and qualified personnel, our ability to compete could be harmed.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and our operations may be severely disrupted if we lost their services. As we build our brand and become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. None of our employees are bound by a non-competition agreement. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.

In addition, we are highly dependent on the services of Jagdeep Singh, our Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who would be difficult to replace. If Mr. Singh or other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business.

We are an early stage company with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future.

We incurred a net loss of approximately $51.3 million for the year ended December 31, 2019 and an accumulated deficit of approximately $295.9 million from our inception in 2010 through the year ended December 31, 2019. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant production of our lithium-metal solid-state batteries, which is not expected to occur until 2024, and may occur later.

We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and manufacturing of our batteries; and as we expand our research and development activities; invest in manufacturing capabilities; build up inventories of components for our batteries; increase our sales and marketing activities; develops our distribution infrastructure; and increases our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We have been, and may in the future be, adversely affected by the global COVID-19 pandemic.

We face various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also impacted our potential customers and suppliers by disrupting the manufacturing, delivery and overall supply chain of battery and EV manufacturers and suppliers and has led to a global decrease in battery and EV sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, employees at our headquarters located in San Jose, California are subject to a stay-at-home order from the state and local governments. These measures limit operations in our San Jose headquarters and have and may continue to adversely impact our employees, research and development activities and operations and the operations of our suppliers, vendors and business partners, and may negatively impact its sales and marketing activities. In addition, various aspects of our business cannot be conducted remotely, including many aspects of the development and manufacturing of our solid-state material and our battery cells. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our future manufacturing plans, sales and marketing activities, business and results of operations. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, suppliers, vendors and business partners.

The extent to which the COVID-19 pandemic continues to impact our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of the global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.

Our operating and financial results forecast relies in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

The projected financial and operating information appearing elsewhere in this prospectus reflect current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecasts depends on a number of factors, many of which are outside our control, including, but not limited to:

•	success and timing of development activity;

•	customer acceptance of our products;

•	competition, including from established and future competitors;

•	whether we can obtain sufficient capital to build our manufacturing facilities and sustain and grow our business;

•	our ability to manage our growth;

•	whether we can manage relationships with key suppliers;

•	our ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

•	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect its business, results of operations and financial results.

From time to time, we may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on our profitability and consolidated financial position.

We may be involved in a variety of litigation, other claims, suits, regulatory actions or government investigations and inquiries and commercial or contractual disputes that, from time to time, are significant.

For example, on October 2, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported Kensington stockholder in connection with the Business Combination: Sanchez v. Kensington Capital Acquisition Corp., et al., Index No. 654941/2020 (Sup. Ct. N.Y. Cnty.). The complaint names Kensington and certain current and former members of Kensington’s board of directors as defendants. The complaint alleges, among other things, breach of fiduciary duty claims against Kensington’s board of directors in connection with the Business Combination. Legacy QuantumScape as the surviving company of the Business Combination inherited this litigation as a result of the Closing.

Additionally, on December 11, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported QuantumScape stockholder: Jeffrey Jakubiak v. QuantumScape Corporation and Continental Stock Transfer & Trust Company, Index No. 656963/2020 (Sup. Ct. N.Y. Cnty.). The complaint names QuantumScape and Continental Stock Transfer & Trust Company as defendants. The complaint alleges, among other things, that the plaintiff is entitled to exercise warrants within 30 days of Closing. The complaint also alleges that the proxy statement/prospectus/information statement dated November 12, 2020 is misleading and/or omits material information concerning the exercise of the warrants. The complaint generally seeks, among other things, the ability to exercise the warrants within 30 days of Closing.

In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers and suppliers; intellectual property matters; personal injury claims; environmental issues; tax matters; and employment matters.

It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, even those without merit, which could harm our business, prospects, operating results, and financial condition. We face inherent risk of exposure to claims in the event our batteries do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our batteries have not yet been commercially tested or mass produced. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our batteries and business and inhibit or prevent commercialization of other future battery candidates, which would have material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Our batteries and our website, systems, and data we maintain may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales.

We expect to face significant challenges with respect to information security and maintaining the security and integrity of its systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. Advances in technology, an increased level of sophistication, and an increased level of expertise of hackers, new discoveries in the field of cryptography or others can result in a compromise or breach of the systems used in our business or of security measures used in its business to protect confidential information, personal information, and other data.

The availability and effectiveness of our batteries, and our ability to conduct our business and operations, depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems used in our business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. We anticipate using outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as us. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service.

Our facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events.

Our facilities or operations could be adversely affected by events outside of its control, such as natural disasters, wars, health epidemics such as the ongoing COVID-19 pandemic, and other calamities. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition, and results of operations.

In recent years, the United States and global economies suffered dramatic downturns as the result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may negatively impact the demand for our solid-state battery cells and may negatively impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Our ability to utilize our net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”), to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If we have experienced an ownership change at any time since its incorporation, we may already be subject to limitations on our ability to utilize our existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination and future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use its or our pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us.

There is also a risk that changes in law or regulatory changes made in response to the need for some jurisdictions to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic or for other unforeseen reasons, including suspensions on the use of net operating losses or tax credits, possibly with retroactive effect, may result in our existing net operating losses or tax credits expiring or otherwise being unavailable to offset future income tax liabilities. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California, and other states may enact suspensions as well.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which it conducts or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on its behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our Class A Common Stock.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect its financial condition and operating results.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that Legacy QuantumScape did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we have created new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or the market in which we operate, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares of Class A Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of Class A Common Stock would likely decline. If any analyst who may cover us were to cease our coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Our Regulatory Risks

We are subject to substantial regulation and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

Our batteries, and the sale of EVs and motor vehicles in general, are subject to substantial regulation under international, federal, state and local laws, including export control laws. We expect to incur significant costs in complying with these regulations. Regulations related to the battery and EV industry and alternative energy are currently evolving and we face risks associated with changes to these regulations.

To the extent the laws change, our products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with our ability to commercialize our products could have a negative and material impact on our business, prospects, financial condition and results of operations.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, results of operation and reputation.

We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to its operations, resulting in significant increases to the cost of production.

Our manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our company brand, finances, or ability to operate.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

We will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Legacy QuantumScape as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and  say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, the stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of units in Kensington’s initial public offering. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the Class A Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for the Class A Common Stock and its price may be more volatile.

Risks Related to Ownership of Our Common Stock and Our Certificate of Incorporation and Bylaws Provisions

Our business model of manufacturing solid-state batteries is capital-intensive, and we may not be able to raise additional capital on attractive terms, if at all, which could be dilutive to stockholders. If we cannot raise additional capital when needed, our operations and prospects could be materially and adversely affected.

The development, design, manufacture and sale of batteries is a capital-intensive business, which we currently finance through joint venture arrangements and other third-party financings. As a result of the capital-intensive nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Over time, we expect that we will need to raise additional funds, including through entry into new or extending existing joint venture arrangements, through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs such as research and development relating to our batteries, the construction of large factories, any significant unplanned or accelerated expenses, and new strategic investments. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and our financial condition, results of operations, business and prospects could be materially and adversely affected.

There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.

In connection with the Closing, we listed our Class A Common Stock and Public Warrants on the NYSE under the symbols “QS” and “QS.WS”, respectively. If, after the Business Combination, the NYSE delists our shares from trading on its exchange for failure to meet the listing standards and we are not able to list such securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The dual class structure of our Common Stock has the effect of concentrating voting control with the current holders of Class B Common Stock. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

Shares of Class B Common Stock have 10 votes per share, while shares of Class A Common Stock have one vote per share. Although no one holder or group of holders has control of more than 30% of the voting power of our capital stock, as of December 14, 2020 the holders of the Class B Common Stock control approximately 88.4% of the voting power of our capital stock and collectively are to control matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Even though these holders are not party to any agreement that requires them to vote together, they may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of us, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of us, and might ultimately affect the market price of shares of the Class A Common Stock. For information about our dual class structure, see the section titled “Description of Securities” appearing elsewhere in this prospectus.

Anti-takeover provisions in the Certificate of Incorporation, Bylaws and Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our management and limit the market price of the Class A Common Stock.

The Certificate of Incorporation, amended and restated Bylaws (the “Bylaws”) and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. These provisions include:

•	authorizing “blank check” preferred stock, which could be issued by our Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Common Stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	prohibiting cumulative voting in the election of directors;

•	providing that vacancies on our Board may be filled only by majority of directors then in office of our Board, even though less than a quorum;

•	prohibiting the ability of our stockholders to call special meetings;

•	establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our Board;

•

requiring that, once there are no longer any outstanding shares of the Class B Common Stock, any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specifying that special meetings of our stockholders can be called only by a majority of our Board, the chair of our Board, or our Chief Executive Officer;

•

requiring that, once there are no longer any outstanding shares of Class B Common Stock, the approval of holders of at least two-thirds of the outstanding voting securities to amend the Bylaws and certain provisions of the Certificate of Incorporation; and

•	reflecting two classes of Common Stock, as discussed in the section titled “Description of Securities” appearing elsewhere in this prospectus.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

Our Bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Bylaws provide that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers, or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Bylaws; or (v) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Bylaws further provide that, unless otherwise consented to by the Company in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Our dual class structure may depress the trading price of the Class A Common Stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of the Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Common Stock may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could adversely affect the value and trading market of the Class A Common Stock.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Legacy QuantumScape’s capital stock. Accordingly, the valuation ascribed to Legacy QuantumScape in the Business Combination may not be indicative of the price that will be implied in the trading market for our securities following the Business Combination. If an active market for our securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of the Legacy QuantumScape securities you owned into our securities as a result of the Business Combination. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the battery industry in general;

•	operating and share price performance of other companies that investors deem comparable to the Company;

•	our ability to bring its products and technologies to market on a timely basis, or at all;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Common Stock available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of the shares of Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Risks Related to Our Warrants

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to Warrant holders and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption rights even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Warrants as set forth above even if the holders are otherwise unable to exercise the Warrants. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, we expect would be substantially less than the market value of your Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

In addition, we have the ability to redeem outstanding Warrants ninety days after they become exercisable for $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants prior to redemption for a number of Class A Common Stock determined based on the redemption date and the fair market value of Class A Common Stock and provided certain other conditions are met. We would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay fair market value to the Warrant holders. We can also redeem the Warrants for Class A Common Stock when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing our Warrant holders with fair market value in the form of shares of our Class A Common Stock. If we choose to redeem our Warrants when the Class A Common Stock is trading at a price below the exercise price of our Warrants, this could result in our Warrant holders receiving fewer shares of our Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when the Class A Common Stock trades at a price higher than the exercise price of $11.50. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when our Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Common Stock had your Warrants remained outstanding. Finally, this redemption feature provides a ceiling to the value of your Warrants since it locks in the redemption price in the number of Class A Common Stock to be received if we choose to redeem the Warrants for Class A Common Stock.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of our Class A Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of our Class A Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of our Class A Common Stock following the redemption, and if so, the total number of shares of our Class A Common Stock held by the holder both before and after the redemption relative to all shares of our Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Services (“IRS”), there is uncertainty as to whether a holder who elects to exercise his, her or its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section titled “Background of QuantumScape—Business Combination” appearing elsewhere in this prospectus for more information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this prospectus and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this prospectus, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Closing;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on the Company’s business;

•	the Company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of the Company’s business model;

•	the Company’s ability to scale in a cost-effective manner;

•	the Company’s ability to raise capital;

•	developments and projections relating to the Company’s competitors and industry;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	the Company’s relationship with Volkswagen, including the development of its joint venture arrangements with Volkswagen and as a potential customer.

•	other risks and uncertainties set forth in the section titled “Risk Factors” as set forth in this prospectus, which is incorporated herein by reference.

BACKGROUND OF QUANTUMSCAPE

Business Combination

On November 25, 2020 (the “Closing Date”), QuantumScape Corporation, a Delaware corporation (f/k/a Kensington Capital Acquisition Corp. (“Kensington”)) (the “Company”), consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated September 2, 2020 (the “Business Combination Agreement”), by and among Kensington, Kensington Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Kensington (“Merger Sub”), and QuantumScape Subsidiary, Inc., a Delaware corporation (f/k/a QuantumScape Corporation) (“Legacy QuantumScape”).

Pursuant to the terms of the Business Combination Agreement, a business combination between the Kensington and Legacy QuantumScape was effected through the merger of Merger Sub with and into Legacy QuantumScape, with Legacy QuantumScape surviving as the surviving company and as a wholly-owned subsidiary of Kensington (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, the Company changed its name from Kensington Capital Acquisition Corp. to QuantumScape Corporation.

At the effective time of the Merger (the “Effective Time”), and subject to the terms and conditions of the Business Combination Agreement, each share of Legacy QuantumScape Class A common stock, par value $0.0001 per share, and each share of the Legacy QuantumScape Preferred Stock that was convertible into a share of Legacy QuantumScape Class A common stock, was canceled and converted into the right to receive the number of shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) equal to 4.02175014920 (the “Exchange Ratio”), and each share of Legacy QuantumScape Class B common stock, par value $0.0001 per share, and each share of the Legacy QuantumScape Preferred Stock that was convertible into a share of Legacy QuantumScape Class B common stock was canceled and converted into the right to receive the number of shares the Company’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”) equal to the Exchange Ratio.

At the Effective Time, each outstanding and unexercised warrant (“Legacy QuantumScape Warrant”) to purchase shares of Legacy QuantumScape capital stock was automatically converted into a warrant to purchase a number of shares of the applicable class of Common Stock (such warrant, the “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy QuantumScape common stock subject to such Legacy QuantumScape Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy QuantumScape Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Warrant continued to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy QuantumScape Warrant immediately prior to the Effective Time.

Each option to purchase shares of Legacy QuantumScape common stock (a “Legacy QuantumScape Option”) that was outstanding immediately prior to the Effective Time, whether vested or unvested, was converted into an option to purchase a number of shares of the applicable class of Common Stock that the Legacy QuantumScape Option covered (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy QuantumScape Common Stock subject to such Legacy QuantumScape Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy QuantumScape Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option continued to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy QuantumScape Option immediately prior to the Effective Time.

Each share of restricted stock granted under Legacy QuantumScape’s option plans or acquired via the early exercise of Legacy QuantumScape’s options, immediately prior to the Closing (“Legacy QuantumScape Restricted Stock”) that was outstanding immediately prior to the Effective Time was converted into restricted shares of the applicable class of Common Stock that the pre-conversion Legacy QuantumScape Restricted Stock covered (such share of restricted Common Stock, an “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares subject to a Legacy QuantumScape Restricted Stock immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Restricted Stock continued be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former Legacy QuantumScape Restricted Stock immediately prior to the Effective Time.

Each outstanding restricted stock unit granted by Legacy QuantumScape, immediately prior to the Closing under Legacy QuantumScape option plans or otherwise (“Legacy QuantumScape RSU”) that was outstanding immediately prior to the Effective Time was converted into a restricted stock unit of the applicable class of Common Stock that the pre-conversion Legacy QuantumScape RSU covered (such restricted stock unit award covering Common Stock, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy QuantumScape RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSU continued to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former Legacy QuantumScape RSU immediately prior to the Effective Time.

Immediately prior to the Effective Time, the obligation to purchase shares of Legacy QuantumScape’s Series F Preferred Stock, par value $0.0001 per share (“Legacy QuantumScape Series F Preferred Stock”), upon satisfaction of certain milestones, if still outstanding, became an obligation to purchase, upon satisfaction of the milestones, shares of Class A Common Stock equal in number to the shares of Class A Common Stock that would have been issued in the Merger in exchange for such shares of Legacy QuantumScape Series F Preferred Stock if such shares of Legacy QuantumScape Series F Preferred Stock had been outstanding prior to the Merger. On December 1, 2020, the Company issued 15,221,334 shares of Class A Common Stock to VGA for an aggregate purchase price of $100 million. This does not take into account 15,221,334 shares of Class A Common Stock that are issuable to VGA for $100 million by the end of the first quarter of 2021, subject to completion of a certain technical milestone.

On November 25, 2020, a number of subscribers (each, a “Subscriber”) purchased from the Company an aggregate of 50,000,000 shares of Class A Common Stock (the “PIPE”), for a purchase price of $10.00 per share and an aggregate purchase price of $500.0 million (the “PIPE Shares”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of September 2, 2020. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing.

As of the open of trading on November 27, 2020, the Class A Common Stock and Public Warrants of the Company, formerly those of Kensington, began trading on NYSE under the symbols “QS” and “QS.WS”, respectively.

The Business Combination is accounted for as a reverse recapitalization. Legacy QuantumScape is deemed the accounting predecessor and the combined entity is the successor SEC registrant, meaning that Legacy QuantumScape’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Kensington is treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated $957 million net increase in cash and cash equivalents (as compared to Legacy QuantumScape’s consolidated balance sheet at September 30, 2020) and an estimated $1.7 billion net increase in total stockholders’ equity (as compared to Legacy QuantumScape’s consolidated balance sheet at September 30, 2020) – both of which include, $230 million cash in Kensington’s trust account, $500 million in gross proceeds from the issuance of PIPE Shares and $288 million in gross proceeds from the sale of Legacy QuantumScape Series F Preferred Stock on November 25, 2020 and the sale of the Class A Common Stock to VGA on December 1, 2020. Total transaction costs are estimated at approximately $52 million. The foregoing description of the Business Combination does not take into account the equity investment by VGA of $100 million that is subject to completion of a certain technical milestone by the end of the first quarter of 2021.

As a result of the Business Combination, the Company became the successor to an SEC-registered and NYSE-listed company, which will require the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

As of December 14, 2020, there were approximately 206,316,068 shares of our Class A Common Stock and 156,645,776 shares of our Class B Common Stock issued and outstanding.

USE OF PROCEEDS

All of the Securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder. We will receive up to an aggregate of approximately $208,724,873.50 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

With respect to the registration of the shares of our Class A Common Stock issuable upon exercise of the Warrants, the selling securityholders will pay any underwriting discounts and commissions incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, and fees of our counsel and our independent registered public accountants, expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the Securities.

With respect to the registration of all other shares of Class A Common Stock and Warrants offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, and fees of our counsel and our independent registered public accountants.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

The Common Stock, Kensington warrants and Kensington units (consisting of one share of Common Stock and one-half of one warrant, the “Units”) were historically quoted on the NYSE under the symbols “KCAC”, “KCAC WS” and “KCAC.U”, respectively. At the Effective Time, the Units automatically separated into the component securities and, as a result, no longer trade as a separate security. On November 27, 2020, the Class A Common Stock and Public Warrants began trading on the NYSE under the new trading symbols “QS” and “QS.WS”, respectively.

As of the Closing Date, the Company had approximately 189,469,223 shares of Class A Common Stock issued and outstanding held of record by 135 holders, approximately 158,271,287 shares of Class B Common Stock held of record by 50 holders, approximately 18,149,989 warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share, held of record by 19 holders, approximately 521,693 warrants, each exercisable for one share of Class A Common Stock at a price of $2.5877 per share, held of record by 1 holder and approximately 501,047 warrants, each exercisable for one share of Class B Common Stock at a price of $0.5473 per share, held of record by 1 holder.

Dividends

On June 25, 2020, Kensington effected a stock dividend of 718,750 shares of Common Stock, resulting in the Sponsor holding an aggregate of 5,750,000 Sponsor Shares. The Company has not paid any cash dividends on the Class A Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Class A Common Stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Legacy QuantumScape’s management believes is relevant to an assessment and understanding of the Legacy QuantumScape’s consolidated results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements and related notes and unaudited pro forma condensed financial information that are included elsewhere or incorporated by reference in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Legacy QuantumScape’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section titled “Risk Factors” as set forth in this prospectus. Unless the context otherwise requires, references in this “Legacy QuantumScape’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Legacy QuantumScape”, “the Company”, “we”, “us” and “our” refer to the business and operations of Legacy QuantumScape and its consolidated subsidiaries prior to the Business Combination and to QuantumScape Corporation and its consolidated subsidiaries, following the Closing.

Overview

Legacy QuantumScape is developing next generation battery technology for electric vehicles (“EVs”) and other applications. It believes that its technology will enable a new category of battery that meets the requirements for broader market adoption. The lithium-metal solid-state battery technology that Legacy QuantumScape is developing is being designed to offer greater energy density, longer life, faster charging, and greater safety when compared to today’s conventional lithium-ion batteries.

Legacy QuantumScape is a development stage company with no revenue to date that has incurred a net loss of approximately $405.2 million for the nine months ended September 30, 2020 and an accumulated deficit of approximately $701.1 million from its inception through September 30, 2020.

The Business Combination

The Business Combination is accounted for as a reverse recapitalization. Legacy QuantumScape is deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Legacy QuantumScape’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Kensington is treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated $957 million net increase in cash and cash equivalents (as compared to Legacy QuantumScape’s consolidated balance sheet at September 30, 2020) and an estimated $1.7 billion net increase in total stockholders’ equity (as compared to Legacy QuantumScape’s consolidated balance sheet at September 30, 2020) – both of which include, $230 million cash in Kensington’s trust account, $500 million in gross proceeds from the issuance of PIPE, Shares and $288 million in gross proceeds from the sale of Legacy QuantumScape Series F Preferred Stock on November 25, 2020 and the sale of the Class A Common Stock to VGA on December 1, 2020. Total transaction costs are estimated at approximately $52 million. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” as set forth in this prospectus. The foregoing description of the Business Combination does not take into account the equity investment by VGA of $100 million that is subject to completion of a certain technical milestone by the end of the first quarter of 2021.

As a result of the Business Combination, Legacy QuantumScape became the successor to an SEC-registered and NYSE-listed company, which will require Legacy QuantumScape to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Legacy QuantumScape expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

The disclosure set forth in the section titled “Background of QuantumScape—Business Combination” as set forth in in this prospectus is incorporated by reference into this section.

Litigation Relating to the Business Combination

On October 2, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported Kensington stockholder in connection with the Business Combination: Sanchez v. Kensington Capital Acquisition Corp., et al., Index No. 654941/2020 (Sup. Ct. N.Y. Cnty.). The complaint names Kensington and certain current and former members of Kensington’s board of directors as defendants. The complaint alleges, among other things, breach of fiduciary duty claims against Kensington’s board of directors in connection with the Business Combination. Legacy QuantumScape as the surviving company inherited this litigation as a result of the Closing.

Key Trends, Opportunities and Uncertainties

We are pre-revenue company; we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors” appearing elsewhere in this prospectus.

Product Development

Major remaining development activities include, but are not limited to:

•

Multi-layering. To date, we have only produced single-layer solid-state battery cells at the commercially required size. In order to produce commercially-viable solid-state battery cells, we must produce battery cells which may require over one hundred layers. We will need to overcome the developmental challenges to stack these layers and implement the appropriate cell design for our solid-state battery cell.

•	Continued improvement in the solid-state separator. We are working to improve the reliability and performance of our solid-state separator, including decreasing the thickness.

•

Integration of advanced cathode materials. We benefit from industry cathode chemistry improvements and/or cost reduction. Our solid-state separator platform is being designed to enable some of the most promising next-generation cathode technologies, including high voltage or high capacity cathode active materials.

Our team of over 275 scientists, engineers, technicians, and other staff is highly motivated and committed to solving these challenges ahead. However, any delays in the completion of these tasks will require additional cash use and delay market entry. For reference, we are forecasted to spend approximately $21 million in the fourth quarter of 2020 on research and development and general and administrative expenses; accordingly, a six-month delay at this rate of spending would utilize approximately $42 million. As we grow our team, size of engineering pilot line, and materials consumption, the rate of cash utilization as a function of time will also increase significantly.

Process Development

Our architecture depends on our proprietary solid-state ceramic separator which we will manufacture ourselves. Though our separator’s design is unique, its manufacturing relies on well-established, high-volume production processes currently deployed globally in other industries at large scale.

The solid-state separator is being designed to enable our ‘anode-free’ architecture. As manufactured, the cell has no anode; the lithium-metal anode is formed during the first charge of the cell; 100% of the lithium that forms the anode comes from the cathode material we purchase. Eliminating the anode bill of materials and associated manufacturing costs found in conventional lithium-ion cells could result in a meaningful cost of goods sold advantage for us. In addition, our solid-state battery cell is being designed to reduce the time and capital-intensity of the formation process step as compared to conventional lithium-ion manufacturing.

We are focused on both the continued expansion of the throughput and capability of our San Jose engineering line as well as the planning and execution of our initial 1GWh pilot facility (the “Pilot Facility,”) our first commercial manufacturing facility.

Continued expansion of the throughput and capability of our San Jose engineering line serves two purposes. First, the engineering line provides a sufficient quantity of solid-state separators and cells for internal development and for customer sampling. And second, our San Jose engineering line provides the basis for continued manufacturing process development and helps inform tool selection and specifications for equipment for our Pilot Facility. Delays in the successful buildout of our San Jose engineering line may impact both our development and the Pilot Facility timelines.

Capturing our forecasted cost advantage at scale as compared to conventional lithium-ion cells will require our team to continue process development to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated of mature battery, battery material, and ceramic manufacturing processes. Notably, heat treatment of ceramic parts is a process step in ceramic manufacturing critical to both quality and product cost. We believe achieving required process cost advances is possible; our processes are designed around tools which are already used at scale in the battery or ceramics industries. In addition, we are investigating alternative processing methods that may further increase the capital efficiency of the process. However, delay or failure on these fronts, and in particular with respect to ceramic heat treatment, would result in a higher cost of goods sold, which may limit our ability to profitably sell our batteries.

Commercialization

We will continue developing our battery technology with the goal of enabling commercial production in 2024. We have validated the performance capabilities of our solid-state separator and battery technology in single-layer cells. We are now working to develop multi-layer cells, to continue improving yield and performance and to optimize all components of the cell. We will continue to work to further develop the volume manufacturing processes to enable high volume manufacturing and minimize manufacturing costs. We will continue to work on increasing the yield of our separators to reduce scrappage and to increase utilization of manufacturing tools. The funds available upon the Closing will enable us to expand and accelerate research and development activities and undertake additional initiatives. Finally, we will continue to use our engineering line in San Jose, California to prepare for high volume manufacturing and plan our first commercial production Pilot Facility through our joint venture partnership with Volkswagen.

The joint venture partnership with Volkswagen is described in the section titled “Business” and the sub-section titled “Joint Venture Relationship” appearing elsewhere in this prospectus.

The Pilot Facility to be built and run by QSV Operations LLC (“QSV”), the joint venture between Legacy QuantumScape and Volkswagen and the 20GWh expansion of the Pilot Facility (the “20GWh Expansion Facility”) would represent a small fraction of Volkswagen’s demand for batteries and implies vehicle volumes under 2% of Volkswagen’s total production in 2019, assuming a 100KWh pack size. Our goal is to significantly expand the production capacity of the joint venture, in partnership with Volkswagen, to meet more of their projected demand. While we expect Volkswagen will be the first to commercialize vehicles using our battery technology, we intend to work closely with other automotive original equipment manufacturers (“OEMs”) to make our solid-state battery cells widely available over time. We are focused on automotive EV applications, which has the most stringent set of requirements for batteries. However, we recognize that our solid-state battery technology has applicability in other large and growing markets including stationary storage and consumer electronics such as smartphones and wearables.

Our technology enables a variety of business models. In addition to joint ventures, such as the one with Volkswagen, we may operate solely-owned manufacturing facilities or license technology to other manufacturers. Where appropriate, we may build and sell separators rather than complete battery cells. We intend to continue to invest in research and development to improve battery cell performance, improve manufacturing processes, and reduce cost.

Market Focus

We are focused on automotive EV applications, which has the most stringent set of requirements for batteries. However, we recognize that our solid-state battery technology has applicability in other large and growing markets including stationary storage and consumer electronics such as smartphones and wearables.

Access to Capital

Following the Business Combination and assuming we experience no significant delays in the research and development of our solid-state battery cells, we believe that our cash resources are sufficient to fund our start of production, including our share of contributions to our Pilot Facility with Volkswagen.

Regulatory Landscape

We operate in an industry that is subject to many established environmental regulations, which have generally become more stringent over time, particularly in hazardous waste generation and disposal and pollution control. Regulations in our target markets include economic incentives to purchasers of EVs, tax credits for EV manufacturers, and economic penalties that may apply to a car manufacturer based on its fleet-wide emissions which may indirectly benefit us in that the regulations will expand the market size of EVs. While we expect environmental regulations to provide a tailwind to our growth, it is possible for certain regulations to result in margin pressures. Trade restrictions and tariffs, while historically minimal between the European Union and the United States where most of our production and sales are expected, are subject to unknown and unpredictable change that could impact our ability to meet projected sales or margins.

Basis of Presentation

We currently conduct our business through one operating segment. As a pre-revenue company with no commercial operations, our activities to date have been limited and were conducted primarily in the United States. Our historical results are reported under GAAP and in U.S. dollars. Upon commencement of commercial operations, we expect to expand our global operations substantially, including in the United States and the European Union, and as a result we expect our future results to be sensitive to foreign currency transaction and translation risks and other financial risks that are not reflected in our historical financial statements. As a result, we expect that the financial results we report for periods after we begin commercial operations will not be comparable to the financial results included in this prospectus.

Components of Results of Operations

We are a research and development stage company and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or projected results of operations.

Research and Development Expense

To date, our research and development expenses have consisted primarily of personnel-related expenses for scientists, experienced engineers and technicians as well as costs associated with the expansion and ramp up of our engineering facility in San Jose, California, including the material and supplies to support the product development and process engineering efforts. As we ramp up our engineering operations to complete the development of our solid-state, lithium-metal batteries and required process engineering to meet automotive cost targets, we anticipate that research and development expenses will increase significantly for the foreseeable future as we expand our hiring of scientists, engineers, and technicians and continue to invest in additional plant and equipment for product development (e.g. multi-layer cell stacking, packaging engineering), building prototypes, and testing of battery cells as our team works to meet the full set of automotive product requirements.

General and Administrative Expense

General and administrative expenses consist mainly of personnel-related expenses for our executive, sales and marketing and other administrative functions and expenses for outside professional services, including legal, accounting and other advisory services. We are rapidly expanding our personnel headcount, in anticipation of planning for and supporting the ramping up of commercial manufacturing operations and being a public company. Accordingly, in addition to the non-recurring transaction costs discussed above, we expect our general and administrative expenses to increase significantly in the near term and for the foreseeable future. Upon commencement of commercial operations, we also expect general and administrative expenses to include facilities, marketing and advertising costs.

Other Income (Expense)

Our other income (expense) consists of interest income from marketable securities, sublease income, interest expense related to fair value adjustments for outstanding convertible preferred stock warrants, and other expense related to fair value adjustment for the convertible preferred stock tranche liabilities. We expect to incur an incremental expense for the fair value adjustments for the outstanding convertible preferred stock warrants at the end of each reporting period or through the exercise of the warrants. We also expect to incur an incremental expense for the fair value adjustments for the outstanding convertible preferred stock tranche liabilities through the close of the Business Combination.

Income Tax Expense / Benefit

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of the Nine Months Ended September 30, 2020 to the Nine Months Ended September 30, 2019

The following table sets forth our historical operating results for the periods indicated:

	Nine Months Ended September 30, Unaudited		$	%
	2020	2019	Change	Change
Operating expenses:
Research and development	$42,373	$33,084	$9,289	28%
General and administrative	8,460	7,637	823	11%
Total operating expenses	50,833	40,721	10,112	25%

Loss from operations	(50,833)	(40,721)	(10,112)	25%

Other (expense) income:
Interest expense	(8,947)	(1)	(8,946)	na
Interest income	962	2,925	(1,963)	-67%
Other income	760	817	(57)	-7%
Other expense	(347,120)	—	(347,120)	na

Total other (expense) income:	(354,345)	3,741	(358,086)	-9572%

Net loss	(405,178)	(36,980)	(368,198)	996%
Less: Net (loss) income attributable to non-controlling interest, net of tax of $0 for the nine-months ended September 30, 2020 and 2019	(6)	15	(21)	-140%

Net loss attributable to common stockholders	$(405,172)	$(36,995)	$(368,177)	995%

Net loss	$(405,178)	$(36,980)	$(368,198)	996%
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities	(50)	125	(175)	-140%

Total comprehensive loss	(405,228)	(36,855)	(368,373)	1000%
Less: Comprehensive (loss) income attributable to non-controlling interest	(6)	15	(21)	-140%

Comprehensive loss attributable to common stockholders	$(405,222)	$(36,870)	$(368,352)	999%

Basic and Diluted net loss per share	$(36.03)	$(3.31)	$(32.73)	990%
Basic and Diluted weighted-average common shares outstanding	11,244,365	11,186,064	58,302	1%

Research and Development

Research and development expenses increased by $9.3 million, or 28%, from $33.1 million in the nine months of 2019 to $42.4 million in the nine months of 2020. The increase primarily resulted from the $3.5 million increase in personnel cost due to the growth in research and development headcount to support the increase of technology development and an increase of $1.1 million in material supplies to support the increase of research and development cell builds in commercial form factor. Additionally, non-cash stock-based compensation expense increased $2.7 million from $2.8 million for the nine months of 2019 to $5.5 million for the nine months of 2020 due to the effect of refresh option grants in June 2019 and retention restricted stock unit (“RSU”) grants to employees in August 2020.

General and Administrative

General and administrative expenses increased by $0.8 million, or 11%, from $7.6 million in the nine months of 2019 to $8.5 million in the nine months of 2020, primarily due to the increase of $1.7 million for stock-based compensation in the nine months of 2020 due to the effect of employee refresh option grants in June 2019, option grants to Legacy QuantumScape directors in December 2019 and retention RSU grants to employees in August 2020, offset by reduced professional services fees of $0.7 million.

Interest Expense

Interest expense of $8.9 million represents the non-cash mark to market fair value adjustment of the Legacy QuantumScape Preferred Series A and Preferred Series C warrants. The increase in the fair value of the warrants is due to the accretion in the valuation of the underlying convertible preferred stock in contemplation of the Business Combination as of September 30, 2020.

Interest Income

Interest income decreased $2.0 million in the nine months of 2020 compared to the nine months of 2019. The decrease was due to reduction of market interest rate and due to the decrease of our marketable securities balance.

Other Income

Other income for the nine months of 2020 consisted of the receipt for a legal settlement compared to other income for the nine months of 2019 was related to sublease income.

Other Expense

Other expense of $347.1 million represents the non-cash fair value adjustment of the preferred stock tranche liabilities. In May 2020 and August 2020, we entered into the commitment to sell, and investors commitment to buy, the Preferred Series F redeemable convertible stocks totaling up to $388 million in gross proceeds. Approximately $288.0 million closed on December 1, 2020 and an additional $100.0 million is expected to close by March 31, 2021, contingent on QuantumScape meeting a certain technical milestone. The commitments are considered free standing financial instruments and are subject to fair value measurement at issuance and at each reporting period. Kensington’s stock price is a key input into the valuation model of the fair value of the convertible preferred stock tranche liabilities. Kensington’s stock price increased significantly during the quarter ended September 30, 2020 resulting in the increase in the fair value of the liabilities of $347.1 million as of September 30, 2020.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sales of redeemable convertible preferred stock. As of September 30, 2020, our principal sources of liquidity were our cash and cash equivalents and marketable securities in the amount of $80.0 million. Our cash equivalents are invested primarily in U.S. Treasury money market funds and our marketable securities are primarily invested in U.S. Treasury notes and bonds.

As of the date of this prospectus, Legacy QuantumScape has yet to generate any revenue from its business operations. To date, Legacy QuantumScape has funded its capital expenditure and working capital requirements through equity as further discussed below. Legacy QuantumScape’s ability to successfully develop its products, commence commercial operations and expand its business will depend on many factors, including its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations.

As of September 30, 2020, Legacy QuantumScape’s cash and cash equivalents and marketable securities amounted to $80.0 million. On a pro forma basis, assuming the stockholder approval, the Closing and the closings of Legacy QuantumScape Series F Preferred Stock financing, Legacy QuantumScape’s cash and cash equivalents and marketable securities would have amounted to approximately $1,037 million on September 30, 2020, net of $52 million transaction expenses and $0.2 million redemptions by Kensington’s stockholders. From May 2020 to August 2020, Legacy QuantumScape entered into agreements with existing and new investors to issue 14.7 million shares of Legacy QuantumScape Series F Preferred Stock for an aggregate amount of $388 million in cash. Of this amount, $100 million was funded on December 1, 2020, $188 million was funded on the date the Business Combination closed, and the remaining $100 million is subject to completion of a certain technical milestone by the end of the first quarter of 2021. Since the second tranche will be funded after the Closing, QuantumScape has reserved shares of Class A Common Stock to be issued in lieu of Legacy QuantumScape Series F Preferred Stock.

Legacy QuantumScape expects its capital expenditures and working capital requirements to increase materially in the near future, as it seeks to accelerate its research and development efforts and scale up the phase 1 pilot production operations with its joint venture partner. QuantumScape believes that its cash on hand following the Closing, including the net proceeds from Kensington’s cash in trust, the PIPE and Legacy QuantumScape Series F Preferred Stock financing will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus and sufficient to fund its operations until it commences production of the Legacy QuantumScape solid-state battery through the first commercial sales, assuming Legacy QuantumScape is able to do so as currently contemplated. Legacy QuantumScape may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures, and regulatory developments, among other developments. To the extent that Legacy QuantumScape’s current resources are insufficient to satisfy its cash requirements, Legacy QuantumScape may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Legacy QuantumScape expects, Legacy QuantumScape may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

Cash Flows

The following table provides a summary of Legacy QuantumScape’s cash flow data for the periods indicated:

	Nine Months Ended September 30
	2020	2019
Amount in thousands
Net cash (used in) operating activities	$(34,114)	$(30,587)
Net cash provided by investing activities	23,455	26,123
Net cash (used in) provided by financing activities	(2,171)	266

Cash Flows from Operating Activities

Legacy QuantumScape’s cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional service related to research and development and general and administrative activities. As Legacy QuantumScape continues to ramp up hiring for technical headcounts to accelerate its engineering efforts ahead of starting the pilot line operations, Legacy QuantumScape expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

Net cash used in operating activities was $34.1 million in the nine months of 2020. The most significant component of Legacy QuantumScape’s cash used during the nine month period ended September 30, 2020 was a net loss of $405.2 million, which included non-cash expenses of $5.2 million related to depreciation and amortization, $9.3 million related to stock based compensation, $8.9 million for the change in the fair value of outstanding convertible preferred stock warrants, and $347.1 million for the issuance and change in the fair value of the Legacy QuantumScape Series F Preferred Stock tranche liabilities.

Net cash used in operating activities was $30.6 million in the nine months of 2019. The most significant component of Legacy QuantumScape’s cash used during the nine months period ended September 30, 2019 was a net loss of $37.0 million, which included non-cash expenses of $3.8 million related to depreciation and amortization and $4.8 million related to stock-based compensation.

Cash Flows from Investing Activities

Legacy QuantumScape’s cash flows from investing activities, to date, have been comprised of purchases of property and equipment and purchases and maturities of our marketable securities. Legacy QuantumScape expects the costs to acquire property and equipment to increase substantially in the near future as it needs to fully build out its engineering lines as well as acquire the property and equipment for the pilot line of the separator and cell manufacturing operations.

Legacy QuantumScape net cash provided by investing activities was $23.5 million in the nine months of 2020 compared to $26.1 million for the nine months of 2019. Cash used for property and equipment purchases in the nine months of 2020 was $13.9 million, a significant increase over the $5.7 million of cash used for equipment purchases in the nine months of 2019.

Cash Flows from Financing Activities

Through September 30, 2020, Legacy QuantumScape has financed its operations primarily through the sale of equity securities. In addition, Legacy QuantumScape has entered into agreements for the sale of Legacy QuantumScape Series F Preferred Stock for $388 million (before fees and expenses) in gross proceeds, of which $288 million (before fees and expenses) of the purchase commitment has been sold, and $100 million of the purchase commitment is subject to completion of a certain technical milestone by the end of the first quarter of 2021.

Net cash used in financing activities was $2.2 million in the nine months of 2020 compared to $0.3 million provided in the nine months 2019. The net cash used during the nine months of 2020 was due the payment of fees associated with the Business Combination and Legacy QuantumScape’s Preferred Series F financing of $2.5 million.

Contractual Obligations and Commitments

Legacy QuantumScape currently leases its headquarters space in the San Jose, California area under a single lease classified as an operating lease expiring on January 23, 2023. The lease contains provision for an extension of 60 months. Legacy QuantumScape has not commenced the lease extension negotiation yet and expects to do so prior to the expiration of its existing lease. However, as the exercise of the option was reasonably certain, the option period has been included in the calculation of right of use and lease liability at the adoption date of January 1, 2019 as well as the obligations table below.

The following table summarizes Legacy QuantumScape’s contractual obligations and other commitments for cash expenditures as of September 30, 2020 and the years in which these obligations are due:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
Contractual Obligations
Operating lease	$17,927	$1,994	$4,168	$4,619	$7,146

Total	$17,927	$1,994	$4,168	$4,619	$7,146

There have been no material changes since December 31, 2019.

Off-Balance Sheet Arrangements

QuantumScape is not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

Legacy QuantumScape’s financial statements have been prepared in accordance with GAAP. In the preparation of these financial statements, Legacy QuantumScape is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods.

Legacy QuantumScape considers an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. Legacy QuantumScape’s significant accounting policies are described in Note 2 to its audited consolidated financial statements included elsewhere in this prospectus. Legacy QuantumScape has the critical accounting policies and estimates which are described below.

Stock-Based Compensation and Common Stock Valuation

Legacy QuantumScape recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. Legacy QuantumScape reverses previously recognized costs for unvested options in the period that forfeitures occur. Legacy QuantumScape determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Expected Term— Legacy QuantumScape uses the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As Legacy QuantumScape’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as Legacy QuantumScape has never paid any cash dividends on common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Common Stock Valuations

The grant date fair value of Legacy QuantumScape common stock was typically determined by Legacy QuantumScape’s board of directors with the assistance of management and a third-party valuation specialist. Given its pre-revenue stage of development, Legacy QuantumScape management believed that an Option Pricing Model (“OPM”) was the most appropriate method for allocating enterprise value to determine the estimated fair value of Common Stock prior to the Business Combination. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding Legacy QuantumScape’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. The deemed fair value for common stock for options and restricted stock units granted in August 2020 and September 2020 (prior to the announcement of the Business Combination) were based on the accreted estimated Business Combination price per the Business Combination Agreement. There were no grants of options to purchase common stock or restricted stock units subsequent to September 2, 2020 for Legacy QuantumScape. Subsequent to the Business Combination the Board intends to determine the fair value of the common stock based on the closing market price on or around the date of grant.

Redeemable Convertible Preferred Stock Warrant Liabilities

Warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets at fair value upon issuance because the underlying shares of redeemable convertible preferred stock are redeemable outside of the control of Legacy QuantumScape. The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded as interest expense in the accompanying statements of operations and comprehensive loss. Legacy QuantumScape will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise of the warrants, at which time the liability will be reclassified to redeemable convertible preferred stock, or the expiration of the warrants, at which time the entire amount would be reversed and reflected in the accompanying statements of operations and comprehensive loss. The redeemable convertible preferred stock warrant liabilities will increase or decrease each period based on the fluctuations of the fair value of the underlying security. We expect the fair value of the warrants to increase leading up to the Business Combination.

Redeemable Convertible Preferred Stock Tranche Liabilities

Firm commitments to purchase shares of redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets at fair value upon issuance because the underlying shares of redeemable convertible preferred stock are redeemable outside of the control of Legacy QuantumScape. The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded as other expense in the accompanying statements of operations and comprehensive loss. Legacy QuantumScape will continue to adjust the convertible preferred stock tranche liability for changes in fair value until the exercise of the commitments, at which time the liability will be reclassified to redeemable convertible preferred stock. The redeemable convertible preferred stock tranche liabilities will increase or decrease each period based on the fluctuations of the fair value of the underlying security. The fair value of the liability as of September 30, 2020 is based on the probability weighting of the closing of the Business Combination and the related fair value of the convertible preferred stock in each scenario. The probability weighting is considered a significant unobservable input (Level 3). The Company assumed a 75% probability of the Business Combination closing at September 30, 2020 and a 25% probability of the Business Combination not occurring.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. The Company expects to remain an emerging growth company at least through the end of the 2020 fiscal year and expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 3 to the audited consolidated financial statements beginning on page F-39 of this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and Legacy QuantumScape’s assessment, to the extent it has made one, of their potential impact on Legacy QuantumScape’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Legacy QuantumScape is exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

The market interest risk in our financial instruments and our financial positions represents the potential loss arising from adverse changes in interest rates. As of September 30, 2020, we had cash and cash equivalents and marketable securities of $80.0 million, consisting of interest-bearing money market accounts and marketable securities for which the fair market value would be affected by change in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in the interest rate would not have a material effect on the fair market value of our cash and cash equivalents and marketable securities.

Foreign Currency Risk

Legacy QuantumScape’s functional currency is the U.S. dollar, while certain of Legacy QuantumScape’s current and future subsidiaries will be expected to have other functional currencies, reflecting their principal operating markets. Once Legacy QuantumScape commences phase 1 pilot operations, it expects to be exposed to both currency transaction and translation risk. To date, Legacy QuantumScape has not had material exposure to foreign currency fluctuations and has not hedged such exposure, although it may do so in the future.

BUSINESS

Overview

QuantumScape is developing next generation battery technology for EVs and other applications.

We are at the beginning of a forecasted once-in-a-century shift in automotive powertrains, from internal combustion engines to clean, EVs. While current battery technology has demonstrated the benefits of EVs, principally in the premium passenger car market, there are fundamental limitations inhibiting widespread adoption of battery technology. As a result, today, approximately 2% of global light-vehicles are electrified. We believe a new battery technology represents the most promising path to enable a mass market shift.

After 30 years of gradual improvements in conventional lithium-ion batteries we believe the market needs a step change in battery technology to make mass market EVs competitive with the fossil fuel alternative.

We have spent the last decade developing a proprietary solid-state battery technology to meet this challenge. We believe that our technology enables a new category of battery that meets the requirements for broader market adoption. The lithium-metal solid-state battery technology that we are developing is being designed to offer greater energy density, longer life, faster charging, and greater safety when compared to today’s conventional lithium-ion batteries.

Over the last eight years we have been fortunate to have developed a strong partnership with Volkswagen. Volkswagen is one of the largest car companies in the world and intends to be a leader in EVs. Volkswagen has announced plans to launch more than 70 new EV models and build more than 25 million vehicles on electric platforms by the end of the decade. Over the last eight years Volkswagen has invested and committed to invest, subject, in certain cases, to certain closing conditions that have not yet been satisfied, a total of more than $300 million in QuantumScape and has established a 50-50 joint venture with Legacy QuantumScape to enable an industrial level of production of our solid-state batteries. As 50-50 partners in the joint venture with Volkswagen, we expect to share equally in the revenue and profit from the joint venture. Over the course of our relationship, Volkswagen has successfully tested multiple generations of certain of our single-layer, laboratory cells at industry-accepted automotive rates of power (power is the rate at which a battery can be charged and discharged). We believe no other lithium-metal battery technology has demonstrated the capability of achieving automotive rates of power with acceptable battery life.

While we expect Volkswagen will be the first to commercialize vehicles using our battery technology, over the next few years as we build our Pilot Facility, we intend to work closely with other automotive OEMs to make our solid-state battery cells widely available over time. As part of our joint venture agreement we have agreed that the Pilot Facility will be the first facility to manufacture our battery technology for automotive applications, but, subject to the other terms of the joint venture arrangements, we are not limited from working in parallel with other automotive OEMs to commercialize our technology.

Our development uses earth-abundant materials and processes suitable for high volume production. Our processes use tools which are already used at scale in the battery or ceramics industries. Outside of the separator, our battery is being designed to use many of the materials and processes that are standard across today’s battery manufacturers. As a result, we expect to benefit from the projected industry-wide cost declines for these materials that result from process improvements and economies of scale. We believe that the manufacturing of our solid-state battery cells provides us with a structural cost advantage because our battery cells are manufactured without an anode.

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in cars, factory safety, and disposal of hazardous materials. We will ultimately have to comply with these regulations to sell our batteries into the market. The license and sale of our batteries abroad is likely to be subject to export controls in the future.

Our investor relations website is located at https://ir.quantumscape.com and our Chief Executive Officer’s Twitter account is located at https://twitter.com/startupjag. We use our investor relations website and our Chief Executive Officer’s Twitter account to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website and our Chief Executive Officer’s Twitter account, in addition to following press releases, SEC filings and public conference calls and webcasts. We also make available, free of charge, on our investor relations website under “Financials—SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

Industry Background

Shift to EVs

We believe that evolving consumer preferences coupled with growing government incentives and regulations are driving a once-in-a-century shift to EVs.

Countries around the world are promoting EVs. The dependence on gasoline-powered internal combustion engine (“ICE”) vehicles has heightened environmental concerns, created reliance among industrialized and developing nations on large oil imports, and exposed consumers to unstable fuel prices and health concerns related to heightened emissions. Many national and regional regulatory bodies have adopted legislation to incentivize or require a shift to lower-emission and zero-emission vehicles. For example, countries such as the United Kingdom, the Netherlands, Sweden, Germany, and France have announced intentions to either increase applicable environmental targets or outright ban the sale of new ICE vehicles in the next two decades. More recently, California passed regulations requiring half of trucks sold in the state to be zero-emissions by 2035 and 100% by 2045. This global push to transition from ICE vehicles, aided by favorable government incentives and regulations, is accelerating the growth in lower- and zero-emission vehicle markets.

Furthermore, consumers are increasingly considering EVs for a variety of reasons including better performance, growing EV charging infrastructure, significantly lighter environmental impact, and lower maintenance and operating costs. Automakers such as Tesla, Inc. have demonstrated that premium EVs can deliver a compelling alternative to fossil fuels. As EVs become more competitive and more affordable, we believe that they will continue to take market share from ICE vehicles. We believe that this shift will occur across vehicle types and market segments. However, some of the inherent limitations of lithium-ion battery technology remain an impediment to meaningful improvements in EV competitiveness and cost.

Current Battery Technology Will Not Meet the Requirements for Broad Adoption of EVs

Despite the significant progress in the shift to EVs, the market remains dominated by ICE vehicles. According to the International Energy Association, approximately 2% of light vehicles are EVs. For EVs to be adopted at scale across market segments batteries need to improve. In particular, we believe there are five key requirements to drive broad adoption of EVs:

•

Battery capacity (energy density). EVs need to be able to drive over 300 miles on a single charge to achieve broad market adoption. The volume required for conventional lithium-ion battery technology limits the range of many EVs. Higher energy density will enable automotive OEMs to increase battery pack energy without increasing the size and weight of the vehicle’s battery pack.

•

Fast charging capability. EV batteries need to be fast-charging to replicate the speed and ease with which a gasoline car can be refueled. We believe this objective is achieved with the ability to charge to at least 80% capacity in under 15 minutes, without materially degrading battery life.

•	Safety (nonflammable). EV batteries need to replace as many of the flammable components in the battery as possible with non-flammable equivalents to reduce the risk of fire. With current batteries,

many abuse conditions, including malfunctions that can result in overcharges and battery damage from accidents, can result in fires.

•	Cost. Mass market adoption of EVs requires a battery that is capable of delivering long range while remaining cost competitive with a vehicle price point of around $30,000.

•	Battery life. Batteries need to be usable for the life of the vehicle, typically 12 years or 150,000 miles. If the battery fades prematurely, EVs will not be an economically practical alternative.

Since these requirements have complex interlinkages, most manufacturers of conventional lithium-ion batteries used in today’s cars are forced to make trade-offs. For example, conventional batteries can be fast-charged, but at the cost of significantly limiting their battery life.

We believe that a battery technology that can meet these requirements will enable an EV solution that is much more broadly competitive with internal combustion engines. With more than 90 million ICE vehicles produced in 2019 across the auto industry, there is significant untapped demand for a battery that meets these goals – a potential market opportunity in excess of $450 billion annually.

Limitations of Conventional Lithium-ion Battery Technologies

The last significant development in battery technology was the commercialization of lithium-ion batteries in the early 1990s which created a new class of batteries with higher energy density. Lithium-ion batteries have enabled a new generation of mobile electronics, efficient renewable energy storage, and the start of the transition to electrified mobility.

Since the 1990s, conventional lithium-ion batteries have seen a gradual improvement in energy density. Most increases in cell energy density have come from improved cell design and incremental improvements in cathode and anode technology. However, there is no Moore’s law in batteries – it has taken conventional lithium-ion batteries at least 10 years to double in energy density and it has been approximately 30 years since the introduction of a major new chemistry. As the industry approaches the theoretical limit of achievable energy density for lithium-ion batteries involving carbon or carbon/silicon anodes, we believe a new architecture is required to deliver meaningful gains in energy density.

Batteries have a cathode (the positive electrode), an anode (the negative electrode), a separator which prevents contact between the anode and cathode, and an electrolyte which transports ions but not electrons. A conventional lithium-ion battery uses a liquid electrolyte, a polymer separator, and an anode made principally of carbon (graphite) or a carbon/silicon composite. Lithium ions move from the cathode to the anode when the battery is charged and vice versa during discharge.

The energy density of conventional lithium-ion batteries is fundamentally limited by the anode, which provides a host material to hold the lithium ions, preventing them from binding together into pure metallic lithium. Metallic lithium, when used with conventional liquid electrolytes and porous separators, can form needle-like crystals of lithium known as dendrites, which can penetrate through the separator and short-circuit the cell.

While using a host material is an effective way to prevent dendrites, this host material adds volume and mass to the cell, it adds cost to the battery, and it limits the battery life due to side reactions at the interface with the liquid electrolyte. The rate at which lithium diffuses through the anode also limits the maximum cell power.

The addition of silicon to a carbon anode provides a modest boost to energy density relative to a pure carbon anode. However, silicon is also a host material that not only suffers from the limitations of carbon as discussed above, but also introduces cycle life challenges as a result of the repeated expansion and contraction of the silicon particles, since silicon undergoes significantly more expansion than carbon when hosting lithium ions. Furthermore, the voltage of the lithium-silicon reaction subtracts from the overall cell voltage, reducing cell energy.

Lithium-Metal Anode Required to Unlock Highest Energy Density

We believe that a lithium-metal anode is the most promising approach that can break out of the current constraints inherent in conventional lithium-ion batteries and enable significant improvements in energy density.

In a lithium-metal battery, the anode is made of metallic lithium; there is no host material. Eliminating the host material reduces the size and weight of the battery cell and eliminates the associated materials and manufacturing costs. This results in the highest theoretical gravimetric energy density for a lithium-based battery system. Lithium-ion batteries currently used in the auto industry have energy densities of less than 300 Wh/kg. We believe lithium-metal batteries have the potential to significantly increase this energy density.

Lithium-metal anodes are compatible with conventional cathode materials, and lithium-metal batteries will benefit from continued improvement in conventional cathodes. Moreover, lithium-metal anodes may enable future generations of higher energy cathodes that cannot achieve energy density gains when used with lithium-ion anodes, as shown in the figure below.

Simulated cell specific energy is based on traditional cell designs and architectures. Source: Andre et al, J Mater Chem A, (2015) 6709.

Although the industry has understood for 40 years the potential benefits of lithium-metal anodes, the industry has not been able to develop a separator that makes a lithium-metal anode practical.

Solid-State Separator Required to Enable Lithium-Metal Anode

We believe that a lithium-metal battery requires that the porous separators used in current lithium-ion batteries be replaced with a solid-state separator capable of conducting lithium ions between the cathode and anode at rates comparable to conventional liquid electrolyte while also suppressing the formation of lithium dendrites. While various solid-state separators have been shown to operate at low power densities, such low power densities are not useful for most practical applications. To our knowledge, we are the only company that has been able to demonstrate a solid-state separator for lithium-metal batteries that reliably prevents dendrite formation at higher power densities, such as those required for automotive applications and fast-charging.

We believe that our ability to develop this proprietary solid-state separator will enable the shift from lithium-ion to lithium-metal batteries.

Our Technology

*	Catholyte includes an organic gel made of an organic polymer and organic liquid.

Our proprietary solid-state lithium-metal cell represents the next-generation of battery technology.

Our battery cells have none of the host materials used in conventional anodes. In fact, when our cells are manufactured there is no anode; lithium is present only in the cathode. When the cell is first charged, lithium moves out of the cathode, diffuses through our solid-state separator and plates in a thin metallic layer directly on the anode current collector, forming an anode. When the battery cell is discharged, the lithium diffuses back into the cathode.

Eliminating the anode host material found in conventional lithium-ion cells substantially increases the volumetric energy density. A pure lithium-metal anode also enables the theoretically highest gravimetric energy density for a lithium battery system.

Our proprietary solid-state separator is the core technology breakthrough that enables reliable cycling of the lithium-metal anode battery. Without a working solid-state separator, the lithium would form dendrites which would grow through a traditional porous separator and short circuit the cell.

An effective solid-state separator requires a solid material that is as conductive as a liquid electrolyte, chemically stable next to lithium–one of the most reactive elements–and able to prevent the formation of dendrites. Our team worked almost ten years to develop a composition that meets these requirements and to develop the techniques necessary to manufacture the separator material at scale using a continuous process. We have a number of patents covering both the composition of this material and key steps of the manufacturing process.

Our solid-state separator is a dense, entirely inorganic ceramic. It is made into a film that is thinner than a human hair and then cut into pieces about the length and width of a playing card. Our solid-state separator is flexible because it has a low defect density and is thin. In contrast, typical household ceramics are brittle and can break due to millions of microscopic defects which reduce structural integrity.

The separator is placed between a cathode and anode current collector to form a single battery cell layer. These single layers will be stacked together into a multi-layer cell, about the size of a deck of cards, that will be the commercial form factor for EV batteries.

Our cathodes use a combination of conventional cathode active materials (NMC) with an organic gel made of an organic polymer and organic liquid catholyte. In the future, we may use other compositions of cathode active materials, including cobalt-free compositions. We have an ongoing research and development investigation into inorganic catholyte that could replace the organic gel made of an organic polymer and organic liquid catholyte currently used.

Our single-layer solid-state cells have been extensively tested for power density, cycle life, and temperature performance. This is the only solid-state cell we are aware of that has been validated to run at automotive power densities by a leading automotive OEM. In addition, we believe our battery technology may provide significant improvements in energy density compared to today’s conventional lithium-ion batteries, as shown in the figure below.

Benefits of Our Technology

We believe our battery technology will enable significant benefits across battery capacity, life, safety, and fast charging while minimizing cost. We believe these benefits will provide significant value to automotive OEMs by enabling greater customer adoption of their EVs. By solving key pain-points such as 15-minute fast charging, we believe our battery technology will enable the delivery of an EV experience that is significantly more competitive with fossil fuel vehicles than what today’s EVs can achieve with conventional batteries.

Our battery technology is intended to meet the five key requirements we believe will enable mass market adoption of EVs:

•

Energy density. Our battery design is intended to significantly increase volumetric and gravimetric energy density by eliminating the carbon/silicon anode host material found in conventional lithium-ion cells. This increased energy density will enable EV manufacturers to increase range without increasing the size and weight of the battery pack, or to reduce the size and weight of the battery pack which will reduce the cost of the battery pack and other parts of the vehicle. For example, we estimate that our solid-state battery cells will enable a car maker to increase the range of a luxury performance EV—with 350 liters of available battery space—from 250 miles (400 km) to 450 miles (730 km) without increasing the size and weight of the battery pack. In the same example, our battery would enable the car maker to increase the maximum power output of such a vehicle from 420 kW to 650 kW without increasing the size of the battery pack. Alternatively, we believe that our solid-state battery cells will enable a car maker to increase the range of a mass market sedan—with 160 liters of available battery space—from 123 miles (200km) to 233 miles (375km) without increasing the size and weight of the battery pack. Similarly, our battery would enable the car maker to increase the maximum power output of such vehicle from 100 kW to 150 kW without increasing the size of the battery pack.

•

Battery life. Our technology is expected to enable increased battery life relative to conventional lithium-ion batteries. In a conventional cell, battery life is limited by the gradual irreversible loss of lithium due to side reactions between the liquid electrolyte and the anode. By eliminating the anode host material, we expect to eliminate the side reaction and enable longer battery life. Our latest single layer prototype cells have been tested to over 800 cycles (under stringent test conditions, including 100% depth-of-discharge cycles at one-hour charge and discharge rates at 30 degrees Celsius with commercial-loading cathodes) while still retaining over 80% of the cells’ discharge capacity.

•

Fast charging capability. Our battery technology, and specifically our solid-state separator material, has been tested to demonstrate the ability to charge to approximately 80% in 15 minutes, faster than commonly used high-energy EV batteries on the market. In these conventional EV batteries, the limiting factor for charge rate is the rate of diffusion of lithium ions into the anode. If a conventional battery is charged beyond these limits, lithium can start plating on carbon particles of the anode rather than diffuse into the carbon particles. This causes a reaction between the plated lithium and liquid electrolyte which reduces cell capacity and increases the risk of dendrites that can short circuit the cell. With a lithium-metal anode, using our solid-state separator, we expect the lithium can be plated as fast as the cathode can deliver it.

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Increased safety. Our solid-state battery cell uses a ceramic separator which is not combustible and is therefore safer than conventional polymer separators. This ceramic separator is also capable of withstanding temperatures considerably higher than those that would melt conventional polymer separators, providing an additional measure of safety. In high temperature tests of our solid-state separator material with lithium, the separator material remained stable in direct contact with molten lithium without releasing heat externally, even when heated up to 250 degrees, higher than the 180-degree melting point of lithium.

•

Cost. Our battery technology eliminates the anode host material and the associated manufacturing costs, providing a structural cost advantage compared to traditional lithium-ion batteries. We estimate that eliminating these costs will provide a savings of approximately 17% compared to the costs of building traditional lithium-ion batteries at leading manufacturers.

Our Competitive Strengths

Only proven lithium-metal battery technology for automotive applications. We have built and tested over one hundred thousand single-layer battery cells and have demonstrated that our technology meets automotive requirements for power, cycle life, and temperature range. In 2018, Volkswagen announced it had successfully tested certain of our single-layer, laboratory battery cells at automotive rates of power.

Partnership with one of the world’s largest automotive OEMs. We are partnered with Volkswagen, one of the largest automakers in the world. Volkswagen has been a collaboration partner and major investor since 2012 and has invested or committed to invest, subject, in certain cases, to certain closing conditions that have not yet been satisfied, a total of more than $300 million in QuantumScape and has committed additional capital to fund our joint venture. Volkswagen plans to launch more than 70 new electric models and build more than 25 million vehicles on electric platforms by the end of the decade. Together with Volkswagen, we have established a joint venture to enable an industrial level of production of our solid-state batteries for use in Volkswagen vehicles. As 50-50 partners in the joint venture with Volkswagen, we expect to share equally in the revenue and profit from the joint venture.

High barriers to entry with extensive patent and intellectual property portfolio. Over the course of 10 years, we have generated more than 200 U.S. and foreign patents and patent applications – including broad fundamental patents around our core technology. Our proprietary solid-state separator uses the only material we know of that can cycle lithium at automotive current densities without forming dendrites. Our battery technology is protected by a range of patents, including patents that cover:

•	Composition of matter, including the optimal composition as well as wide-ranging coverage of a number of variations;

•	Enabling battery technology covering compositions and methods required to incorporate a solid-state separator into a battery;

•

Manufacturing technology, protecting the only known way to make the separator at scale using roll-to-roll processes, without semiconductor style production or batch processes used in traditional ceramics; and

•	Material dimensions, including our proprietary solid-state separator, covering any separator with commercially practical thicknesses for a solid-state battery.

In addition, as of December 14, 2020, we had approximately 100 trade secrets covering non-discoverable aspects of critical manufacturing processes.

Significant development focused on next-gen technology for automotive applications. We have spent ten years and over $260 million developing our battery technology. We have run over 2 million tests on over 600,000 cells and cell components. Our technical team comprises more than 200 employees, many of whom have worked at large battery manufacturers and automotive OEMs. Our team has deep technical know-how and is supported by extensive facilities and equipment, development infrastructure, and data analytics.

Designed for volume production. Our development uses earth-abundant materials and processes suitable for high volume production. Our processes use tools which are already used at scale in the battery or ceramics industries. While preparing for scale production, we have purchased or tested production-intent tools from the world’s leading vendors. In particular, we expect to produce our proprietary separator using scalable continuous processing. Although our separator material is proprietary, the inputs are readily available and can be sourced from multiple suppliers across geographies.

Structural cost advantage leveraging industry cost trends. Outside of the separator, our battery is being designed to use many of the materials and processes that are standard across today’s battery manufacturers. As a result, we expect to benefit from the projected industry-wide cost declines for these materials that result from process improvements and economies of scale. We believe that the manufacturing of our solid-state battery cells provides us with a structural cost advantage because our battery cells are manufactured without an anode.

Our Growth Strategy

Continue to develop our commercial battery technology. We will continue developing our battery technology with the goal of enabling commercial production in 2024. We have validated capabilities of our solid-state separator and battery technology in single-layer cells. We are now working to develop multi-layer cells, to continue improving yield and performance and to optimize all components of the cell. We will continue to work to further develop the volume manufacturing processes to enable high volume manufacturing and minimize manufacturing costs. We will continue to work on increasing the yield of our separators to reduce scrappage and to increase utilization of manufacturing tools. The funds available upon the Closing will enable us to expand and accelerate research and development activities and undertake additional initiatives. Finally, we will continue to use our engineering line in San Jose, California to prepare for high volume manufacturing and plan our first commercial production Pilot Facility through our joint venture partnership with Volkswagen.

Meet Volkswagen battery demand. The initial 1GWh Pilot Facility to be built and run by QSV Operations LLC (“QSV”) and the subsequent 20GWh Expansion Facility would represent a small fraction of Volkswagen’s demand for batteries and implies vehicle volumes under 2% of Volkswagen’s total production in 2019, assuming a 100KWh pack size. Our goal is to significantly expand the production capacity of the joint venture, in partnership with Volkswagen, to meet more of their projected demand.

Expand partnerships with other automotive OEMs. While we expect Volkswagen will be the first to commercialize vehicles using our battery technology, over the next few years as we build our Pilot Facility, we intend to work closely with other automotive OEMs to make our solid-state battery cells widely available over time. As part of our joint venture agreement we have agreed that the Pilot Facility will be the first facility to manufacture our battery technology for automotive applications, but, subject to the other terms of the joint venture arrangements, we are not limited from working in parallel with other automotive OEMs to commercialize our technology.

Expand target markets. We are focused on automotive EV applications, which has the most stringent set of requirements for batteries. However, we recognize that our solid-state battery technology has applicability in other large and growing markets including stationary storage and consumer electronics such as smartphones and wearables.

Expand commercialization models. Our technology is being designed to enable a variety of business models. In addition to joint ventures, such as the one with Volkswagen, we may operate solely-owned manufacturing facilities or license technology to other manufacturers. Where appropriate, we may build and sell separators rather than complete battery cells.

Continued investment in next-gen battery innovation. We intend to continue to invest in research and development to improve battery cell performance, improve manufacturing processes, and reduce cost.

Manufacturing and Supply

Our battery manufacturing process is being designed to be very similar to that of conventional lithium-ion battery manufacturing, with a few exceptions:

•	We use a proprietary separator material instead of the polypropylene separator used in lithium-ion cells.

•	Our architecture eliminates the need for anode manufacturing, reducing capital investment and lowering operating costs.

•	We will build our multi-layer cells by sequentially stacking separators, cathodes and current collectors rather than winding these materials together.

•	Our cell design allows us to greatly shorten the weeks-long aging process required for conventional lithium-ion cells, thus decreasing manufacturing cycle time and reducing working capital needs.

Our architecture depends on our proprietary separator, which we will manufacture ourselves. Though our separator design is unique, its manufacturing relies on well-established, high-volume production processes currently deployed globally in other industries.

We plan to source our input materials from industry leading suppliers to the lithium-ion battery industry, and we already have strategic relationships in place with the industry’s leading vendors of cathode material, the most critical purchased input to our cell, along with leading vendors of other less critical inputs. Our separator is made from abundant materials produced at industrial scale in multiple geographies. We do not anticipate any unique supply constraints for the foreseeable future.

Partnerships

Volkswagen Collaboration

QuantumScape has had a strong collaborative relationship with Volkswagen since 2012. Our collaboration initially focused on the testing and evaluation of QuantumScape’s battery technology. Volkswagen engineers worked closely with our engineering team and oversaw the progress on our technology development efforts and battery testing. Volkswagen has made several rounds of equity investments in QuantumScape, and senior executives of Volkswagen joined the Board, including two successive heads of group research for the Volkswagen Group. During the early part of this collaboration Legacy QuantumScape worked closely with members of Volkswagen’s global research and development team, and now the QuantumScape team works closely with the Volkswagen Battery Center of Excellence, which is tasked with commercializing battery technologies within Volkswagen. The Head of Volkswagen’s Battery Center of Excellence, Frank Blome, is a member of the Board.

Joint Venture Relationship

In June 2018, Legacy QuantumScape and Volkswagen formed a 50-50 joint venture entity, named QSV, to facilitate the commercialization of Legacy QuantumScape’s solid-state battery technology and enable Volkswagen to be the first automotive OEM to utilize this technology. In 2018, the parties collectively made an initial equity investment in the joint venture of approximately $3 million in total. Upon the occurrence of certain development milestones and subject to the entry by QuantumScape, Volkswagen and QSV into certain related agreements, QuantumScape and Volkswagen have agreed to commit additional capital on a 50-50 basis to QSV to fund the buildout of the Pilot Facility and the 20GWh Expansion Facility. As 50-50 partners in the joint venture with Volkswagen, we expect to share equally in the revenue and profit from the joint venture, including from the Pilot Facility and the 20GWh Expansion Facility.

The joint venture agreements were amended in 2020 in connection with a further $200 million investment commitment by Volkswagen in QuantumScape (subject to certain closing conditions). $100 million of this equity investment by Volkswagen was paid on December 1, 2020 and the second $100 million equity investment is subject to completion of a certain technical milestone by the end of the first quarter of 2021. As part of the first tranche of this equity investment, Volkswagen has the right to increase its representation on the Board from one member to two members.

The joint venture agreements provide for the commercialization of QuantumScape’s solid-state battery cells to occur in two phases. The first phase is the construction of the Pilot Facility with an annual capacity of 1GWh. QSV will begin construction of the Pilot Facility when certain delivery and validation milestones are met for QuantumScape’s solid-state battery cells. The second phase is the 20GWh Expansion Facility.

We believe the joint venture structure will enable Volkswagen to benefit from early access to QuantumScape’s solid-state battery cells, but also protect the intellectual property of QuantumScape. For example, certain key battery technology will continue to be owned by QuantumScape and will be provided to the joint venture through a limited license for purposes of the Pilot Facility. The parties will agree on the license terms for a high-volume manufacturing facility for this battery technology license. The joint venture terminates upon the earliest to occur of (i) Volkswagen exercising specified put rights in the event of, amongst others, (a) a change of control of QuantumScape, or (b) the failure by QuantumScape to meet specified development milestones within certain timeframes, (ii) QuantumScape or Volkswagen exercising specified call or put rights in the event of, amongst others, if the parties cannot agree to commercial terms for the Pilot Facility or 20GWh Expansion Facility within certain timeframes, (iii) a certain date after commencement of production of a Volkswagen series production vehicle using QuantumScape battery cells (or an alternative end date if no such production was commenced after certain technical milestones with respect to QuantumScape battery cell technology were reached) and (iv) December 31, 2028.

Volkswagen committed to purchase a certain portion of the output capacity of the Pilot Facility at a price for the solid-state battery cells that is comparable to those of lithium-ion batteries, but with a premium for the outperformance of these battery cells based on certain key technical parameters. QuantumScape will sell separators to the joint venture at a price to be agreed by the parties based on the provisions of the joint venture agreements. The joint venture agreements provide the framework for the commercial relationship. At the appropriate time, the parties will negotiate agreements covering the details of these purchase commitments.

The 20GWh Expansion Facility is subject to meeting additional technical milestones and agreement on commercial terms, including pricing for the battery cells, agreement on the terms of purchase or license for the separators, and agreement on terms of the license to our battery technology for the 20GWh Expansion Facility. As 50-50 partners in the joint venture with Volkswagen, we expect to share equally in the capital contributions required for the 20GWh Expansion Facility and in the revenue and profit from the 20GWh Expansion Facility. We have agreed that the pricing for the battery cells sold by the 20GWh Expansion Facility and the separators purchased by the 20GWh Expansion Facility may be different from the pricing set for the Pilot Facility, and we will need to agree on pricing at the appropriate time. In addition, we will need to agree to the terms of the license to our battery technology.

Volkswagen is expected to have a significant role in the manufacturing ramp-up of QSV, and we have agreed that certain technology that is developed by QSV will be owned by the joint venture and licensed to each of QuantumScape and Volkswagen on a royalty-free basis. None of this intellectual property has been developed to date. Although the parties have not commenced operations on the Pilot Facility, Volkswagen has offered to assist QuantumScape with supply chain, manufacturing ramp-up planning, and automation. In addition, the parties have collaborated on enabling QuantumScape to develop stronger relationships with battery component supply companies, such as cathode manufacturers and equipment supply companies.

Research and Development

We conduct research and development at our headquarters facility in San Jose, California. Research and development activities concentrate on making further improvements to our battery technology, including improvements to battery performance and cost.

Our research and development currently includes programs for the following areas:

•

Multi-layering. To date, QuantumScape has only produced single-layer solid-state battery cells at the commercially required size. In order to produce commercially-viable solid-state battery cells for automotive applications, we must produce battery cells which may require over one hundred layers. We will need to overcome the developmental challenges to stack these layers and implement the appropriate cell design for our solid-state battery cell.

•

Improved yields. We are focused on improving the yields (useful output) of both our solid-state separators and our single-layer battery cells. We are automating our manufacturing process and purchasing larger-scale manufacturing equipment. We will need to significantly increase our yield before we can manufacture our solid-state battery cells in volume.

•

Continued improvement in the solid-state separator. We are working to improve the reliability and performance of our solid-state separator, including decreasing the thickness. QuantumScape has selected a method of continuous processing found at scale in both the battery and ceramic industries and is working on continuous improvement of this process. In addition, QuantumScape is investigating alternative processing methods that may further increase the capital efficiency of the process.

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Continued improvement of the cathode. Our cathodes use a combination of conventional cathode active materials (NMC) along with an organic gel made of an organic polymer and organic liquid catholyte. In the future, we may use other cathode active materials, including cobalt-free compositions. We have an ongoing research and development investigation into inorganic catholyte that could replace the organic gel made of an organic polymer and organic liquid currently used.

•

Integration of advanced cathode materials. QuantumScape benefits from industry cathode chemistry improvements and/or cost reduction. Our solid-state separator platform is being designed to enable some of the most promising next-generation cathode technologies, including high voltage or high capacity cathode active materials, which when combined with a lithium-metal anode, may further increase cell energy densities.

Intellectual Property

The success of our business and technology leadership is supported by our proprietary battery technology. We rely upon a combination of patent, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties. We regularly file applications for patents and have a significant number of patents in the United States and other countries where we do business. Our patent portfolio is deepest in the area of solid-state separators with additional areas of strength in anodes, next-generation cathode materials, and cell, module, and pack design specific to lithium-metal batteries. Our trade secrets primarily cover manufacturing methods.

As of December 14, 2020, we owned or licensed, on an exclusive basis, 80 issued U.S. patents and 42 U.S. pending or allowed patent applications, 102 foreign patents and applications, and 3 registered U.S. trademark applications. Our issued patents start expiring in 2033.

Competition

The EV market, and the battery segment in particular, is evolving and highly competitive. With the introduction of new technologies and the potential entry of new competitors into the market, we expect competition to increase in the future, which could harm our business, results of operations, or financial condition.

QuantumScape’s prospective competitors include major manufacturers currently supplying the industry, automotive OEMs and potential new entrants to the industry. Major companies now supplying batteries for the EV industry include Panasonic Corporation, Samsung SDI, Contemporary Amperex Technology Co. Limited, and LG-Chem Ltd. They supply conventional lithium-ion batteries and in many cases are seeking to develop solid-state batteries, including potentially lithium-metal batteries. In addition, because of the importance of electrification, most automotive OEMs are researching and investing in solid-state battery efforts and, in some cases, in battery development and production. For example, Tesla, Inc. is building multiple battery gigafactories and potentially could supply batteries to other automotive OEMs, and Toyota Motors and a Japanese consortium have a multi-year initiative pursuing solid-state batteries.

A number of development-stage companies are also seeking to improve conventional lithium-ion batteries or to develop new technologies for solid-state batteries, including lithium-metal batteries. Potential new entrants are seeking to develop new technologies for cathodes, anodes, electrolytes and additives. Some of these companies have established relationships with automotive OEMs and are in varying stages of development.

We believe our ability to compete successfully with lithium-ion battery manufacturers and with other companies seeking to develop solid-state batteries will depend on a number of factors including battery price, safety, energy density, charge rate and cycle life, and on non-technical factors such as brand, established customer relationships and financial and manufacturing resources.

Many of the incumbents have, and future entrants may have, greater resources than we have and may also be able to devote greater resources to the development of their current and future technologies. They may also have greater access to larger potential customer bases and have and may continue to establish cooperative or strategic relationships amongst themselves or with third parties (including automotive OEMs) that may further enhance their resources and offerings.

Government Regulation and Compliance

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in cars, factory safety, and disposal of hazardous materials. We will ultimately have to comply with these regulations to sell our batteries into the market. The license and sale of our batteries abroad is likely to be subject to export controls in the future.

Employees

We pride ourselves on the quality of our world-class team and seek to hire only employees dedicated to our strategic mission. Our employees typically have significant experience working with large battery manufacturers and automotive OEMS. As of December 14, 2020, we employed 275 full-time employees and ten temporary employees, based primarily in our headquarters in San Jose, California. Over 200 of our employees are engaged in research and development and related functions, and more than half of these employees hold engineering and scientific degrees, including many from the world’s top universities.

We seek team members who want to help solve a significant problem that will positively impact the world. We value diversity and recognize the importance of fostering a positive, inclusive culture. As such, we have actively taken steps towards eliminating unconscious bias in our hiring and promotion processes while enabling us to add and promote team members who demonstrate behaviors aligned with our values (“What we promote when we promote”).

We are committed to maintaining equitable compensation programs. We offer market-competitive salaries and strong equity compensation aimed at attracting and retaining team members capable of making exceptional contributions to our success. Our compensation decisions are guided by the external market, role criticality, and the contributions of each team member.

To date, QuantumScape has not experienced any work stoppages and considers its relationship with its employees to be good. None of QuantumScape’s employees are either represented by a labor union or subject to a collective bargaining agreement.

Facilities

Our corporate headquarters, and our only facility, is in San Jose, California, where we lease approximately 87,125 square feet under a lease that expires in January 2023. Most of the facility is used for our research and development and prototype manufacturing. We believe this facility is adequate to meet our current ongoing needs. However, in order to accommodate growth, including anticipated growth associated with our joint venture activities with Volkswagen, we will need to seek additional facilities.

Legal Proceedings

On October 2, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported Kensington stockholder in connection with the Business Combination: Sanchez v. Kensington Capital Acquisition Corp., et al., Index No. 654941/2020 (Sup. Ct. N.Y. Cnty.). The complaint names Kensington and certain current and former members of Kensington’s board of directors as defendants. The complaint alleges, among other things, breach of fiduciary duty claims against Kensington’s board of directors in connection with the Business Combination. Legacy QuantumScape as the surviving company of the Business Combination inherited this litigation as a result of the Closing.

Additionally, on December 11, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported QuantumScape stockholder: Jeffrey Jakubiak v. QuantumScape Corporation and Continental Stock Transfer & Trust Company, Index No. 656963/2020 (Sup. Ct. N.Y. Cnty.). The complaint names QuantumScape and Continental Stock Transfer & Trust Company as defendants. The complaint alleges, among other things, that the plaintiff is entitled to exercise warrants within 30 days of Closing. The complaint also alleges that the proxy statement/prospectus/information statement dated November 12, 2020 is misleading and/or omits material information concerning the exercise of the warrants. The complaint generally seeks, among other things, the ability to exercise the warrants within 30 days of Closing.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers and directors as of December 14, 2020:

Name	Age	Position
Executive Officers
Jagdeep Singh	53	Chief Executive Officer and Chairman
Dr. Timothy Holme	39	Chief Technology Officer
Dr. Mohit Singh	42	Chief Development Officer
Kevin Hettrich	38	Chief Financial Officer
Howard Lukens	62	Chief Sales Officer
Michael McCarthy	55	Chief Legal Officer and Head of Corporate Development
Non-Employee Directors
Frank Blome(3)	51	Director
Brad Buss(1)(2)	56	Director
John Doerr(3)	69	Director
Prof. Dr. Jürgen Leohold(2)	66	Director
Justin Mirro(1)(3)	51	Director
Prof. Fritz Prinz	70	Director
Dipender Saluja(1)	56	Director
J.B. Straubel(2)	44	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Letter Agreements on Board and Committee Representation

On September 2, 2020, the Company, Legacy QuantumScape, and VGA entered into a letter agreement (the “Original Letter Agreement”) pursuant to which the Company would nominate one designee of VGA for election to our Board, from and after the First Closing (as defined under the Series F Preferred Stock Purchase Agreement between Legacy QuantumScape and VGA, dated May 14, 2020), a second designee of VGA. On December 7, 2020, the parties amended and restated the Original Letter Agreement to provide that (i) in connection with any annual or special meeting of stockholders of the Company, the Company nominate for election to our Board two designees of VGA (each, a “VW Director”), with such designation rights terminating upon certain circumstances and (ii) QuantumScape shall cause one VW Director to be appointed to the nominating and corporate governance committee of the Board, provided that such VW Director fulfills the independence requirements under applicable NYSE rules.

Executive Officers

Jagdeep Singh has served as our Chief Executive Officer and the Chairman of our Board since November 2020. Mr. Singh co-founded Legacy QuantumScape and has served as its Chief Executive Officer and on Legacy QuantumScape’s board of directors since its incorporation in May 2010. Prior to joining Legacy QuantumScape, he was the founder and Chief Executive Officer at Infinera Corporation (NASDAQ: INFN), a telecommunications company, from 2001 to 2009. Mr. Singh holds a B.S. in Computer Science from the University of Maryland College Park, an M.B.A. from the University of California, Berkeley, Haas School of Business, and a M.S. in Computer Science from Stanford University.

We believe Mr. Singh is qualified to serve on our Board because of the perspective and experience he brings as Legacy QuantumScape’s Chief Executive Officer, his leadership experience in the energy storage industry, his educational background and his strong scientific knowledge.

Dr. Timothy Holme has served as our Chief Technology Officer since November 2020. Dr. Holme served as Legacy QuantumScape’s Chief Technology Officer from January 2011 to November 2020. Prior to joining Legacy QuantumScape, he was a Research Associate at Stanford University from June 2008 to January 2011. Dr. Holme holds a B.S. in Physics, a M.S. in Mechanical Engineering, and a Ph.D. in Mechanical Engineering from Stanford University.

Dr. Mohit Singh has served as our Chief Development Officer since November 2020. Dr. Singh served as Legacy QuantumScape’s Chief Development Officer from June 2015 to November 2020. Prior to this, Dr. Singh served as Legacy QuantumScape’s Vice President, Research and Development and Engineering from April 2014 to June 2015. From 2004 to 2007, Dr. Singh conducted post doctorate research in Chemical Engineering at the Lawrence Berkeley National Laboratory for the University of California, Berkeley. Dr. Singh holds a B. Tech in Chemical Engineering from the Indian Institute of Technology Bombay and a Ph.D. in Chemical and Biomolecular Engineering from Tulane University.

Kevin Hettrich has served as our Chief Financial Officer since November 2020. Mr. Hettrich served as Legacy QuantumScape’s Chief Financial Officer and head of Business Operations from September 2018 to November 2020. Prior to this, Mr. Hettrich served as Legacy QuantumScape’s Vice President of Business Operations from March 2016 to March 2018, as Senior Director of Finance and Product Management from March 2014 to March 2016, as a Director of Product Management from March 2013 to March 2014, and as a Manager of Product Management from January 2012 to March 2013. Prior to joining Legacy QuantumScape, Mr. Hettrich served as a Private Equity Associate of Bain Capital, an investment firm, from September 2007 to July 2009. Mr. Hettrich also served as a Business Analyst at McKinsey & Company, a management consulting firm, from September 2004 to July 2007. Mr. Hettrich holds a B.A. in Economics from Pomona College, a M.B.A. from Stanford Graduate School of Business, and a M.S. in Environment and Resources from Stanford University.

Howard Lukens has served as our Chief Sales Officer since November 2020. Mr. Lukens served as Legacy QuantumScape’s Chief Sales Officer from March 2012 to November 2020. Prior to joining Legacy QuantumScape, Mr. Lukens served as Vice President, Strategic Sales at Infinera Corporation from January 2005 to January 2011 and as Vice President, Worldwide Sales from September 2002 to December 2004. Previously he served as Vice President of Worldwide Sales at Lightera Corporation and Vice President of Strategic Sales at Ciena Corporation. Mr. Lukens holds a B.S. in Management from George Mason University.

Michael McCarthy has served as our Chief Legal Officer and Head of Corporate Development since November 2020. Mr. McCarthy has served as Legacy QuantumScape’s Chief Legal Officer since March 2013 and also currently serves on the board of QSV Operations LLC. Prior to joining Legacy QuantumScape, he was the Chief Administrative Officer at Infinera Corporation from April 2003 to March 2013. From September 1997 to April 2003, Mr. McCarthy served as Senior Vice President and General Counsel of Ciena Corporation, a network strategy and technology company. Mr. McCarthy currently serves as a member of the boards of several privately-held companies. Mr. McCarthy holds a B.A. in Mathematical Economics from Colgate University and a J.D. from Vanderbilt University Law School.

Non-Employee Directors

Frank Blome has served on our Board since November 2020, and on Legacy QuantumScape’s board of directors since September 2020. Mr. Blome has also served on the board of QSV Operations LLC since September 2020. Mr. Blome has 25 years of professional experience in the automotive industry, with a particular focus on alternative powertrain technologies and battery cell technology. Since January 2018, Mr. Blome has served as the Head of the Battery Center of Excellence of Volkswagen AG. Prior to this, Mr. Blome served from May 2016 to June 2016 as Chief Executive Officer at Mercedes-Benz Energy GmbH, a subsidiary of the Daimler Group active in the EV battery storage space. From July 2013 to June 2017, Mr. Blome served as Chief Executive Officer of LiTec Battery GmbH, a battery cell manufacturing company started as a joint venture between Daimler Group and Evonik Industries AG, a specialty chemicals company. In addition to these roles, Mr. Blome served from June 2009 to June 2017 as the Chief Executive Officer of Deutsche Accumotive GmbH & Co KG, a subsidiary of Daimler Group, producing batteries for hybrid and EVs, after which Mr. Blome was on garden leave until January 2018 when he started in his current position at Volkswagen. Mr. Blome holds a diploma in electrical engineering from the University of Applied Sciences Bielefeld.

We believe Mr. Blome is qualified to serve on our Board due to his vast experience in the automotive and alternative powertrain industries.

Brad Buss has served on our Board since November 2020, and on Legacy QuantumScape’s board of directors since August 2020. From August 2014 until his retirement in February 2016, Mr. Buss served as the Executive Vice President and Chief Financial Officer of SolarCity Corporation, a solar energy company acquired by Tesla, Inc. (NASDAQ: TSLA), a high-performance electric vehicle company. Mr. Buss also served as the Executive, Vice President and Chief Financial Officer of Cypress Semiconductor Corporation (NASDAQ: CY), a semiconductor design and manufacturing company, from August 2005 to June 2014. Mr. Buss has served on the boards of Advance Auto Parts, Inc. (NYSE: AAP) (“Advance”), an automotive parts and accessories provider, since March 2016, Marvell Technology Group Ltd. (NASDAQ: MRVL) (“Marvell”), a semiconductor company, since July 2018, and AECOM (NYSE: ACM), an engineering firm, since August 2020. Mr. Buss serves as Chair of the Audit Committee of Advance, Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee of Marvell, and a member of the Nominating and Governance Committee and Compensation and Organization Committee of AECOM. Mr. Buss previously served on the boards of Tesla, Inc. from November 2009 to June 2019, Cavium, Inc., a semiconductor company, from July 2016 until its acquisition by Marvell in July 2018, and CafePress Inc., an e-commerce company, from October 2007 to July 2016. He served on the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Disclosure Committee of Tesla, the Audit Committee and Compensation Committee of Cavium, Inc., and the Audit Committee and Compensation Committee of CafePress Inc. Mr. Buss holds a B.A. in Economics from McMaster University and a Honors Business Administration degree from University of Windsor.

We believe Mr. Buss is qualified to serve on our Board because of his vast leadership expertise and experience on the boards of major automotive companies.

John Doerr has served on our Board since November 2020, and on Legacy QuantumScape’s board of directors since December 2010. Mr. Doerr currently serves as Chairman at Kleiner Perkins, a venture capital firm, and previously served as a Partner from August 1980 to March 2016. Mr. Doerr currently serves on the boards of Amyris, Inc. (NASDAQ: AMRS), a biotechnology company, since May 2006, Bloom Energy Corporation (NYSE: BE), an energy solutions company, since April 2002, and Alphabet, Inc. (NASDAQ: GOOGL), a multinational technology company, since May 1999. He serves as Chair of the Nominating and Corporate Governance Committee of Amyris, Inc., a member of the Compensation and Organizational Development Committee of Bloom Energy Corporation, and Chair of the Leadership Development and Compensation Committee of Alphabet, Inc. Mr Doerr previously served on the boards of Zynga, Inc. (NASDAQ: ZNGA), a social game developer, from March 2013 to May 2017, and Amazon.com, Inc. (NASDAQ: AMZN), a multinational technology company, from June 1996 to May 2010. Mr. Doerr holds a B.S. and an M.E.E. in Electrical Engineering from Rice University and an M.B.A. from Harvard Business School.

We believe Mr. Doerr is qualified to serve on our Board because of his extensive investment experience in the technology industry and extensive expertise and skills in strategy, finance and management.

Prof. Dr. Jürgen Leohold has served on our Board since November 2020, and on Legacy QuantumScape’s board of directors since May 2015. From October 2012 to December 2017, Prof. Dr. Leohold served as the Head of the Volkswagen AutoUni, an advanced training and research institution for Volkswagen Aktiengesellschaft, a German automobile manufacturer. He continued to serve as a consultant for Volkswagen AutoUni’s research and development group from January 2018 until retiring in May 2019. He also served as the Executive Director of Group Research at Volkswagen Aktiengesellschaft from April 2006 to July 2016. Prof. Dr. Leohold holds a degree in Electrical Engineering from the University of Hannover, a M.S. in Electrical Engineering from the Georgia Institute of Technology and a doctoral degree from the University of Hannover.

We believe Prof. Dr. Leohold is qualified to serve on our Board because of his leadership experience and his expertise in the energy technology and automotive fields.

Justin Mirro has served on our Board since November 2020, and as Kensington’s Chairman and Chief Executive Officer from April 2020 to November 2020. Mr. Mirro has over 25 years of operating, mergers and acquisitions and financing experience in the automotive and automotive-related sector. He began his career at General Motors Company (“GM”) as a Tool and Die Manufacturing Engineer, with successive positions at Car and Driver Magazine, Toyota Motor Corporation and Itochu International Inc. prior to transitioning to automotive investment banking at Schroder & Co. Inc./Salomon Smith Barney, Inc./ABN Amro Inc. in 1996. In 1999, Mr. Mirro formed Kensington Capital Partners, LLC, where he has served as President since 2015, to invest in automotive and automotive-related sector businesses. In 2005, Mr. Mirro transitioned to Jefferies & Company, Inc. as Head of Automotive Investment Banking, and later served as the Head of Automotive Investment Banking at Moelis & Company, LLC (“Moelis”) and RBC Capital Markets, LLC (“RBC Capital Markets”) from 2008 to 2011 and 2011 to 2014, respectively. In his role, Mr. Mirro played a key role in leading and executing all aspects of capital raising, mergers and acquisitions and restructurings, and has advised on over 70 transactions totaling more than $60 billion of value for OEMs, suppliers and automotive-related industries. From 2016 to 2019, Mr. Mirro served as Chairman of the board of directors and audit committee of Pure Power Technologies, Inc. (“Pure Power”) one of the largest aftermarket suppliers of diesel fuel injectors, which was later sold to Stanadyne LLC (“Stanadyne”). In his role, Mr. Mirro focused on deal sourcing, structuring, capital raising, executive recruitment and the eventual sale process. Mr. Mirro has sat on the boards of Cooper-Standard Holdings Inc. (“Cooper-Standard Holdings”) and Transtar Industries, Inc., since 2015 and 2017, respectively, where he has focused on mergers and acquisitions, capital structuring and public market strategy.

We believe Mr. Mirro is qualified to serve on our Board due to his experience serving as Kensington’s Chairman and Chief Executive Officer, as well as his extensive skills in strategy, finance and management.

Prof. Fritz Prinz has served on our Board since November 2020, and on Legacy QuantumScape’s board of directors since December 2010. Prof. Prinz has served as Professor of Materials Science and Engineering, Professor of Mechanical Engineering, and Senior Fellow at the Precourt Institute for Energy since September 2010. He has also served as the Finmeccanica Professor at the School of Engineering at Stanford University since September 1994. Prof. Prinz holds a Ph.D. in Physics and Mathematics from the University of Vienna, Austria.

We believe Prof. Prinz is qualified to serve on our Board because of his in-depth educational expertise and his broad insight and research into energy conservation.

Dipender Saluja has served on our Board since November 2020, and on Legacy QuantumScape’s board of directors since August 2012. Mr. Saluja has served as Managing Director of Capricorn Investment Group, an investment firm, since 2006. Prior to Capricorn Investment Group, he served in various positions from 1990 to 2006 at Cadence Design Systems, an electronic design company. Mr. Saluja also currently serves as a Commissioner of the Global Commission to End Energy Poverty, a non-profit organization dedicated to providing electricity services to under-served communities, and also on the boards of several private companies.

We believe Mr. Saluja is qualified to serve on our Board because of his extensive investment experience in the technology industry and extensive expertise and skills in strategy, finance and management.

J.B. Straubel has served on our Board since November 2020, and on Legacy QuantumScape’s board of directors since December 2019. Mr. Straubel has served as the Founder and Chief Executive Officer of Redwood Materials Inc., an electronic recycling and development company, since May 2017. Prior to joining Legacy QuantumScape, Mr. Straubel also co-founded and served as the Chief Technology Officer of Tesla, Inc. from May 2005 to July 2019. Mr. Straubel previously served on the board of SolarCity Corporation and as a member of its Nominating and Corporate Governance Committee from August 2006 until its acquisition by Tesla, Inc. in November 2016. Mr. Straubel holds a B.S. in Energy Systems Engineering and a M.S. in Engineering, with an emphasis on energy conversion, from Stanford University.

We believe Mr. Straubel is qualified to serve on our Board because of his technical and manufacturing expertise along with his leadership experience in electronic companies.

Board Composition

Our business and affairs are organized under the direction of our Board, which currently consists of nine members. Mr. Singh serves as Chairman of our Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required.

In accordance with the terms of our Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Any director may be removed from office by our stockholders as provided in Section 141(k) of the DGCL.

Director Independence

Our Board has determined that each of our directors other than Messrs. Singh and Prinz qualify as independent directors, as defined under the rules of the NYSE, and our Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE relating to director independence requirements. In addition, we are subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below. Mr. Mirro is our lead independent director under the NYSE rules.

Role of our Board in Risk Oversight/Risk Committee

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not currently have or anticipate having a standing risk management committee, but instead administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our Board has three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Copies of the charters for each committee are available on our website.

Audit Committee

Our audit committee consists of Messrs. Buss, Saluja and Mirro. Our Board has determined that each of the members of the audit committee satisfy the independence requirements of the NYSE and Rule 10A-3 under the Exchange Act and are able to read and understand fundamental financial statements in accordance with the NYSE audit committee requirements. In arriving at this determination, our Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Buss serves as the chair of the audit committee. Our Board has determined that Mr. Buss qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, our Board considered Mr. Buss’ formal education and previous experience in financial roles. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing our financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of our internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•

obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable.

Compensation Committee

Our compensation committee consists of Messrs. Straubel, Leohold and Buss. Mr. Straubel serves as the chair of the compensation committee. Our Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of the NYSE.

The functions of this committee include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	making recommendations to our Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by our Board;

•	reviewing and making recommendations to our Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans, to the extent such authority is delegated by our Board;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for our executive officers;

•

reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with our Board.

The composition and function of the compensation committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the NYSE rules and regulations. We will comply with future requirements to the extent they become applicable.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Mirro, Doerr and Blome. Our Board has determined that each of the members of our nominating and corporate governance committee satisfy the independence requirements of the NYSE. Mr. Mirro serves as the chair of our nominating and corporate governance committee.

The functions of this committee include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on our Board;

•	evaluating the performance of our Board, committees of our Board and individual directors and determining whether continued service on our Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to our Board;

•	evaluating the current size, composition and organization of our Board and its committees and making recommendations to our Board for approvals;

•	developing a set of corporate governance policies and principles and recommending to our Board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our Board current and emerging corporate governance trends; and

•

reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to our Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the NYSE rules and regulations. We will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee have ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve on our Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as our directors and officers. We believe the provisions in our Certificate of Incorporation, Bylaws, and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Our Board has adopted a code of business conduct and ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website.

Information contained on or accessible through our website is not a part of this prospectus. The nominating and corporate governance committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Non-Employee Director Compensation

Our Board expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. We intend to develop a non-employee director compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

EXECUTIVE COMPENSATION

To achieve QuantumScape’s goals, QuantumScape has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

QuantumScape believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. QuantumScape’s current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As QuantumScape’s needs evolve, QuantumScape intends to continue to evaluate its philosophy and compensation programs as circumstances require.

This section provides an overview of QuantumScape’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Legacy QuantumScape’s board of directors, with input from its Chief Executive Officer, has historically determined the compensation for QuantumScape’s named executive officers. For the year ended December 31, 2019, Legacy QuantumScape’s named executive officers were:

•	Jagdeep Singh, President and Chief Executive Officer

•	Howard Lukens, Chief Sales Officer

•	Michael McCarthy, Chief Legal Officer and Head of Corporate Development

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Total ($)
Jagdeep Singh Chief Executive Officer and Director	2019	275,334	—	275,334
Howard Lukens Chief Sales Officer	2019	350,960	906,260	1,257,220
Michael McCarthy Chief Legal Officer and Head of Corporate Development	2019	350,334	906,260	1,256,594

(1)

The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 2 to Legacy QuantumScape’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by Legacy QuantumScape in determining the grant-date fair value of Legacy QuantumScape’s equity awards.

Narrative Disclosure to Summary Compensation Table

For 2019, the compensation program for Legacy QuantumScape’s named executive officers consisted of base salary and incentive compensation delivered in the form of stock option awards.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

Legacy QuantumScape and QuantumScape do not have any arrangements with its named executive officers providing for annual cash bonus awards.

Stock Option Awards

Stock options were granted to Legacy QuantumScape’s named executive officers under Legacy QuantumScape’s 2010 Equity Incentive Plan (the “2010 Plan”).

Legacy QuantumScape 2010 Equity Incentive Plan

The 2010 Plan allowed Legacy QuantumScape to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to eligible employees, directors, and consultants of Legacy QuantumScape and any parent or subsidiary of Legacy QuantumScape. The 2010 Plan was terminated in connection with the Business Combination and QuantumScape will not grant any additional awards under the 2010 Plan hereafter. However, the 2010 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2010 Plan.

Plan Administration

The 2010 Plan was administered by the board of directors of Legacy QuantumScape or one or more of its committees and will continue to be administered by the Board or one or more of its committees. Different committees administered the 2010 Plan with respect to different service providers. The administrator has all authority and discretion necessary or appropriate to administer the 2010 Plan and to control its operation, including the authority to construe and interpret the terms of the 2010 Plan and the awards granted under the 2010 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.

The administrator’s powers include the power to institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s powers also include the power to prescribe, amend and rescind rules and regulations relating to the 2010 Plan, to modify or amend each award and to make all other determinations deemed necessary or advisable for administering the 2010 Plan.

Eligibility

Employees, directors and consultants of Legacy QuantumScape or its parent or subsidiary companies were eligible to receive awards, provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and did not directly promote or maintain a market for Legacy QuantumScape securities. Only employees of Legacy QuantumScape or its parent or subsidiary companies were eligible to receive incentive stock options.

Stock Options

Stock options were granted under the 2010 Plan. Subject to the provisions of the 2010 Plan, the administrator determined the term of an option, the number of shares and the class of shares subject to an option, and the time period in which an option may be exercised.

The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determined the exercise price of options, which generally was not less than 100% of the fair market value of Legacy QuantumScape’s common stock on the grant date, unless expressly determined in writing by the administrator on the option’s grant date. However, an incentive stock option granted to an individual who directly or by attribution owned more than 10% of the total combined voting power of all of Legacy QuantumScape’s classes of stock or of any of Legacy QuantumScape’s parent or subsidiary had a term of no longer than 5 years from the grant date and have an exercise price of at least 110% of the fair market value of Legacy QuantumScape’s common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all QuantumScape’s plans and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options.

The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in the 2010 Plan) terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three months or such longer or shorter period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested options generally will remain exercisable for twelve months from the date of termination (or such other longer or shorter period as set forth in the applicable award agreement). In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Non-Transferability of Awards

Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. In the case of awards issued to California residents, if the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution or (iii) as permitted by Rule 701 of the Securities Act.

Certain Adjustments

If there was a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or Legacy QuantumScape’s other securities or other change in Legacy QuantumScape’s corporate structure affecting the shares, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2010 Plan, would adjust the number and class of shares that could be delivered under the 2010 Plan and/or the number, class, and price of shares covered by each outstanding award. In the case of awards issued to California residents, the administrator would make such adjustments to an award required by Section 25102(o) of the California Corporations Code to the extent Legacy QuantumScape was relying upon the exemption afforded thereby with respect to the award. The administrator’s determination regarding such adjustments was final, binding and conclusive.

Dissolution or Liquidation

In the event of QuantumScape’s proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger and Change of Control

In the event of a merger or a “change in control” (as defined in the 2010 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds or all awards of the same type, similarly.

In the event that the successor corporation does not assume or substitute for an award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination

The board of directors of Legacy QuantumScape may, at any time, terminate or amend the 2010 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to the 2010 Plan. To the extent necessary and desirable to comply with applicable laws, Legacy QuantumScape would obtain stockholder approval of any amendment to the 2010 Plan. No amendment or alteration of the 2010 Plan would impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, as of the Closing Date, the 2010 Plan terminated and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

QuantumScape 2020 Equity Incentive Plan

On November 25, 2020, the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) became effective. The 2020 Plan was approved by the Company’s stockholders at the special meeting held on

November 25, 2020 to approve the Business Combination (the “Special Meeting”). The purposes of the 2020 Plan are to attract and retain personnel for positions with QuantumScape, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with QuantumScape (such entities are referred to herein as, the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of QuantumScape’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2020 Plan may determine.

Authorized Shares

Subject to the adjustment provisions contained in the 2020 Plan and the evergreen provision described below, the maximum number of shares of Class A Common Stock that may be issued pursuant to awards under the 2020 Plan is (i) 41,500,000 shares of Class A Common Stock, plus (ii) any shares of Common Stock subject to stock options, restricted stock units or other awards that were assumed in the Merger and terminate as a result of being unexercised or are forfeited to or repurchased by QuantumScape, with the maximum number of shares to be added to the 2020 Plan pursuant to clause (ii) equal to 68,328,358 shares of Class A Common Stock. The 2020 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Class A Common Stock available for issuance under the 2020 Plan on the first day of each fiscal year beginning with the 2021 fiscal year, equal to the least of:

•	41,500,000 shares of Class A Common Stock;

•	5% of the total number of shares of all classes of Common Stock as of the last day of QuantumScape’s immediately preceding fiscal year; or

•	Such lesser amount determined by the administrator.

The 2020 Plan provides that the evergreen provision will terminate following the increase on the first day of the 2030 fiscal year.

Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2020 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the 2020 Plan under any award will not be returned to the 2020 Plan and will not become available for future distribution under the 2020 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by QuantumScape or are forfeited to QuantumScape, such shares will become available for future grant under the 2020 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance. If the Board, or a committee appointed by the Board, grants awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or that becomes a part of any member of the company group, the grant of those substitute awards will not decrease the number of shares available for issuance under the 2020 Plan.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of QuantumScape, issuance of warrants or other rights to acquire securities of QuantumScape, other change in the corporate structure of QuantumScape affecting the shares, or any similar equity restructuring transaction affecting the shares occurs, the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2020 Plan, will adjust the number and class of shares that may be delivered under the 2020 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2020 Plan.

Plan Administration

The Board or a committee appointed by the Board will administer the 2020 Plan and are referred to as the administrator. Different administrators may administer the 2020 Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the 2020 Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2020 Plan and applicable laws, the administrator generally will have the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the 2020 Plan. The administrator will have the power to administer the 2020 Plan, including but not limited to the power to construe and interpret the 2020 Plan and awards granted under the 2020 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2020 Plan. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2020 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, (iii) and/or the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to QuantumScape or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options

Options may be granted under the 2020 Plan. Subject to the provisions of the 2020 Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of QuantumScape or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. Generally, the fair market value of a share is the closing sales price of a share on the relevant date as quoted on the NYSE. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2020 Plan. Subject to the provisions of the 2020 Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2020 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Class A Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2020 Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2020 Plan.

Restricted Stock

Restricted stock may be granted under the 2020 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to QuantumScape’s right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2020 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one Share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2020 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-Employee Directors

The 2020 Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash compensation and equity awards under the 2020 Plan with an aggregate value of more than

$750,000, increased to $1,000,000 in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with GAAP. Any cash compensation or equity awards granted under the 2020 Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to QuantumScape’s non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2020 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of QuantumScape, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2020 Plan provides that if there is a merger or a “change in control” (as defined under the 2020 Plan) of QuantumScape, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2020 Plan.

If the successor corporation does not continue an award (or some portion of such award), the participant will fully vest in (and have the right to exercise) 100% of the then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the award. If options or stock appreciation rights are not continued when a change in control or a merger of QuantumScape with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

All awards granted under the 2020 Plan will be subject to recoupment under any clawback policy that QuantumScape is required to adopt under applicable law or listing standards. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events. If QuantumScape is required to prepare an accounting restatement due to the material noncompliance of QuantumScape with any applicable securities laws as a result of a participant’s misconduct or if a participant is subject to forfeiture under applicable law, the participant must reimburse QuantumScape in the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Amendment or Termination

The 2020 Plan became effective upon the consummation of the Business Combination and will continue in effect until terminated by the administrator, however no incentive stock options may be granted after the ten (10) year anniversary of the adoption of the 2020 Plan by the Board, and the evergreen feature of the 2020 Plan will terminate following the increase on the first day of the 2030 fiscal year. In addition, the Board will have the authority to amend, suspend, or terminate the 2020 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

QuantumScape 2020 Employee Stock Purchase Plan

On November 25, 2020, the Company’s 2020 Employee Stock Purchase Plan (the “ESPP”) became effective. The ESPP Plan was approved by the Company’s stockholders at the Special Meeting. The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the Class A Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

The maximum number of shares of Class A Common Stock available for issuance under the ESPP is 7,600,000 shares. The shares may be authorized, but unissued, or reacquired Class A Common Stock. The number of shares of Class A Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2021 fiscal year equal to the least of (i) 7,600,000 shares of Class A Common Stock, (ii) one percent (1%) of the outstanding shares of all classes of Common Stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator.

QuantumScape is currently unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Class A Common Stock.

Administration

The ESPP will be administered by the Board or a committee appointed by the Board that is constituted to comply with applicable laws (including the compensation committee). QuantumScape expects the compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of QuantumScape’s employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the United States. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Generally, all of QuantumScape’s employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of Class A Common Stock under the ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of QuantumScape or of any parent or subsidiary of QuantumScape; or

•

holds rights to purchase shares of Common Stock under all employee stock purchase plans of QuantumScape or any parent or subsidiary of QuantumScape that accrue at a rate that exceeds $25,000 worth of shares of Common Stock for each calendar year in which such rights are outstanding at any time.

Offering Periods

The ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions

The ESPP will permit participants to purchase shares of Class A Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, or such other limit established by the administrator from time to time in its discretion and on a uniform and nondiscretionary basis for all options to be granted on an enrollment date in an offering, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, during any offering period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) one time.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant will be used to purchase shares of Class A Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares of Class A Common Stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of Class A Common Stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Class A Common Stock. Participation ends automatically upon termination of employment with us.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or QuantumScape terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

Neither contributions credited to a participant’s account nor rights to purchase shares of Class A Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that QuantumScape may treat such act as an election to withdraw participation.

Certain Transactions

In the event that any dividend or other distribution (whether in the form of cash, Class A Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of Class A Common Stock or QuantumScape’s other securities, or other change in QuantumScape’s corporate structure affecting the Class A Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of Class A Common Stock that may be delivered under the ESPP, the purchase price per share, the number of shares of Class A Common Stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of QuantumScape’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of Class A Common Stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of a merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination

The administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2040, unless QuantumScape terminates it sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after consummation of the purchase of shares of Class A Common Stock under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares of Class A Common Stock will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

Outstanding Equity Awards at 2019 Year End

The following table presents information regarding outstanding equity awards held by Legacy QuantumScape’s named executive officers as of December 31, 2019.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date
Jagdeep Singh(3)	04/08/2013	500,000	—	2.59	04/07/2023
Jagdeep Singh(4)	08/19/2016	621,501	—	5.28	08/19/2026
Jagdeep Singh(5)(6)	03/15/2017	1,077,268	538,634	5.33	03/15/2027
Howard Lukens(7)	03/15/2012	395,000	—	0.52	03/11/2022
Howard Lukens(8)	04/08/2013	83,000	—	2.59	04/07/2023
Howard Lukens(9)	02/27/2015	83,000	—	4.24	02/26/2025
Howard Lukens(5)(10)	03/15/2017	110,667	55,333	5.33	03/15/2027
Howard Lukens(5)(11)	06/05/2019	18,750	131,250	9.56	06/05/2029
Michael McCarthy(12)	05/01/2013	36,000	—	2.59	04/30/2023
Michael McCarthy(13)	09/18/2013	150,000	—	2.59	09/17/2023
Michael McCarthy(9)	02/27/2015	83,000	—	4.24	02/26/2025
Michael McCarthy(14)	05/03/2016	25,000	—	5.28	05/03/2026
Michael McCarthy(5)(15)	03/15/2017	110,667	55,333	5.33	03/15/2027
Michael McCarthy(5)(16)	06/05/2019	18,750	131,250	9.56	06/05/2029

(1)	All stock options were granted pursuant to the 2010 Plan.

(2)	This column represents the fair market value of a share of common stock on the date of the grant, as determined by the board of directors of Legacy QuantumScape.
(3)	75% of these option shares vested on February 13, 2014, and the remainder were vested by February 13, 2017.
(4)	These option shares vested by December 10, 2018.
(5)

In the event of a change in control, if optionee’s employment is terminated by Legacy QuantumScape without cause or if optionee is constructively terminated within six months following such event, then 50% of any unvested shares shall immediately vest.

(6)

These option shares vested as to 1/48th of the total shares subject to the option on May 1, 2017, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(7)	25% of these option shares vested on March 12, 2013, and the remainder were vested by March 12, 2016.
(8)	75% of these option shares vested on February 13, 2016, and the remainder were vested by February 13, 2017.
(9)	These option shares vested on February 27, 2018.
(10)

These option shares vested as to 1/48th of the total shares subject to the option on May 1, 2017, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(11)

These option shares vested as to 1/48th of the total shares subject to the option on June 5, 2019, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(12)	25% of these option shares vested on April 8, 2014, and the remainder were vested by April 8, 2017.
(13)	25% of these option shares vested on September 18, 2014, and the remainder were vested by September 18, 2017.
(14)	These option shares vested on February 18, 2019.
(15)

These option shares vested as to 1/48th of the total shares subject to the option on May 1, 2017, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(16)

These option shares vested as to 1/48th of the total shares subject to the option on June 5, 2019, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

Benefits and Perquisites

QuantumScape provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; a health savings account; a wellness incentive; and a tax-qualified Section 401(k) plan for which no match by QuantumScape is provided. QuantumScape does not maintain any executive-specific benefit or perquisite programs.

Executive Letter Agreements

As a part of the Business Combination, QuantumScape did not enter into new executive employee agreements. Details of the current agreements are outlined below.

Agreements with Howard Lukens

On February 13, 2012, Howard Lukens entered into an offer letter with Legacy QuantumScape to initially serve as Vice President, Sales (the “Lukens Offer Letter”). The Lukens Offer Letter has no specific term and provides that Mr. Lukens is an at-will employee. It also provides for an $180,000 annual base salary, no annual target bonus and initial stock and option grants. The Lukens Offer Letter contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Agreements with Michael McCarthy

On January 15, 2013, Michael McCarthy entered into an offer letter with Legacy QuantumScape to initially serve as General Counsel (the “McCarthy Offer Letter”). The McCarthy Offer Letter has no specific term and provides that Mr. McCarthy is an at-will employee. It also provides for a $225,000 annual base salary, no annual target bonus and initial stock and option grants. The McCarthy Offer Letter contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Retirement Benefits

QuantumScape provides a tax-qualified Section 401(k) plan for all employees, including the named executive officers. QuantumScape does not provide a match for participants’ elective contributions to the 401(k) plan, nor does QuantumScape provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Potential Payments upon Termination or Change in Control

Prior to the Closing, Legacy QuantumScape did not have a formal plan with respect to severance benefits payable to its named executive officers and other key employees. From time to time, Legacy QuantumScape granted equity awards to, or entered into offer letters with, certain key employees, including its named executive officers, that provide for accelerated vesting of equity awards in the event such key employee’s employment was involuntarily terminated under certain circumstances related to a change in control.

Director Compensation

QuantumScape currently has no formal arrangements under which non-employee directors receive compensation for their service on the Board or its committees. QuantumScape’s policy is to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and occasionally grants stock options to QuantumScape’s non-employee directors.

The table below summarizes the compensation of each person serving as a Legacy QuantumScape non-employee director for the year ended December 31, 2019. Jagdeep Singh, Legacy QuantumScape’s Chief Executive Officer, did not receive any additional compensation for his service as a director in 2019. The compensation of Mr. Singh as a named executive officer is set forth above under “Legacy QuantumScape’s Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Frank Blome	—	—	—		—
John Doerr	—	—	—		—
Vinod Khosla	—	—	—		—
Prof. Dr. Jürgen Leohold	50,000	612,912	—		662,912
Dipender Saluja	—	—	—		—
J.B. Straubel	—	1,532,279	—		1,532,279
Prof. Fritz Prinz		—	160,000	(2)	160,000

(1)

The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the FASB’s ASC Topic 718. See Note 2 to Legacy QuantumScape’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by Legacy QuantumScape in determining the grant-date fair value of Legacy QuantumScape’s equity awards.
(2)	Represents fees for consulting services.

The following lists all outstanding equity awards held by non-employee directors of Legacy QuantumScape as of December 31, 2019:

Name	Aggregate Number of Shares Underlying Outstanding Options
Frank Blome	—
John Doerr	—
Vinod Khosla	—
Prof. Dr. Jürgen Leohold	200,000
Dipender Saluja	—
J.B. Straubel	250,000
Prof. Fritz Prinz	—

The Board expects to review director compensation periodically to ensure that director compensation remains competitive such that QuantumScape is able to recruit and retain qualified directors. QuantumScape intends to develop a non-employee director compensation program that is designed to align compensation with QuantumScape’s business objectives and the creation of stockholder value, while enabling QuantumScape to attract, retain, incentivize and reward directors who contribute to the long-term success of QuantumScape.

Recent Developments

On August 7, 2020, Legacy QuantumScape granted the following restricted stock units, or RSUs, to its named executive officers: Mr. Singh, RSUs for 1,000,000 shares of Class A common stock; Mr. Lukens, RSUs for 100,000 shares of Class A common stock; and Mr. McCarthy, RSUs for 150,000 shares of Class A common stock. Each of the agreements governing these RSUs provide that in the event of a change in control, if the employment of the holder of the RSUs is terminated by QuantumScape without cause or if the holder of the RSUs is constructively terminated within six months following the change of control, then 50% of any unvested RSUs shall immediately vest. On September 2, 2020, Legacy QuantumScape also granted Brad Buss options to purchase 350,000 shares of Class A common stock in connection with Mr. Buss joining the Board.

Post-Business Combination Executive Compensation

QuantumScape intends to develop an executive compensation program that is designed to align compensation with QuantumScape’s business objectives and the creation of stockholder value, while enabling QuantumScape to attract, retain, incentivize and reward individuals who contribute to the long-term success of QuantumScape. Decisions on the executive compensation program will be made by QuantumScape’s compensation committee.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

In April 2020, Kensington Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”) subscribed to purchase 5,031,250 shares of the 5,750,000 Class B Common Stock purchased by the Sponsor in a private placement prior to the initial public offering (the “Sponsor Shares”) for an aggregate purchase price of $25,000 and fully paid for these shares on May 1, 2020. On June 25, 2020, Kensington effected a stock dividend of 718,750 shares with respect to Class B Common Stock, resulting in the Sponsor holding an aggregate of 5,750,000 Sponsor Shares. Prior to the initial investment in Kensington of $25,000 by the Sponsor, Kensington had no assets, tangible or intangible. The number of Sponsor Shares issued was determined based on the expectation that such Sponsor Shares would represent 20% of the outstanding shares upon consummation of Kensington’s initial public offering. The Sponsor Shares (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor purchased 6,575,000 Private Warrants simultaneously with the consummation of Kensington’s initial public offering. As such, the Sponsor’s interest in Kensington’s initial public offering was valued at $6,575,000. Each Private Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share, subject to adjustment as provided herein. The Private Warrants (including the warrants that may be issued upon conversion of working capital loans and the Class A Common Stock issuable upon exercise of such Private Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. There are no redemption rights or liquidating distributions with respect to the Sponsor Shares or Private Warrants.

Other than a payment to DEHC LLC, an affiliate of Daniel Huber, the Chief Financial Officer of Kensington, of service and administrative fees of $20,000 per month for up to 18 months, no compensation of any kind, including finder’s and consulting fees, were paid by Kensington to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation the Business Combination.

On April 17, 2020, the Sponsor agreed to loan Kensington an aggregate of up to $300,000 to cover expenses related to Kensington’s initial public offering pursuant to a note (the “Note”). This loan was non-interest bearing and payable upon the consummation of Kensington’s initial public offering. Kensington borrowed a total of $75,000 under the Note and on November 25, 2020, the Sponsor converted the loan into 75,000 Working Capital Warrants on the same terms as the Private Warrants (as contemplated by the warrant agreement pursuant to which the Private Warrants were issued) upon the consummation of the Business Combination and such Working Capital Warrants were issued to Justin Mirro, who had advanced such amount to the Sponsor in order for the loan to be made.

Stockholder Support Agreements

On September 2, 2020, (i) Kensington and VGA entered into a stockholder support agreement (the “Volkswagen Support Agreement”), pursuant to which, among other things, VGA agreed, among other things, to vote its shares of preferred stock in favor of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement (the “Transactions”), and (ii) Kensington and certain Legacy QuantumScape stockholders entered into a stockholder support agreement (the “Key Stockholder Support Agreement”), pursuant to which, among other things, the certain Legacy QuantumScape stockholders agreed, among other things, to vote their shares of common stock and preferred stock in favor of the Business Combination Agreement and the Transactions.

Registration Rights and Lock-Up Agreement

On September 2, 2020, Kensington, Kensington Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain stockholders of Legacy QuantumScape (the “New Holders” and, collectively with the

Sponsor, the “Holders”) entered into a Registration Rights and Lock-Up Agreement, which was effective as of the Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, QuantumScape is obligated to file a registration statement to register the resale of certain shares of Common Stock held by the Holders after the Closing. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that QuantumScape file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of QuantumScape held by such Holders, and QuantumScape is separately required at all times to maintain an effective resale registration statement for the benefit of the Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Registration Rights and Lock-Up Agreement further provides for the securities of QuantumScape held by the Holders to be locked-up for a period of time following the Closing, subject to certain exceptions.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, effective as of September 2, 2020, Kensington entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of purchasers of the PIPE Shares, pursuant to which the Subscribers agreed to purchase, and Kensington agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $500 million. Pursuant to the terms of the Subscription Agreements and subject to certain requirements and customary conditions, QuantumScape is required to file and maintain an effective resale registration statement with respect to the PIPE Shares for the benefit of the Subscribers.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements was contingent upon, among other customary closing conditions, the substantially concurrent Closing. The purpose of the PIPE was to raise additional capital for use by QuantumScape following the Closing.

Senior Employee Lock-Up Agreements

On September 2, 2020, Kensington entered into separate Senior Employee Lock-Up Agreements with certain senior level employees of Legacy QuantumScape (the “Senior Employees”), including Legacy QuantumScape’s executive officers. The Senior Employee Lock-Up Agreements provide that the securities of QuantumScape owned of record or beneficially by the Senior Employees (including certain securities that may be granted or issued to a Senior Employee after the Closing) (collectively, the “Lock-Up Shares”) may generally not be transferred for at least 180 days after the Closing (the “Initial Lock-Up Period”) and up to four years after the Closing, subject to certain exceptions. Following the Initial Lock-Up Period, Senior Employees may transfer Lock-Up Shares without restriction as follows: (i) during the first year after the Closing, up to 25% of the total number of Lock-Up Shares, (ii) following the first anniversary of the Closing until the earlier of four years after the Closing or the occurrence of an event described below, up to 50% of the total number of Lock-Up Shares (taking into account any transfers under clause (i) above), and (iii) up to an additional 50% of the total number of Lock-Up Shares following satisfaction of agreed delivery requirements between QuantumScape and VGA.

These transfer restrictions are subject to earlier release if (i) QuantumScape completes a liquidation, merger, stock exchange or other similar transaction after the Closing that results in all of QuantumScape’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; (ii) VGA terminates for any reason the Amended and Restated Joint Venture Agreement, dated as of May 14, 2020, by and among QuantumScape and VGA; (iii) VGA issues a critical or negative statement regarding QuantumScape and its technology unless such statement is required to be made by VGA under applicable law and is truthful and accurate; or (iv) VGA transfers certain QuantumScape securities in excess of the amounts set forth in the Senior

Employee Lock-Up Agreements. The Senior Employee Lock-Up Agreements also provide that, upon consummation of the Merger, Kensington or QuantumScape shall pay to each Senior Employee a one-time cash bonus equal to 20% of the Senior Employee’s then annual base salary.

Stockholder Lock-Up Agreements

In connection with the Transactions, on November 25, 2020, Legacy QuantumScape and certain stockholders of Legacy QuantumScape entered into a lock-up agreement, pursuant to which they agreed, subject to customary exceptions, not to transfer shares of Common Stock for a period of 180 days after the Closing Date.

These transfer restrictions are subject to earlier release if (i) the last consecutive trading day where the sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) such date on which QuantumScape completes a liquidation, merger, stock exchange or other similar transaction that results in all of QuantumScape’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Indemnification Agreements

In connection with the Transactions, on November 25, 2020, QuantumScape entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of QuantumScape’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at QuantumScape’s request.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit QuantumScape and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

First VGA Letter Agreement on Board Representation

On September 2, 2020, Kensington, Legacy QuantumScape and VGA entered into a letter agreement (the “First VGA Letter Agreement”) pursuant to which, subject to the terms of such letter agreement, QuantumScape will cause to be nominated one designee of VGA for election to the Board as part of QuantumScape’s slate and, from and after the First Closing (as defined under the Series F Preferred Stock Purchase Agreement between Legacy QuantumScape and VGA, dated May 14, 2020), a second designee of VGA.

Second VGA Letter Agreement on Board Representation

On December 7, 2020, QuantumScape, Legacy QuantumScape and VGA amended and restated the First VGA Letter Agreement to provide that (i) in connection with any annual or special meeting of stockholders of QuantumScape, QuantumScape nominate for election to the Board two designees of VGA (each, a “VW Director”), with such designation rights terminating upon certain circumstances and (ii) QuantumScape shall cause one VW Director to be appointed to the nominating and corporate governance committee of the Board, provided that such VW Director fulfills the independence requirements under applicable NYSE rules.

VGA Letter Agreement on Earmarked Funds

On September 2, 2020, Kensington, Legacy QuantumScape and VGA entered into a letter agreement pursuant to which, subject to the terms of such letter agreement, Kensington and Legacy QuantumScape covenant that QuantumScape will reserve a certain portion of the proceeds from the Series F Preferred Stock financing and the capital obtained through the Merger (including any concurrent “PIPE” financing) in a separate account to fully fund QuantumScape’s future contributions to QSV pursuant to Section 3.6 of the LLCA (as defined below). The parties agreed that the amount to be held in the separate account was $134 million as of the date of the First VGA Letter Agreement.

Equity Financings

Series F Preferred Stock Financing

From May 14, 2020 through September 3, 2020, Legacy QuantumScape entered into several Series F Preferred Stock Purchase Agreements and related agreements and amendments thereto, pursuant to which it agreed to sell, and related persons, entities and their affiliates agreed to purchase, an aggregate of 14,041,437 shares of Legacy QuantumScape Series F Preferred Stock for an aggregate purchase price of $371,000,040.17 as set forth below. The closing of these Series F Preferred Stock Purchase Agreements is subject to certain conditions including, with respect to VGA only, the achievement of a specified technical milestone by March 31, 2021, as set forth in such agreements. The Series F Preferred Stock Purchase Agreement with VGA (as amended) contains provisions pursuant to which, if the relevant closing of such Series F Preferred Stock Purchase Agreement (in whole or in part) were to occur only after effectiveness of the Merger, VGA has agreed to purchase, and Kensington has agreed to issue, instead of the relevant number of shares of Legacy QuantumScape Series F Preferred Stock to be purchased at such closing, such number of shares of Class A Common Stock as would have been issued in the Merger in exchange for such shares of Legacy QuantumScape Series F Preferred Stock if they had been outstanding prior to the Merger.

Stockholder	Shares of Legacy QuantumScape Series F Preferred Stock	Total Purchase Price Commitment
Volkswagen Group of America Investments, LLC(1)(2)	7,569,508	$200,000,026.48
Al-Rayyan Holding LLC(3)	3,557,668	$93,999,992.37
2011 Buss Family Trust(3)(4)	75,695	$1,999,998.16
J.B. Straubel(3)(5)	54,572	$1,441,890.47
TIGF Direct Strategies LLC – Series 3(3)(6)	870,493	$22,999,991.95
Technology Impact Growth Fund, L.P.(3)(6)	264,933	$7,000,006.74
Quantum Partners LP(3)(7)	722,363	$19,086,130.72
Palindrome Master Fund LP(3)(7)	101,921	$2,692,936.28
JS Capital LLC(3)(7)	824,284	$21,779,067.00

(1)	Frank Blome was a member of the board of directors of Legacy QuantumScape and is a member of the Board and an affiliate of VGA.
(2)	Includes shares that were purchased after the Closing on December 1, 2020 and shares to be purchased after the achievement of a specific technical milestone by March 31, 2021.
(3)	All such were purchased on or prior to the Closing.
(4)	Brad Buss was a member of the board of directors of Legacy QuantumScape and is a member of the Board and an affiliate of 2011 Buss Family Trust.
(5)	J.B. Straubel was a member of the board of directors of Legacy QuantumScape and is a member of the Board.

(6)

Dipender Saluja was a member of the board of directors of Legacy QuantumScape and is a member of the Board and an affiliate of TIGF Direct Strategies LLC – Series 3 and Technology Impact Growth Fund, L.P.

(7)	Affiliate of Soros Fund.

Series E Preferred Stock Financing

From September 11, 2018 through December 7, 2018, Legacy QuantumScape sold an aggregate of 4,806,296 shares of its Series E Preferred Stock for an aggregate purchase price of $107,390,435.95 to related persons, entities and their affiliates as set forth below.

Stockholder	Shares of Series E Preferred Stock	Total Purchase Price
Volkswagen Group of America Investments, LLC(1)	4,475,534	$99,999,989.04
SAIC Technologies Fund I, LLC	97,138	$2,170,422.34
Technology Impact Growth Fund, LP(2)	233,624	$5,220,024.57

(1)	Frank Blome was a member of the board of directors of Legacy QuantumScape and is a member of the Board and an affiliate of VGA.
(2)	Dipender Saluja was a member of the board of directors of Legacy QuantumScape and is a member of the Board and an affiliate of Technology Impact Growth Fund, L.P.

Series D Preferred Stock Financing

On February 15, 2017, Legacy QuantumScape sold an aggregate of 497,199 shares of its Series D Preferred Stock for an aggregate purchase price of $10,000,014.33 to VW Credit, Inc. Frank Blome was a member of the board of directors of Legacy QuantumScape and is a member of the Board and is an affiliate of VW Credit, Inc.

Commercial Agreements

Agreements with Volkswagen

Joint Venture Agreement

In June 2018, Legacy QuantumScape and VGA formed a 50-50 joint venture entity, QSV, to facilitate the commercialization of Legacy QuantumScape’s solid-state battery technology and enable Volkswagen to be the first automotive OEM to utilize this technology. In 2018, the parties made an initial equity investment to the joint venture of approximately $3 million in total. The joint venture agreements were amended in 2020 in connection with a further $200 million investment commitment by VGA in Legacy QuantumScape Series F Preferred Stock.

Limited Liability Company Agreement

In June 2018, in connection with the joint venture, QSV was organized in connection with entry into a Limited Liability Agreement (the “LLCA”), with Legacy QuantumScape and VGA designated as the members of QSV. In May 2020, the parties amended and restated the LLCA in connection with the amendment to the joint venture agreement.

Phase 1 License Agreement

In May 2020, in connection with the joint venture, Legacy QuantumScape entered into a license agreement with QSV (which amended and restated a license agreement entered into in September 2018) to license its battery technology. The battery technology that is licensed to the joint venture does not include the right to manufacture Legacy QuantumScape’s proprietary solid-state separator.

Common IP License Agreements

In May 2020, in connection with the joint venture, Legacy QuantumScape entered into a license agreement with Volkswagen Group of America, Inc. (which amended and restated a license agreement entered into in September 2018) to license certain intellectual property on a royalty free basis in connection with production and manufacturing of solid-state battery cells in the automotive space.

Mutual Non-Disclosure Agreement

In January 2017, Legacy QuantumScape entered into, and in April 2018 amended, a mutual non-disclosure agreement with Volkswagen Group of America, Inc. to provide to each other certain proprietary, confidential and trade secret information in connection with discussion and negotiations regarding potential cooperation in connection with the development and production of battery cells and related components, including research and development regarding production process.

Employment Agreements

Legacy QuantumScape entered into employment agreements and offer letter agreements with certain of its executive officers. See the section titled “Executive Compensation—Executive Letter Agreements.”

Related Person Transactions Policy Following the Business Combination

Upon the Closing, the Board adopted a written Related Person Transactions Policy that sets forth QuantumScape’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of QuantumScape’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which QuantumScape or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to QuantumScape as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of QuantumScape’s voting securities (including Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of QuantumScape’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to QuantumScape’s audit committee (or, where review by QuantumScape’s audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, QuantumScape will rely on information supplied by QuantumScape’s executive officers, directors and certain significant stockholders. In considering related person transactions, QuantumScape’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to QuantumScape;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

QuantumScape’s audit committee will approve only those transactions that it determines are fair to us and in QuantumScape’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock as of December 14, 2020 (unless otherwise specified), as adjusted to reflect the Class A Common Stock that may be sold from time to time pursuant to this prospectus, for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 206,316,068 shares of our Class A Common Stock and 156,645,776 shares of our Class B Common Stock issued and outstanding as of December 14, 2020 and do not take into account the following:

•

6,575,000 shares of our Class A Common Stock issuable upon exercise of the warrants that were initially issued to the Sponsor in connection with Kensington’s initial public offering in a private placement, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share;

•	15,221,334 shares of Class A Common Stock that will be issued and sold to VGA subject to the achievement of a specified technical milestone before March 31, 2021;

•

11,499,989 shares of our Class A Common Stock issuable upon exercise of the warrants that were issued to stockholders in connection with Kensington’s initial public offering, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share;

•

75,000 shares of our Class A Common Stock issuable upon exercise of the warrants that were issued to an affiliate of the Sponsor in consideration of the conversion of a working capital loan in the aggregate amount of $75,000;

•	521,693 shares of our Class A Common Stock upon the exercise of warrants that were issued to Legacy QuantumScape stockholders at an exercise price of $2.5877 per share that remain outstanding;

•	501,047 shares of our Class B Common Stock upon the exercise of warrants that were issued to Legacy QuantumScape stockholders at an exercise price of $0.5473 per share that remain outstanding; and

•	41,500,000 shares of our Class A Common Stock issuable reserved for future issuance under our 2020 Plan.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o QuantumScape Corporation, 1730 Technology Drive, San Jose, California 95110.

Name of Beneficial Owner	Number of shares of Common Stock	% of Outstanding Common Stock		% of Total Voting Power
Five Percent Holders
Volkswagen Group of America Investments, LLC(1)	70,995,205	19.56		13.13
Khosla Ventures III, LP(2)	35,440,404	9.76		17.54
Capricorn-Libra Investment Group, LLC(3)	23,419,739	6.45		8.44
KPCB Holdings, Inc., as nominee(4)	20,282,130	5.59		10.46
Timothy Holme(5)	14,792,392	4.06		7.83
Directors and Named Executive Officers
Jagdeep Singh(6)	28,315,520	7.58		10.03
Howard Lukens(7)	3,911,481	1.07		1.57
Michael McCarthy(8)	2,873,867		*		*
Prof. Fritz Prinz(9)	13,484,541	3.72		7.61
Frank Blome(10)	—	—		—
Brad Buss(11)	304,426		*		*
John Doerr(12)	—	—		—
Prof. Dr. Jürgen Leohold(13)	341,858		*		*
Justin Mirro(14)	1,744,898		*
J.B. Straubel(15)	636,772		*		*
Dipender Saluja(16)	—	—		—
All Directors and Executive Officers as a Group (14 Individuals)(17)	71,619,955	19.73		27.68

*	Represents beneficial ownership of less than 1%.
(1)

Consists of 53,014,769 shares of Class A Common Stock and 17,980,436 shares of Class B Common Stock. The business address of Volkswagen Group of America Investments, LLC is 220 Ferdinand Porsche Dr. Herndon, VA 20171.

(2)	Consists of 4,830,503 shares of Class A Common Stock and 30,609,901 shares of Class B Common Stock. The business address of Khosla Ventures III, LP is 2128 Sand Hill Road Menlo Park, CA 94025.
(3)

Consists of 1,065,494 shares of Class A Common Stock held by Technology Impact Growth Fund, LP, 5,403,570 shares of Class A Common Stock held by TIGF Direct Strategies LLC – Series 3 and 2,927,838 shares of Class A Common Stock and 14,022,837 shares of Class B Common stock held by Capricorn-Libra Investment Group, LLC. TIGF Partners, LLC is the general partner of Technology Impact Growth Fund, LP and the manager of TIGF Direct Strategies LLC – Series 3. TIGF Partners, LLC is wholly owned by Capricorn-Libra Investment Group, LLC. The business address of Technology Impact Growth Fund, LP is 250 University Avenue Palo Alto, CA 94301. The business address of TIGF Direct Strategies LLC – Series 3 is 250 University Avenue Palo Alto, CA 94301. The business address of Capricorn-Libra Investment Group, LLC is 250 University Avenue Palo Alto, CA 94301.

(4)

Consists of 1,932,201 shares of Class A Common Stock and 18,349,929 shares of Class B Common Stock. The business address of KPCB Holdings, Inc., as nominee is 2750 Sand Hill Road, Menlo Park, CA 94025.

(5)

Consists of (a) options to purchase 973,596 shares of Class A Common Stock that are exercisable within 60 days of December 14, 2020, (b) 333,804 shares of Class B Common Stock that are exercisable within 60 days of December 14, 2020 and (c) 13,484,992 shares of Class B Common Stock held by Dr. Holme.

(6)

Consists of (a) options to purchase 8,727,493 shares of Class A Common Stock that are exercisable within 60 days of December 14, 2020, (b) 2,010,874 shares of Class B Common Stock that are exercisable within 60 days of December 14, 2020, (c) 1,340,582 shares of Class B Common Stock held by Mr. Singh, (d) 4,021,750 shares of Class B Common Stock held in trust by Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020, (e) 4,021,750 shares of Class B Common Stock held in trust by Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020, (f)

966,100 shares of Class A Common Stock and 5,541,385 shares of Class B Common Stock held in trust by Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996, (g) 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013, (h) 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013 and (i) 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013. Mr. Singh shares voting and dispositive power and is the trustee of each of Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020, Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020, Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996, Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013, Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013 and Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013.
(7)

Consists of (a) options to purchase 1,224,956 shares of Class A Common Stock that are exercisable within 60 days of December 14, 2020, (b) 1,922,394 shares of Class B Common Stock that are exercisable within 60 days of December 14, 2020 and (c) 764,131 shares of Class B Common Stock held by Mr. Lukens.

(8)

Consists of (a) options to purchase 1,928,759 shares of Class A Common Stock that are exercisable within 60 days of December 14, 2020, (b) 124,673 shares of Class B Common Stock that are exercisable within 60 days of December 14, 2020 and (c) 820,435 shares of Class B Common Stock held by Mr. McCarthy.

(9)

Consists of (a) 8,390,327 shares of Class B Common Stock held by Prof. Prinz, (b) 1,340,582 shares of Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helen Prinz 2019 Trust dated June 17, 2019, (c) 1,340,582 shares of Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt Prinz 2019 Trust dated June 17, 2019, (d) 1,206,525 shares of Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020, and (e) 1,206,525 shares of Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020. Prof. Prinz shares voting and dispositive power and is the trustee of each of Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020, Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020, Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt Prinz 2019 Trust dated June 17, 2019 and Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helen Prinz 2019 Trust dated June 17, 2019.

(10)

Mr. Blome, a member of our board of directors, is Head of Volkswagen’s Battery Center of Excellence. Mr. Blome disclaims beneficial ownership of all shares held by Volkswagen Group of America Investments, LLC referred to in footnote (1) above.

(11)	Consists of 304,426 shares of Class A Common Stock held by Mr. Buss.
(12)

Mr. Doerr, a member of our board of directors, is the Chairman at Kleiner Perkins. Mr. Doerr disclaims beneficial ownership of all shares held by KPCB Holdings, Inc., as nominee referred to in footnote (4) above.

(13)	Consists of options to purchase 341,858 Class A Common Stock that are exercisable within 60 days of December 14, 2020.
(14)

Consists of (a) 1,144,898 shares of Class A Common Stock held by Kensington Capital Partners, LLC, (b) 300,000 shares of Class A Common Stock held by the Justin E. Mirro 2020 Qualified Annuity Trust under agreement dated June 27, 2020 and (c) 300,000 shares of Class A Common Stock held by the Kensington Capital Trust under an agreement dated June 27, 2020. Mr. Mirro is the managing member and sole owner of Kensington Capital Partners, LLC. Mr. Mirro is trustee of the Justin E. Mirro 2020 Qualified Annuity Trust under agreement dated June 27, 2020. Mr. Mirro disclaims any beneficial ownership of the shares held by the Justin E. Mirro 2020 Qualified Annuity Trust under agreement dated June 27, 2020 other than to the extent he may have a pecuniary interest therein, directly or indirectly. Mr. Mirro’s spouse serves as the trustee of the Kensington Capital Trust under agreement dated June 27, 2020. Mr. Mirro disclaims any beneficial ownership of the shares held by the Kensington Capital Trust under agreement dated June 27, 2020 other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(15)

Consists of (a) options to purchase 234,598 shares of Class A Common Stock that are exercisable within 60 days of December 14, 2020, (b) 219,474 shares of Class A Common Stock and (c) 182,700 shares of Class B Common Stock held by Mr. Straubel.

(16)

Mr. Saluja, a member of our board of directors, is Managing Director of Capricorn-Libra Investment Group, LLC. Mr. Saluja disclaims beneficial ownership of all shares held by Capricorn-Libra Investment Group, LLC referred to in footnote (3) above.

(17)

Consists of (a) options to purchase 17,991,192 shares of Class A Common Stock that are exercisable within 60 days of December 14, 2020, (b) 4,391,745 shares of Class B Common Stock that are exercisable within 60 days of December 14, 2020, (c) 5,152,469 shares of Class A Common Stock and (d) 44,084,549 shares of Class B Common Stock.

Please see the sections titled “Management,” “Executive Compensation” and “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus for information regarding material relationships with our selling securityholders within the past three years.

SELLING SECURITYHOLDERS

The selling securityholders acquired the Class A Common Stock, Private Warrants, and Working Capital Warrants from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with the PIPE and private placements concurrent with Kensington’s initial public offering and the Closing. Pursuant to the Registration Rights and Lock-Up Agreement and the Subscription Agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale the Private Warrants (and Class A Common Stock that may be issued upon exercise of the Private Warrants) and all of the shares of Class A Common Stock issued to the Subscribers.

The following table sets forth, based on written representations from the selling securityholders, certain information as of December 14, 2020 regarding the beneficial ownership of our Common Stock, Private Warrants, and Working Capital Warrants by the selling securityholders and the shares of Common Stock, Private Warrants, and Working Capital Warrants being offered by the selling securityholders as set forth below and do not reflect any other Company securities that the selling securityholder may own beneficially or otherwise:

•	50,000,000 outstanding shares of our Class A Common Stock beneficially owned by the Subscribers;

•

236,964,076 shares of our Class A Common Stock (including 129,439,397 shares of Class A Common Stock issuable upon conversion of Class B Common Stock, 22,556,846 shares of Class A Common Stock issuable upon the exercise of stock options and 6,635,887 shares of Class A Common Stock issuable upon the vesting of restricted stock units) beneficially owned by affiliates and certain QuantumScape stockholders;

•

5,770,643 shares of our Class A Common Stock issuable upon exercise of the warrants that were transferred to members of the Sponsor that occurred simultaneously with the Closing, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share (upon exercise and issuance, such shares of our Class A Common Stock may be offered for sale by the holders pursuant to this prospectus);

•

5,770,643 warrants to purchase shares of our Class A Common Stock that were transferred to members of the Sponsor that occurred simultaneously with the Closing, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share (upon exercise and issuance, such shares of our Class A Common Stock may be offered for sale by the holders pursuant to this prospectus);

•

804,357 shares of our Class A Common Stock issuable upon exercise of the warrants that were transferred to an affiliate of the Sponsor that occurred simultaneously with the Closing, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share (upon exercise and issuance, such shares of our Class A Common Stock may be offered for sale by the holders pursuant to this prospectus);

•

804,357 warrants to purchase shares of our Class A Common Stock that were transferred to an affiliate of the Sponsor that occurred simultaneously with the Closing, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share (upon exercise and issuance, such shares of our Class A Common Stock may be offered for sale by the holders pursuant to this prospectus);

•

75,000 shares of our Class A Common Stock issuable upon exercise of the warrants that were issued to an affiliate of the Sponsor that occurred simultaneously with the Closing, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share (upon exercise and issuance, such shares of our Class A Common Stock may be offered for sale by the holders pursuant to this prospectus); and

•

75,000 warrants to purchase shares of our Class A Common Stock that were issued to an affiliate of the Sponsor that occurred simultaneously with the Closing, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share (upon exercise and issuance, such shares of our Class A Common Stock may be offered for sale by the holders pursuant to this prospectus).

Unless specifically indicated in the footnotes therein, the shares of Common Stock offered by the selling securityholders hereunder do not include:

•	15,221,334 shares of Class A Common Stock that will be issued and sold to VGA subject to the achievement of a specified technical milestone before March 31, 2021;

•

11,499,989 shares of our Class A Common Stock issuable upon exercise of the warrants that were issued to stockholders in connection with Kensington’s initial public offering, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share;

•

11,499,989 warrants to purchase shares of our Class A Common Stock that are the warrants issued to stockholders in connection with Kensington’s initial public offering, currently exercisable for one share of our Class A Common Stock at a price of $11.50 per share;

•	521,693 shares of our Class A Common Stock upon the exercise of warrants that were issued to Legacy QuantumScape stockholders at an exercise price of $2.5877 per share that remain outstanding;

•	521,693 warrants to purchase shares of our Class A Common Stock that were issued to Legacy QuantumScape stockholders at an exercise price of $2.5877 per share that remain outstanding;

•	501,047 shares of our Class B Common Stock upon the exercise of warrants that were issued to Legacy QuantumScape stockholders at an exercise price of $0.5473 per share that remain outstanding;

•	501,047 warrants to purchase shares of our Class B Common Stock that were issued to Legacy QuantumScape stockholders at an exercise price of $0.5473 per share that remain outstanding; and

•	41,500,000 shares of our Class A Common Stock issuable reserved for future issuance under our 2020 Plan.

The applicable percentage ownership of Common Stock is based on approximately 206,316,068 shares of our Class A Common Stock and 156,645,776 shares of our Class B Common Stock outstanding as of December 14, 2020 unless otherwise noted. Information with respect to shares of Class A Common Stock, Private Warrants, and Working Capital Warrants owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock, Private Warrants, and Working Capital Warrants offered and no other purchases or sales of our Class A Common Stock, Private Warrants, and Working Capital Warrants. The selling securityholders may offer and sell some, all or none of their shares of Class A Common Stock, Private Warrants, or Working Capital Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Class A Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.

	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold

Name of Selling Securityholder					Number	Percent	Number	Percent
Alyeska Master Fund 3, LP(1)	8,800	—	8,800	—	—	—	—	—
Alyeska Master Fund, LP(1)	1,091,200	—	1,091,200	—	—	—	—	—

	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold

Name of Selling Securityholder					Number	Percent	Number	Percent
Antara Capital Master Fund LP(2)	1,500,000	—	1,500,000	—	—	—	—	—
Banque Pictet & Cie SA Geneva (Migros Pensionskasse)(3)	89,852	—	89,852	—	—	—	—	—
Baron Opportunity Fund(4)	200,000	—	200,000	—	—	—	—	—
Brad Buss(5)	1,712,038	—	1,712,038	—	—	—	—	—
Capricorn-Libra Investment Group, LLC(6)	23,419,739	—	23,419,739	—	—	—	—	—
Carilion Clinic(2)	750,000	—	750,000	—	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd(7)	600,000	—	600,000	—	—	—	—	—
FIAM Target Date Blue Chip Growth Commingled Pool By: Fidelity Institutional Asset Management Trust Company, as Trustee(8)	396,717	—	396,717	—	—	—	—	—
Fidelity Advisor Series VII: Fidelity Advisor Technology Fund(8)	1,795,300	—	1,795,300	—	—	—	—	—
Fidelity Blue Chip Growth Commingled Pool By: Fidelity Management Trust Company, as Trustee(8)	153,752	—	153,752	—	—	—	—	—
Fidelity Blue Chip Growth Institutional Trust By: Its manager Fidelity Investments Canada ULC(8)	14,234	—	14,234	—	—	—	—	—
Fidelity Growth Company Commingled Pool By: Fidelity Management Trust Company, as Trustee(8)	1,669,919	—	1,669,919	—	—	—	—	—

	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold

Name of Selling Securityholder					Number	Percent	Number	Percent
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund(8)	1,738,239	—	1,738,239	—	—	—	—	—
Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund(8)	230,044	—	230,044	—	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund(8)	361,798	—	361,798	—	—	—	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(8)	4,323,831	—	4,323,831	—	—	—	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund(8)	451,984	—	451,984	—	—	—	—	—
Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund(8)	7,205	—	7,205	—	—	—	—	—
Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund(8)	652,277	—	652,277	—	—	—	—	—
Fidelity Select Portfolios: Select Automotive Portfolio(8)	15,912	—	15,912	—	—	—	—	—
Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt Prinz 2019 Trust dated June 17, 2019(9)	1,340,582	—	1,340,582	—	—	—	—	—
Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helen Prinz 2019 Trust dated June 17, 2019(10)	1,340,582	—	1,340,582	—	—	—	—	—
Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020(11)	1,206,525	—	1,206,525	—	—	—	—	—

	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold

Name of Selling Securityholder					Number	Percent	Number	Percent
Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020(12)	1,206,525	—	1,206,525	—	—	—	—	—
Hare & Co (LIUNA National (Industrial) Pension Fund)(3)	42,543	—	42,543	—	—	—	—	—
Hare & Co (LIUNA Staff & Affiliates Pension Fund)(3)	44,446	—	44,446	—	—	—	—	—
Hare & Co (National Elevator Industry Health Benefit Plan)(3)	30,234	—	30,234	—	—	—	—	—
Hare & Co (Penn Series Fund, Inc. Small Cap Growth Fund)(3)	71,157	—	71,157	—	—	—	—	—
Hartree Partners, LP(13)	900,000	—	900,000	—	—	—	—	—
Howard Lukens(14)	4,693,375	—	4,693,375	—	—	—	—	—
ICS Opportunities, Ltd.(15)	1,000,000	—	1,000,000	—	—	—	—	—
IFTCO (Ohio National Fund, Inc. – ON Janus Henderson Venture Portfolio)(3)	99,791	—	99,791	—	—	—	—	—
Inherent ESG Opportunity Master, LP(16)	1,800,000	—	1,800,000	—	—	—	—	—
Integrated Core Strategies (US) LLC(15)	1,500,000	—	1,500,000	—	—	—	—	—
J.B. Straubel(17)	1,407,611	—	1,407,611	—	—	—	—	—
Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996(18)	6,507,485	—	6,507,485	—	—	—	—	—
Jagdeep Singh(19)	32,608,050	—	32,608,050	—	—	—	—	—
Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020(20)	4,021,750	—	4,021,750	—	—	—	—	—

	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold

Name of Selling Securityholder					Number	Percent	Number	Percent
Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020(21)	4,021,750	—	4,021,750	—	—	—	—	—
Jane Street Global Trading, LLC(22)	400,000	—	400,000	—	—	—	—	—
Janus Henderson Capital Funds plc – Janus Henderson US Venture Fund(3)	114,304	—	114,304	—	—	—	—	—
Janus Henderson Triton Fund(3)	6,345,706	—	6,345,706	—	—	—	—	—
Janus Henderson Venture Fund(3)	2,036,185	—	2,036,185	—	—	—	—	—
JNL Multi-Manager Alternative Fund(23)	23,000	—	23,000	—	—	—	—	—
Justin Mirro(24)	1,744,898	879,357	1,744,898	879,357	—	—	—	—
Kensington Capital Sponsor LLC Members(25)	4,005,102	5,770,643	4,005,102	5,770,643	—	—	—	—
Kepos Alpha Master Fund L.P.(26)	1,000,000	—	1,000,000	—	—	—	—	—
Kevin Hettrich(27)	2,594,023	—	2,594,023	—	—	—	—	—
Khosla Ventures III, LP(28)	35,440,404	—	35,440,404	—	—	—	—	—
KPCB Holdings, Inc., as nominee(29)	20,282,130	—	20,282,130	—	—	—	—	—
Lugard Road Capital Master Fund LP(30)	2,250,000	—	2,250,000	—	—	—	—	—
Luxor Capital Partners Offshore Master Fund LP(31)	795,795	—	795,795	—	—	—	—	—
Luxor Capital Partners, LP(31)	1,141,310	—	1,141,310	—	—	—	—	—
Luxor Wavefront, LP(31)	312,895	—	312,895	—	—	—	—	—
M. Gardiner & Co. (Nationwide Savings Plan)(3)	125,782	—	125,782	—	—	—	—	—
Michael McCarthy(32)	3,856,848	—	3,856,848	—	—	—	—	—
Mohit Singh(33)	4,693,377	—	4,693,377	—	—	—	—	—

	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold

Name of Selling Securityholder					Number	Percent	Number	Percent
Nineteen77 Global Merger Arbitrage Master Limited(34)	300,000	—	300,000	—	—	—	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited(34)	300,000	—	300,000	—	—	—	—	—
Norges Bank (the Central Bank of Norway)	6,500,000	—	6,500,000	—	—	—	—	—
Omni Partners(35)	400,000	—	400,000	—	—	—	—	—
Prof. Dr. Jürgen Leohold(36)	804,350	—	804,350	—	—	—	—	—
Prof. Friedrich Prinz(37)	13,484,541	—	13,484,541	—	—	—	—	—
Retirement Plan of Carilion Clinic(2)	750,000	—	750,000	—	—	—	—	—
Scopus Asset Management, L.P.(38)	300,000	—	300,000	—	—	—	—	—
Senator Global Opportunity Master Fund L.P.(39)	4,400,000	—	4,400,000	—	—	—	—	—
Technology Impact Growth Fund, LP(40)	1,065,494	—	1,065,494	—	—	—	—	—
Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013(41)	561,862	—	561,862	—	—	—	—	—
Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013(42)	561,862	—	561,862	—	—	—	—	—
Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013(43)	561,862	—	561,862	—	—	—	—	—
The Merger Fund VL(23)	9,000	—	9,000	—	—	—	—	—
The Merger Fund(23)	168,500	—	168,500	—	—	—	—	—
TIGF Direct Strategies LLC – Series 3(44)	5,403,570	—	5,403,570	—	—	—	—	—

	Common Stock Beneficially Owned Prior to Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold

Name of Selling Securityholder					Number	Percent	Number	Percent
Timothy Holme(45)	15,222,385	—	15,222,385	—	—	—	—	—
Variable Insurance Products Fund IV: Technology Portfolio(8)	688,788	—	688,788	—	—	—	—	—
Volkswagen Group of America Investments, LLC(46)	70,995,205	—	70,995,205	—	—	—	—	—
WCM Alternatives: Credit Event Fund(23)	17,000	—	17,000	—	—	—	—	—
WCM Alternatives: Event-Driven Fund(23)	57,500	—	57,500	—	—	—	—	—
WCM Master Trust(23)	25,000	—	25,000	—	—	—	—	—
Total Shares	286,964,076	6,650,000	286,964,076	6,650,000	—	—	—	—

(1)

Alyeska Investment Group, L.P., the investment manager of the selling securityholder, has voting and investment control of the shares held by the selling securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the selling securityholder.

(2)

Antara Capital LP, is the investment manager of the selling securityholder and may be deemed to have voting and dispositive power with respect to the shares. Himanshu Gulati is the Managing Member of Antara Capital LP and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the selling securityholder. Mr. Gulati disclaims beneficial ownership of the shares of Class A Common Stock held by the selling securityholder.

(3)

Janus Capital Management LLC (“Janus”) acts as the investment advisor to the selling securityholder and has the ability to make decisions with respect to the voting and disposition of the shares held by the selling securityholder. Under the terms of its management contract with the selling securityholder, Janus has the overall responsibility for directing the investments for the selling securityholder in accordance with its investment objectives, policies and limitations. The selling securityholder has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the voting and disposition of the shares held by selling securityholder.

(4)

Baron Opportunity Fund is an investment company registered under the Investment Company Act of 1940 and its business address is 767 Fifth Avenue, 48th Floor, New York, NY 10153. Mr. Ronald Baron has voting and/or investment control over the shares held by Baron Opportunity Fund. Mr. Baron disclaims beneficial ownership of the shares held by Baron Opportunity Fund.

(5)

Consists of (a) 304,426 shares of Class A Common Stock and (b) 1,407,612 shares of Class A Common Stock issuable upon exercise of options held by Mr. Buss. None of the 1,407,612 shares of Class A Common Stock issuable upon exercise of options are exercisable within 60 days of December 14, 2020. 1/5th of the options to purchase shares of Class A Common Stock vest on August 7, 2021 and the remainder vest evenly on the 7th day of each month thereafter, subject to Mr. Buss’s continued service through each vesting date.

(6)

Consists of 1,065,494 shares of Class A Common Stock held by Technology Impact Growth Fund, LP, 5,403,570 shares of Class A Common Stock held by TIGF Direct Strategies LLC – Series 3 and 2,927,838 shares of Class A Common Stock and 14,022,837 shares of Class B Common Stock held by Capricorn-Libra Investment Group, LLC. TIGF Partners, LLC is the general partner of Technology Impact Growth Fund, LP and the manager of TIGF Direct Strategies LLC – Series 3. TIGF Partners, LLC is wholly owned by Capricorn-Libra Investment Group, LLC. The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(7)

Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the U.S. Investment Advisers Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities.

(8)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(9)

Consists of 1,340,582 shares of Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt Prinz 2019 Trust dated June 17, 2019. Prof. Prinz shares voting and dispositive power and is the trustee of Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt Prinz 2019 Trust dated June 17, 2019.

(10)

Consists of 1,340,582 shares of Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helen Prinz 2019 Trust dated June 17, 2019. Prof. Prinz shares voting and dispositive power and is the trustee of Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helen Prinz 2019 Trust dated June 17, 2019.

(11)

Consists of 1,206,525 shares of Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020. Prof. Prinz shares voting and dispositive power and is the trustee of Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020.

(12)

Consists of 1,206,525 shares of Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020. Prof. Prinz shares voting and dispositive power and is the trustee of Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020.

(13)

Hartree Partners, LP (“Hartree”) is managed by Hartree Partners GP, LLC (“Hartree GP”) as the general partner of Hartree. The management committee of Hartree GP is comprised of six members and such committee establishes the trading guidelines of Hartree. The address of Hartree and Hartree GP is 1185 Ave of the Americas, New York, NY 10036.

(14)

Consists of (a) 1,604,675 shares of Class A Common Stock that are issuable upon exercise of options, (b) 1,922,394 shares of Class B Common Stock that are issuable upon exercise of options, (c) 402,175 shares of Class A Common Stock issuable upon the vesting of restricted stock units and (d) 764,131 shares of Class B Common Stock held by Mr. Lukens. 1,224,956 shares of Class A Common Stock and 1,922,394 shares of Class B Common Stock are exercisable within 60 days of December 14, 2020. 27,818 of the remaining shares of Class A Common Stock that are issuable upon the exercise of options vest on March 1 and April 1, 2021 and 351,901 of the remaining shares of Class A Common Stock that are issuable upon the exercise of options vest evenly on the 5th of each month, subject to Mr. Lukens’s continued service through each vesting date. 1/6th of Mr. Lukens’s restricted stock units vest on February 15, 2021 and 1/12th vest quarterly thereafter. In the event of a change in control, if Mr. Lukens’s employment is terminated by the Company without cause or if Mr. Lukens is constructively terminated within six months following such event, then 50% of any unvested shares shall immediately vest.
(15)

Consists of (a) 1,000,000 shares of Class A Common Stock beneficially owned by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”) and (b) 1,500,000 shares of Class A Common Stock beneficially owned by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”). Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, ICS Opportunities, ICS Opportunities II or Integrated Assets, as the case may be.

(16)

Inherent ESG Opportunity GP, LP (the “ESG GP”), is the general partner of the selling securityholder in this offering and may be deemed to have voting and dispositive power with respect to the shares. Anthony Davis is the Chief Executive Officer of ESG GP and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholders. Mr. Davis disclaims beneficial ownership of the shares of common stock held by the selling securityholder.

(17)

Consists of (a) 1,005,437 shares of Class A Common Stock issuable upon the exercise of options, (b) 219,474 shares of Class A Common Stock and (c) 182,700 shares of Class B Common Stock held by Mr. Straubel. 234,598 options to purchase shares of Class A Common stock are exercisable within 60 days of December 14, 2020. The remaining 770,839 options to purchase shares of Class A Common Stock vest evenly on the 11th day of each month, subject to Mr. Straubel’s continued service through each vesting date.

(18)

Consists of 966,100 shares of Class A Common Stock and 5,541,385 shares of Class B Common Stock held in trust by Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996. Mr. Singh shares voting and dispositive power and is the trustee of Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996.

(19)

Consists of (a) 2,010,874 shares of Class B Common Stock issuable upon exercise of options, (b) 8,998,273 shares of Class A Common Stock issuable upon exercise of options, (c) 4,021,750 shares of Class A Common Stock issuable upon the vesting of restricted stock units, (d) 1,340,582 shares of Class B Common Stock, (d) 4,021,750 shares of Class B Common Stock held in trust by Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020, (f) 4,021,750 shares of Class B Common Stock held in trust by Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020, (g) 966,100 shares of Class A Common Stock and 5,541,385 shares of Class B Common Stock held in trust by Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996, (h) 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013, (i) 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013 and (j) 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013. Mr. Singh shares voting and dispositive power and is the trustee of each of Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020, Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020, Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996, Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013, Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013 and Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013. All 2,010,874 options to purchase shares of Class B Common Stock and 8,727,493 options to purchase shares of Class A Common Stock are exercisable within 60 days of December 14, 2020. The remaining 270,780 options to purchase shares of Class A Common Stock vest evenly on March 1 and April 1, 2021, subject to Mr. Singh’s continued service through each vesting date. 1/8th of the restricted stock units vest on February 15, 2021 and 1/16th vest quarterly thereafter. In the event of a change in control, if Mr. Singh’s employment is terminated by the Company without cause or if Mr. Singh is constructively terminated within six months following such event, then 50% of any unvested shares shall immediately vest.
(20)

Consists of 4,021,750 shares of Class B Common Stock directly owned by Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020. Mr. Singh shares voting and dispositive power and is the trustee of Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September1, 2020.

(21)

Consists of 4,021,750 shares of Class B Common Stock held in trust by Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020. Mr. Singh shares voting and dispositive power and is the trustee of Jagdeep Singh, Trustee of the Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020.

(22)	Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC.
(23)

The address for The Merger Fund, The Merger Fund VL, WCM Alternatives: Event-Driven Fund, WCM Alternatives: Credit Event Fund, JNL Multi-Manager Alternative Fund, WCM Master Trust, Westchester Capital Management, LLC (“WCM”) and Westchester Capital Partners, LLC (“WCP”) is 100 Summit Lake Drive, Suite 220, Valhalla, NY 10595. WCM serves as investment advisor to The Merger Fund, The Merger Fund VL, WCM Alternatives: Event-Driven Fund and WCM Alternatives: Credit Event Fund and sub-advisor to JNL Multi-Manager Alternative Fund. WCP serves as investment advisor to WCM Master Trust. Mr. Roy D. Behren and Mr. Michael T. Shannon each serve as Co-Managers of WCM and Co-Managers of WCP. By virtue of these relationships, WCM, WCP and Messrs. Behren and Shannon may be deemed to beneficially own the shares held by these selling securityholders, however, each of WCM, WCP and Messrs. Behren and Shannon disclaim beneficial ownership of the shares held by these selling securityholders except to the extent of their pecuniary interest in such securities.

(24)

Consists of (a) 804,357 shares of Class A Common Stock issuable upon Private Warrants held by Mr. Mirro, (b) 75,000 shares of Class A Common Stock issuable upon Working Capital Warrants held by Mr. Mirro, (c) 1,144,898 shares of Class A Common Stock held by Kensington Capital Partners, LLC, (d) 300,000 shares of Class A Common Stock held by the Justin E. Mirro 2020 Qualified Annuity Trust under agreement dated June 27, 2020 and (e) 300,000 shares of Class A Common Stock held by the Kensington Capital Trust under an agreement dated June 27, 2020. Mr. Mirro is the managing member and sole owner of Kensington Capital Partners, LLC. Mr. Mirro is trustee of the Justin E. Mirro 2020 Qualified Annuity Trust under agreement dated June 27, 2020. Mr. Mirro disclaims any beneficial ownership of the shares held by the Justin E. Mirro 2020 Qualified Annuity Trust under agreement dated June 27, 2020 other than to the extent he may have a pecuniary interest therein, directly or indirectly. Mr. Mirro’s spouse serves as the trustee of the Kensington Capital Trust under agreement dated June 27, 2020. Mr. Mirro disclaims any beneficial ownership of the shares held by the Kensington Capital Trust under agreement dated June 27, 2020 other than to the extent of any pecuniary interest he may have therein, directly or indirectly.
(25)

Consists of (a) 4,005,102 shares of Class A Common Stock held by members of Kensington Capital Sponsor LLC and (b) 5,770,643 shares of Class A Common Stock issuable upon exercise of Private Warrants held by members of Kensington Capital Sponsor LLC.

(26)

Mark Carhart is the Managing Member of Kepos Partners MM LLC, the Managing Member of Kepos Partners LP, and the General Partner of selling securityholder. Mr. Carhart disclaims beneficial ownership of these securities.

(27)

Consists of (a) 1,135,405 shares of Class A Common Stock that are issuable upon exercise of options, (b) 804,350 shares of Class A Common Stock issuable upon the vesting of restricted stock units, (c) 231,985 shares of Class A Common Stock and (d) 422,283 shares of Class B Common Stock held by Mr. Hettrich. 877,349 options to purchase shares of Class A Common Stock are exercisable within 60 days of December 14, 2020. 23,457 of the remaining shares of Class A Common Stock that are issuable upon the exercise of options vest evenly on the 1st of each month and 234,599 of the remaining shares of Class A Common Stock that are issuable upon the exercise of options vest evenly on the 5th of each month, subject to Mr. Hettrich’s continued service through each vesting date. 1/6th of Mr. Hettrich’s restricted stock units vest on February 15, 2021 and 1/12th vest quarterly thereafter. In the event of a change in control, if Mr. Hettrich’s employment is terminated by the Company without cause or if Mr. Hettrich is constructively terminated within six months following such event, then 50% of any unvested shares shall immediately vest.

(28)	Consists of 4,830,503 shares of Class A Common Stock and 30,609,901 shares of Class B Common Stock. The business address of Khosla Ventures III, LP is 2128 Sand Hill Road Menlo Park, CA 94025.
(29)

Consists of 1,932,201 shares of Class A Common Stock and 18,349,929 shares of Class B Common Stock. The business address of KPCB Holdings, Inc., as nominee is 2750 Sand Hill Road, Menlo Park, CA 94025.

(30)	Controlled by Jonathan Green, on behalf of Luxor Capital Group, LP, the investment manager of the selling securityholder.
(31)	Controlled by Christian Leone, on behalf of Luxor Capital Group, LP, the investment manager of the selling securityholder.
(32)

Consists of (a) 2,308,478 shares of Class A Common Stock that are issuable upon exercise of options, (b) 124,673 shares of Class B Common Stock that are issuable upon exercise of options, (c) 603,262 shares of Class A Common Stock issuable upon the vesting of restricted stock units and (d) 820,435 shares of Class B Common Stock held by Mr. McCarthy. 1,928,759 shares of Class A Common Stock and 124,673 shares of Class B Common Stock are exercisable within 60 days of December 14, 2020. 27,818 of the remaining shares of Class A Common Stock that are issuable upon the exercise of options vest evenly on the 1st of each month and 351,901 of the remaining shares of Class A Common Stock that are issuable upon the exercise of options vest evenly on the 5th of each month, subject to Mr. McCarthy’s continued service through each vesting date. 1/6th of Mr. McCarthy’s restricted stock units vest on February 15, 2021 and 1/12th vest quarterly thereafter. In the event of a change in control, if Mr. McCarthy’s employment is terminated by the Company without cause or if Mr. McCarthy is constructively terminated within six months following such event, then 50% of any unvested shares shall immediately vest.

(33)

Consists of 4,291,202 shares of Class A Common Stock that are issuable upon exercise of options and (b) 402,175 shares of Class A Common Stock issuable upon the vesting of restricted stock units. 3,883,668 shares of Class A Common Stock are exercisable within 60 days of December 14, 2020. 55,632 of the remaining shares of Class A Common Stock that are issuable upon the exercise of options vest evenly on the 1st of each month and 351,902 of the remaining shares of Class A Common Stock that are issuable upon the exercise of options vest evenly on the 5th of each month, subject to Dr. Singh’s continued service through each vesting date. 1/6th of Dr. Singh’s restricted stock units vest on February 15, 2021 and 1/12th vest quarterly thereafter. In the event of a change in control, if Dr. Singh’s employment is terminated by the Company without cause or if Dr. Singh is constructively terminated within six months following such event, then 50% of any unvested shares shall immediately vest.

(34)

UBS O’Connor LLC (“UBS”) is the discretionary investment advisor for the selling securityholder. Kevin Russell, the Chief Investment Officer of UBS, is deemed to have power to vote or dispose of the shares held by the selling securityholder. The address of the selling securityholder and Mr. Russell is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.
(35)

Omni Partners LLP is the investment manager of the selling securityholder in this offering and may be deemed to have voting and dispositive power with respect to the shares. The partners of Omni Partners LLP are Steven Clark, Elissa Von Broembsen-Kluever and Scott Usher.

(36)

Consists of 804,350 shares of Class A Common Stock that are issuable upon exercise of options. 341,858 options to purchase shares of Class A Common Stock are exercisable within 60 days of December 14, 2020. 154,160 of the remainder vest evenly on the 1st of each month, and 308,332 of the remainder vest evenly on the 11th of each month, subject to Prof. Dr. Leohold’s continued service through each vesting date.

(37)

Consists of (a) 8,390,327 shares of Class B Common Stock held by Prof. Prinz, (b) 1,340,582 shares of Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helen Prinz 2019 Trust dated June 17, 2019, (c) 1,340,582 shares of Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt Prinz 2019 Trust dated June 17, 2019, (d) 1,206,525 shares of Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020, and (e) 1,206,525 shares of Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020. Prof. Prinz shares voting and dispositive power and is the trustee of each of Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020, Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020, Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt Prinz 2019 Trust dated June 17, 2019 and Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helen Prinz 2019 Trust dated June 17, 2019.

(38)

Consists of 300,000 shares of Class A Common Stock held by Scopus Asset Management, L.P. Scopus Capital, Inc. is the general partner of Scopus Asset Management, L.P. Alexander Mitchell holds 100% of the ownership interest of Scopus Capital, Inc. The business office of each of Scopus Asset Management, L.P., Scopus Capital, Inc. and Mr. Mitchell is 717 Fifth Ave., 21st Floor, New York, New York 10022.

(39)

Senator Investment Group LP, or Senator, is investment manager of the selling securityholder and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling securityholder.

(40)

Consists of 1,065,494 shares of Class A Common Stock held by Technology Impact Growth Fund, LP. TIGF Partners, LLC is the general partner of Technology Impact Growth Fund, LP. TIGF Partners, LLC is wholly owned by Capricorn-Libra Investment Group, LLC. The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(41)

Consists of 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013. Mr. Singh shares voting and dispositive power and is the trustee of Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013.

(42)

Consists of 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013. Mr. Singh shares voting and dispositive power and is the trustee of Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013.

(43)

Consists of 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013. Mr. Singh shares voting and dispositive power and is the trustee of Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013.

(44)

Consists of 5,403,570 shares of Class A Common Stock held by TIGF Direct Strategies LLC – Series 3. TIGF Partners, LLC is the manager of TIGF Direct Strategies LLC – Series 3. TIGF Partners, LLC is wholly owned by Capricorn-Libra Investment Group, LLC. The business address of each of these entities is 250 University Avenue, Palo Alto, CA 94301.

(45)

Consists of 1,001,414 shares of Class A Common Stock that are issuable upon exercise of options, (b) 333,804 shares of Class B Common Stock that are issuable upon exercise of options, (c) 402,175 shares of Class A Common Stock issuable upon the vesting of restricted stock units, and (d) 13,484,992 shares of Class B Common Stock held by Dr. Holme. All 333,804 options to purchase shares of Class B Common

Stock and 973,596 options to purchase shares of Class A Common Stock are exercisable within 60 days of December 14, 2020. The remaining 27,818 options to purchase shares of Class A Common Stock vest evenly on March 1, and April 1, 2021, subject to Dr. Holme’s continued service through each vesting date. 1/6th of Dr. Holme’s restricted stock units vest on February 15, 2021 and 1/12th vest quarterly thereafter. In the event of a change in control, if Dr. Holme’s employment is terminated by the Company without cause or if Mr. Holme is constructively terminated within six months following such event, then 50% of any unvested shares shall immediately vest.
(46)

Consists of 53,014,769 shares of Class A Common Stock and 17,980,436 shares of Class B Common Stock. The business address of Volkswagen Group of America Investments, LLC is 220 Ferdinand Porsche Dr. Herndon, VA 20171.

Lock-Up Restrictions

Of the shares of Class A Common Stock that may be offered or sold by selling securityholders identified in this prospectus, 243,614,076 of those shares, which include 6,650,000 shares of Class A Common Stock issuable upon the exercise of the Private Warrants and the Working Capital Warrants, are subject to certain lock-up restrictions as identified in the sections titled “Certain Relationships, Related Party and Other Transactions—Registration Rights and Lock-Up Agreement,” “Certain Relationships, Related Party and Other Transactions—Senior Employee Lock-Up Agreements” and “Certain Relationships, Related Party and Other Transactions—Stockholder Lock-Up Agreements” appearing elsewhere in this prospectus.

Please see the sections titled “Management,” “Executive Compensation” and “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus for information regarding material relationships with our selling securityholders within the past three years.

DESCRIPTION OF SECURITIES

General

The following is a summary of the rights of QuantumScape’s securities and certain provisions of the Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Authorized and Outstanding Stock

The authorized capital stock of QuantumScape is 1,350,000,000 shares, $0.0001 par value per share, of which:

•	1,000,000,000 shares will be designated as Class A Common Stock;

•	250,000,000 shares will be designated as Class B Common Stock; and

•	100,000,000 shares will be designated as Preferred Stock (the “Preferred Stock”).

Common Stock

The Certificate of Incorporation authorizes two classes of Common Stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Some of the terms of these classes of Common Stock are discussed in greater detail below.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters and holders of Class B Common Stock are entitled to ten votes for each share held at the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Class A Common Stock and Class B Common Stock will vote together as a single class, unless otherwise expressly provided in the certificate of incorporation or required by law.

The Certificate of Incorporation requires either holders of Class A Common Stock or of Class B Common Stock to vote separately as a single class in the following circumstances:

•

if QuantumScape were to seek to amend the Certificate of Incorporation to increase or decrease the authorized number of shares of Class B Common Stock, then the holders of Class B Common Stock would be required to vote separately to approve the proposed amendment; and

•

if QuantumScape were to seek to declare or pay any dividend or make certain other distributions and to treat the holders of Common Stock differently than is set forth in the Certificate of Incorporation in connection with such dividend or other distribution, then the holders of Class A Common Stock and the holders of Class B Common Stock could be required to vote separately to approve such different treatment of the shares of Common Stock.

Delaware law could require either holders of Class A Common Stock or of Class B Common Stock to vote separately as a single class.

•

if QuantumScape were to seek to amend the Certificate of Incorporation of QuantumScape in a manner that alters or changes the powers, preferences, or special rights of such type of Common Stock in a manner that affected such shares adversely but does not so affect the shares of the other type of Common Stock.

Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the Board will be fixed solely by resolution of the Board. Each director of the Board will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. There is no cumulative voting with respect to the election of directors.

Right to Receive Liquidation Distributions

If QuantumScape becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to QuantumScape’s stockholders would be distributable ratably among the holders of Common Stock and any participating series of Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Conversion of Class B Common Stock

Shares of Class A Common Stock will not be convertible into any other shares of capital stock of QuantumScape. Each share of Class B Common Stock will be convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock (i) upon the sale or transfer of such shares, but excluding certain transfers permitted by the Certificate of Incorporation, or (ii) upon the death of the holder of such shares or, solely with respect to shares of Class B Common Stock held by the Excluded Parties (defined as any of Timothy Holme, Prof. Fritz Prinz and Jagdeep Singh) or certain of their permitted entities, upon the death or disability of such Excluded Party, except that such shares held by an Excluded Party or such Excluded Party’s permitted entities will automatically convert into shares of Class A Common Stock upon the earlier of (x) 9 months following the date of death or disability of such Excluded Party, and (y) the date upon which a voting trustee designated by such Excluded Party and approved by the Board ceases to hold exclusive voting control over such shares of Class B Common Stock.

Notwithstanding the foregoing, all outstanding shares of Class B Common Stock will convert into shares of Class A Common Stock upon the earliest to occur of: (i) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date after the issuance of the Common Stock pursuant to the Business Combination Agreement that the total number of outstanding shares of Class B Common Stock held by the Excluded Parties and certain of their permitted entities and permitted transferees represents less than 20% of the number of shares of Class B Common Stock (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) issued pursuant to the Business Combination Agreement; (ii) 9 months following the death or disability of all Excluded Parties and the date upon which a voting trustee designated by the last Excluded Party to die or become disabled and approved by the Board ceases to hold exclusive voting control over such shares of Class B Common Stock; or (iii) the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, which majority must include each of the Excluded Parties to the extent that he or she is then living and nondisabled and holds, together with his respective permitted transferees, at least 20% of the number of shares of Class B Common Stock held by them as of the date the Certificate of Incorporation becomes effective (the “Final Conversion Date”).

Other Matters

All outstanding shares of the Common Stock will be fully paid and nonassessable. The Common Stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

The Board is authorized, subject to limitations prescribed by the DGCL, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The Board will be empowered to increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The Board will be able to authorize the issuance of New QuantumScape Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of QuantumScape and might adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock. There are currently no plans to issue any shares of Preferred Stock.

Warrants

As of December 14, 2020, there were approximately 6,575,000 Private Warrants held of record by 18 holders, 75,000 Working Capital Warrants held of record by 1 holder, and 11,499,989 Public Warrants held of record by 1 holder each exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, the later of (i) at any time commencing 30 days after the consummation of the Business Combination and (ii) twelve months after the closing of Kensington’s initial public offering. The Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the consummation of the Business Combination, or earlier upon redemption or liquidation.

Holders of Public Warrants cannot exercise their Public Warrants unless QuantumScape has an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto or a valid exemption from registration is available (including, an exemption in the event of exercise on a cashless basis). Notwithstanding the foregoing, if a registration statement covering the issuance of the shares issuable upon exercise of the Public Warrants is not effective within 60 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when QuantumScape shall have failed to maintain an effective registration statement or a current prospectus, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In no event will QuantumScape be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that QuantumScape is unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.

The Private Warrants and Working Capital Warrants are identical to the Public Warrants underlying the Kensington units sold in Kensington’s initial public offering except that such Private Warrants: (i) will not be redeemable by QuantumScape, (ii) (including the Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until the later of 30 days after the consummation of the Business Combination or one year after the closing of the initial public offering, (iii) may be exercised by the holders on a cashless basis, and (iv) the holders thereof (including with respect to the shares of Common Stock issuable upon exercise of these warrants) are entitled to registration rights, in each case so long as they are still held by the Sponsor or its permitted transferees.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.

Once the Warrants become exercisable, QuantumScape may redeem the outstanding warrants (excluding the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which QuantumScape refers to as the 30-day redemption period; and

•

if, and only if, the last reported sale price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which QuantumScape sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by QuantumScape, QuantumScape may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and QuantumScape issues a notice of redemption, each warrant holder may exercise his, her or its Warrants prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

If QuantumScape calls the Warrants for redemption as described above, QuantumScape’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, QuantumScape’s management will consider, among other factors, QuantumScape’s cash position, the number of Warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the Warrants to be so exercised, and the difference between the exercise price of the Warrants and the fair market value by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If QuantumScape’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. QuantumScape believes this feature is an attractive option to QuantumScape if QuantumScape does not need the cash from the exercise of the warrants after the Business Combination. If QuantumScape calls the Warrants for redemption and QuantumScape’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise its Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis.

The Warrants are issued under and subject to the terms of the Warrant Agreement, dated June 25, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00.

Commencing ninety days after the Warrants become exercisable, QuantumScape may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants prior to redemption and receive that number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which QuantumScape sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Warrants are also concurrently called for redemption at the same price (equal to a number of shares of Class A Common Stock) as the outstanding Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A Common Stock (or a security other than the Class A Common Stock into which the Class A Common Stock has been converted or exchanged for) issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon exercise in connection with a redemption by QuantumScape pursuant to this redemption feature, based on the “fair market value” of the Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth in the first three paragraphs under the heading “ —Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Kensington Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A Common Stock per Warrant. Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by QuantumScape pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check companies, which typically only provide for a redemption of warrants for cash when the trading price for common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of the Class A Common Stock is below the exercise price of the Warrants. QuantumScape has established this redemption feature to provide QuantumScape with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides QuantumScape with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to QuantumScape’s capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed and will be required to pay the redemption price to Warrant holders if QuantumScape chooses to exercise this redemption right and it will allow QuantumScape to quickly proceed with a redemption of the Warrants if QuantumScape determines it is in QuantumScape’s best interest to do so. As such, QuantumScape would redeem the Warrants in this manner when QuantumScape believes it is in QuantumScape’s best interest to update its capital structure to remove the Warrants and pay the redemption price to the warrant holders.

As stated above, QuantumScape can redeem the Warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to QuantumScape’s capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If QuantumScape chooses to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrants holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such Class A Common Stock trades at a price higher than the exercise price of $11.50.

Exercise Limitation. A holder of a Warrant may notify QuantumScape in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

The Warrant holders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, QuantumScape will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

The Warrants are issued under and subject to the terms of the Warrant Agreement.

Anti-Takeover Provisions

Certain provisions of Delaware law, the Certificate of Incorporation, and the Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of QuantumScape. They are also designed, in part, to encourage persons seeking to acquire control of QuantumScape to negotiate first with the Board.

Section 203 of the DGCL

QuantumScape is governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of New QuantumScape.

Certificate of Incorporation and Bylaws Provisions

The Certificate of Incorporation and the Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management team, including the following:

Dual-class stock. As described above, the Class B Common Stock has 10 votes per share, while the Class A Common Stock, which is the only class of capital stock that is publicly traded, has 1 vote per share. As a result of this dual class structure, Legacy QuantumScape’s co-founders and certain QuantumScape’s investors, which include certain QuantumScape’s executive officers, employees, directors, and/or their affiliates, will have significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of QuantumScape or its assets.

Board of Directors vacancies. The Certificate of Incorporation and Bylaws authorize only a majority of the remaining members of the Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of Preferred Stock, the number of directors constituting the Board will be permitted to be set only by a resolution of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

Stockholder action; special meeting of stockholders. The Certificate of Incorporation and Bylaws provide that, from and after the Final Conversion Date, the stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, following the Final Conversion Date, a holder controlling a majority of the QuantumScape capital stock would not be able to amend the Bylaws, amend the Certificate of Incorporation or remove directors without holding a meeting of stockholders called in accordance with the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws further provide that special meetings of stockholders may be called only by a majority of the Board, the chair of the Board, or the Chief Executive Officer of QuantumScape, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of QuantumScape’s capital stock to take any action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of QuantumScape.

No cumulative voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Amendment of charter and bylaws provisions. From and after the Final Conversion Date, any amendment of the above provisions in the Certificate of Incorporation and Bylaws will require approval by holders of at least two-thirds of the voting power of QuantumScape’s then outstanding capital stock.

Issuance of undesignated preferred stock. The Certificate of Incorporation provides that the Board will have the authority, without further action by stockholders, to issue up to 100,000,000 shares of undesignated Preferred Stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of Preferred Stock would enable the Board to render more difficult or to discourage an attempt to obtain control of QuantumScape by means of a tender offer, proxy contest, or other means.

Exclusive forum. The Bylaws provide that, unless otherwise consented to by QuantumScape in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of QuantumScape; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of QuantumScape’s directors, officers, or other employees to QuantumScape or its stockholders; (iii) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or (v) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Bylaws further provide that, unless otherwise consented to by QuantumScape in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in QuantumScape’s securities shall be deemed to have notice of and consented to this provision. These provisions may have the effect of discouraging lawsuits against QuantumScape or its directors and officers.

Rule 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of QuantumScape’s affiliates at the time of, or at any time during the three months preceding, a sale and (2) QuantumScape is subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are QuantumScape’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares then outstanding; and

•	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-Up Restrictions

Of the shares of Class A Common Stock that may be offered or sold by selling securityholders identified in this prospectus, 243,614,076 of those shares, which include 6,650,000 shares of Class A Common Stock issuable upon the exercise of the Private Warrants and the Working Capital Warrants, are subject to certain lock-up restrictions as identified in the sections titled “Certain Relationships, Related Party and Other Transactions—Registration Rights and Lock-Up Agreement,” “Certain Relationships, Related Party and Other Transactions—Senior Employee Lock-Up Agreements” and “Certain Relationships, Related Party and Other Transactions—Stockholder Lock-Up Agreements” appearing elsewhere in this prospectus.

Exchange Listing

Our Class A Common Stock and Public Warrants are listed on NYSE under the symbols “QS” and “QS.WS”, respectively.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 11,499,989 shares of our Class A Common Stock issuable upon the exercise of the Public Warrants. We are registering the other Securities covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these Securities from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $208,724,873.50 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Securities.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the selling securityholders.

The Securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including NYSE;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

With respect to those Securities being registered pursuant to the Registration Rights Agreement, we have agreed to indemnify or provide contribution to the selling securityholders and all of their officers, directors and control persons, as applicable, and certain underwriters effecting sales of the Securities against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Exercise of Warrants

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

For additional information regarding the exercise of terms of the Warrants, see the section titled “Description of Securities.”

Lock-Up Restrictions

Of the shares of Class A Common Stock that may be offered or sold by selling securityholders identified in this prospectus, 243,614,076 of those shares, which include 6,650,000 shares of Class A Common Stock issuable upon the exercise of the Private Warrants and the Working Capital Warrants, are subject to certain lock-up restrictions as identified in the sections titled “Certain Relationships, Related Party and Other Transactions—Registration Rights and Lock-Up Agreement,” “Certain Relationships, Related Party and Other Transactions—Senior Employee Lock-Up Agreements” and “Certain Relationships, Related Party and Other Transactions—Stockholder Lock-Up Agreements” appearing elsewhere in this prospectus.

LEGAL MATTERS

The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of QuantumScape Corporation at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, appearing in this prospectus and Registration Statement, have been audited by Ernst & Young LLP (“Ernst & Young”), independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Kensington as of May 1, 2020, and for the period from April 17, 2020 (inception) through May 1, 2020, appearing in this prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to Kensington’s ability to continue as a going concern, thereon and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Change in Certifying Accountant

Marcum served as the independent registered public accounting firm for Kensington, the legal predecessor of QuantumScape and its subsidiaries for the period from April 17, 2020 (inception) until December 9, 2020. On December 9, 2020, the Audit Committee of the Board of Directors of the Company approved the change in the Company’s independent registered public accounting firm, effective December 9, 2020, to Ernst & Young. Ernst & Young previously served as the independent registered public accounting firm for Legacy QuantumScape.

Marcum’s report on Kensington’s financial statements for the period from April 17, 2020 (inception) until December 9, 2020, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which Marcum expressed a going concern as to as to Kensington’s ability to continue. During the period of Marcum’s engagement by Kensington, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and subsequent interim period preceding Marcum’s dismissal.

During the period from April 17, 2020 (Kensington’s inception) until its dismissal, neither QuantumScape nor anyone on its behalf consulted Ernst & Young regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on QuantumScape’s financial statements, and neither a written report was provided to QuantumScape or oral advice was provided that Ernst & Young concluded was an important factor considered by QuantumScape in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

QuantumScape provided Marcum with a copy of the foregoing disclosures in connection with the filing of a Form 8-K on December 14, 2020 and requested that Marcum furnish a letter addressed to the Securities and Exchange Commission, as required by Item 304(a)(3) of Regulation S-K stating whether it agreed with such disclosures, and if not, stating the respects in which it did not agree. A copy of the letter was filed as an exhibit to the Form 8-K filed on December 14, 2020.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Class A Common Stock and the Warrants to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.quantumscape.com. The information on, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

QuantumScape Subsidiary, Inc. (f/k/a QuantumScape Corporation)

QuantumScape Corporation Audited Financial Statements
Audited Consolidated Financial Statements for the Years Ended December 31, 2019 and 2018
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations and Comprehensive Loss	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Common Stockholders’ Deficit	F-5
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8

QuantumScape Corporation Unaudited Condensed Financial Statements
Unaudited Condensed Consolidated Financial Statements as of September 30, 2020
Condensed Consolidated Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019	F-31
Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2020 and 2019 (unaudited)	F-32
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the nine months ended September 30, 2020 and 2019 (unaudited)	F-33
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (unaudited)	F-34
Notes to Consolidated Financial Statements	F-35

Kensington Capital Acquisition Corp.

Kensington Capital Acquisition Corp. Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-54
Balance Sheet as of May 1, 2020	F-55
Statement of Operations for the period from April 17, 2020 (inception) through May 1, 2020	F-56
Statement of Changes in Stockholders’ Equity for the period from April 17, 2020 (inception) through May 1, 2020	F-57
Statement of Cash Flows for the period from April 17, 2020 (inception) through May 1, 2020	F-58
Notes to Financial Statements	F-59

Kensington Capital Acquisition Corp. Unaudited Condensed Financial Statements
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2020	F-69
Unaudited Condensed Consolidated Statement of Operations for the three months ended September 30, 2020, and for the period from April 17, 2020 (inception) through September 30, 2020	F-70

Unaudited Condensed Consolidated Statement of Changes in Stockholders’ Equity for the three months ended September 30, 2020, and for the period from April 17, 2020 (inception) through September 30, 2020

F-71
Unaudited Condensed Consolidated Statement of cash flows for the period from April 17, 2020 (inception) through September 30, 2020	F-72
Notes to Unaudited Condensed Consolidated Financial Statements	F-73

QuantumScape Corporation (f/k/a Kensington Capital Acquisition Corp.)

QuantumScape Corporation Unaudited Pro Forma Condensed Combined Financial Information
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020	F-93
Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2020	F-95
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2019	F-96
Notes to Unaudited Pro Forma Condensed Combined Financial Statements Financial Statements	F-97

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of QuantumScape Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of QuantumScape Corporation (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and common stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as QuantumScape Corporation’s auditor since 2012.

Redwood City, California

September 21, 2020

QuantumScape Corporation

Consolidated Balance Sheets

(In Thousands, Except Share and per Share Amounts)

	December 31
	2019	2018
Assets
Current assets
Cash and cash equivalents ($3,409 and $3,368 as of December 31, 2019 and 2018, respectively, for joint venture)	$22,822	$31,052
Marketable securities	107,099	148,161
Prepaid expenses and other current assets	1,255	706

Total current assets	131,176	179,919
Property and equipment, net	25,492	28,702
Right-of-use lease asset	12,942	—
Other assets	2,774	2,593

Total assets	$172,384	$211,214

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$2,851	$757
Accrued liabilities	1,307	1,404
Accrued compensation	1,112	802
Operating lease liability, short-term	1,080	—
Lease financing obligation, short-term	—	669
Strategic premium, short-term	873	1,455

Total current liabilities	7,223	5,087

Deferred rent expense, long-term	—	316
Operating lease liability, long-term	12,463	—
Lease financing obligation, long-term	—	10,361
Convertible preferred stock warrant liabilities	1,860	1,766
Strategic premium, long-term and other liabilities	436	764

Total liabilities	21,982	18,294

Commitment and contingencies (see Note 7)

Redeemable convertible preferred stock
Redeemable convertible preferred stock, par value of $0.0001 per share, 49,073,189 and 49,073,189 shares authorized as of December 31, 2019 and 2018, respectively, 48,390,851 and 48,390,851 shares issued and outstanding with aggregate liquidation preference of $414,335 and $414,335 as of December 31, 2019 and 2018, respectively	405,575	405,575

Stockholders’ deficit
Common stock—$0.0001 par value; 128,000,000 shares authorized (81,000,000 Class A and 47,000,000 Class B); 11,229,241 and 11,075,476 Class A and Class B shares issued and outstanding at December 31, 2019 and 2018, respectively	1	1
Additional paid-in-capital	43,077	35,957
Treasury stock- fair market value at repurchase; 438,191 shares at December 31, 2019 and 2018	(4,189)	(4,189)
Accumulated other comprehensive income (loss)	90	(31)
Accumulated deficit	(295,862)	(246,083)

Total QuantumScape stockholders’ deficit	(256,883)	(214,345)
Non-controlling interest	1,710	1,690

Total stockholders’ deficit	(255,173)	(212,655)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$172,384	$211,214

The accompanying notes are an integral part of these consolidated financial statements.

QuantumScape Corporation

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except Share and per Share Amounts)

	Year Ended December 31
	2019	2018
Operating expenses:
Research and development	$45,944	$35,634
General and administrative	9,874	9,768
Amortization of intangible assets	—	51

Total operating expenses	55,818	45,453

Loss from operations	(55,818)	(45,453)

Other income (expense):
Interest expense	(94)	(1,520)
Interest income	3,608	2,127
Other income	1,041	702

Total other income	4,555	1,309

Net loss	(51,263)	(44,144)
Less: Net income attributable to non-controlling interest , net of tax of $0 for the years ended December 31, 2019 and 2018	20	5

Net loss attributable to common stockholders	$(51,283)	$(44,149)

Net loss	$(51,263)	$(44,144)
Other comprehensive income (loss):
Unrealized gain on marketable securities	121	89

Total comprehensive loss	(51,142)	(44,055)
Less: Comprehensive income attributable to non-controlling interest	20	5

Comprehensive loss attributable to common stockholders	$(51,162)	$(44,060)

Basic and Diluted net loss per share	$(4.58)	$(3.97)

Basic and Diluted weighted-average common shares outstanding	11,194,183	11,108,638

The accompanying notes are an integral part of these consolidated financial statements.

QuantumScape Corporation

Consolidated Statements of Redeemable Convertible Preferred Stock and Common Stockholders’ Deficit

(In Thousands, Except Share and per Share Amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total QuantumScape Stockholders’ deficit	Non- Controlling interest	Total Stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2017	42,890,851	$282,822	11,077,614	$1	—	$—	$28,991	$(201,934)	$(120)	$(173,062)	$—	$(173,062)
Proceeds from issuance of Series E convertible preferred stock for cash at $22.3437 per share in September 2018, through December 2018, net of issuance cost of $137	5,500,000	122,753	—	—	—	—	—	—	—	—	—	—
Repurchase of common stock, reserved for future issuance	—	—	(438,191)	—	438,191	(4,189)	—	—	—	(4,189)	—	(4,189)
Exercise of stock option	—	—	436,053	—	—	—	1,084	—	—	1,084	—	1,084
Stock-based compensation	—	—	—	—	—	—	5,882	—	—	5,882	—	5,882
Capital contribution from non-controlling interest in joint venture	—	—	—	—	—	—	—	—	—	—	1,685	1,685
Net loss	—	—	—	—	—	—	—	(44,149)	—	(44,149)	5	(44,144)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	89	89	—	89

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total QuantumScape Stockholders’ deficit	Non- Controlling interest	Total Stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	48,390,851	$405,575	11,075,476	$1	438,191	$(4,189)	$35,957	$(246,083)	$(31)	$(214,345)	$1,690	$(212,655)
Exercise of stock option	—		153,765	—	—	—	394	—	—	394	—	394
Stock-based compensation	—		—	—	—	—	6,726	85	—	6,811	—	6,811
Adoption of ASC 842	—		—	—	—	—	—	1,419	—	1,419	—	1,419
Net loss	—		—	—	—	—	—	(51,283)	—	(51,283)	20	(51,263)
Unrealized gain on marketable securities	—		—	—	—	—	—	—	121	121	—	121

Balance at December 31, 2019	48,390,851	$405,575	11,229,241	$1	438,191	$(4,189)	$43,077	$(295,862)	$90	$(256,883)	$1,710	$(255,173)

The accompanying notes are an integral part of these consolidated financial statements.

QuantumScape Corporation

Consolidated Statements of Cash Flows

(In Thousands, Except Share and per Share Amounts)

	Year Ended December 31
	2019	2018
Operating activities
Net loss	$(51,263)	$(44,144)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,577	5,681
Amortization of right-of-use assets	1,159	—
Gain on property and equipment disposal	(90)	—
Amortization of discount on marketable securities	(1,964)	(1,334)
Amortization of strategic premium	(873)	(1,455)
Stock-based compensation expense	6,811	5,882
Changes in fair value of convertible preferred stock warrants	94	630
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(550)	(174)
Accounts payable, accrued liabilities and accrued compensation	319	(808)
Operating lease liability	(951)	—

Net cash used in operating activities	(41,731)	(35,722)

Investing activities
Purchases of property and equipment	(9,846)	(7,402)
Proceeds from maturities of marketable securities	239,500	122,750
Purchases of marketable securities	(196,353)	(190,042)

Net cash provided by (used in) investing activities	33,301	(74,694)

Financing activities
Proceeds from issuance of common stock, net of issuance costs	394	1,084
Proceeds from issuance of preferred stock, net of issuance costs	—	122,755
Capital contribution from non-controlling interest in joint venture	—	1,685
Repurchase of common stock	—	(4,189)
Repayment of lease financing obligation	—	(578)

Net cash provided by financing activities	394	120,757

Net (decrease) increase in cash, cash equivalents and restricted cash	(8,036)	10,341
Cash, cash equivalents and restricted cash at beginning of period	33,632	23,291

Cash, cash equivalents and restricted cash at end of period	$25,596	$33,632

Supplemental disclosure of cash flow information
Cash paid for interest	—	878
Non-cash investing and financing activities
Purchases of property and equipment, accrued but not paid	2,547	517

The following presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Consolidated Balance Sheets:

	Year Ended December 31
	2019	2018
Cash and cash equivalents	$22,822	$31,052
Other assets	2,774	2,580

Total cash, cash equivalents and restricted cash	$25,596	$33,632

The accompanying notes are an integral part of these consolidated financial statements.

QuantumScape Corporation

Notes to Consolidated Financial Statements

December 31, 2019

1. Nature of Business

Organization

QuantumScape Corporation (the Company) was incorporated in Delaware in May 2010. The Company is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The Company is headquartered in San Jose, California.

The Company is focused on the development and commercialization of its solid-state lithium-metal batteries. Planned principal operations have not yet commenced. As of December 31, 2019, the Company has not derived revenue from its principal business activities.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) as determined by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) and pursuant to the regulations of the U.S. Securities and Exchange Commission (SEC).

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements as well as reported amounts of expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to the valuation of common stock and valuation of convertible preferred stock warrants, among others. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Principles of Consolidation

The Company’s policy is to consolidate all entities that it controls by ownership of a majority of the outstanding voting stock. In addition, the Company consolidates entities that meet the definition of a variable interest entity (“VIE”) for which the Company is the related party most closely associated with and is the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. For consolidated entities that are less than wholly owned, the third party’s holding of an equity interest is presented as Noncontrolling interests in the Company’s Consolidated Balance Sheet and Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit. The portion of net earnings attributable to the noncontrolling interests is presented as Net income (loss) attributable to noncontrolling interests in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

The Company was a single-legal entity prior to becoming a partner with Volkswagen in QSV Operations LLC (the “JV entity”). As noted in “Joint Venture” discussion, the Company determined the JV entity was a VIE for which it was required to consolidate the operations upon its formation in 2018. The Company continued to consolidate the operations of the JV entity in 2019 as the determination of the variable interest entity has not changed.

Joint Venture

On June 18, 2018, the JV entity was incorporated as a limited liability company. Volkswagen Group of America, Inc. (“VWGoA”), Volkswagen Group of America Investments, LLC (“VGA”) and QuantumScape executed a Joint Venture Agreement (“JVA”), effective September 2018, with the goal of jointly establishing a manufacturing facility in the United States to produce the pilot line of the Company’s product through the JV entity. Volkswagen is a related party stockholder (13.1% voting interest holder in the Company as of December 31, 2019 and 2018 and as of the formation of the JV entity), and also participated in the Company’s Series E convertible preferred stock financing which closed concurrently with the effectiveness of the JV entity and the JVA. Upon the effectiveness of the JVA, each party contributed $1.7 million in cash to capitalize the JV entity in exchange for 50% equity interests.

The joint venture is considered a variable interest entity with a related party and therefore the related party whose business is more closely related to the planned operations of the joint venture is required to consolidate the operations.

The Company determined its operations were most closely aligned with the operations of the joint venture and therefore has consolidated the results of the JV entity’s operations in its consolidated balance sheet, statement of operations and statement of stockholders’ equity. The JV entity has had minimal operations in 2019 and 2018.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, of which $18.7 million is held in a US government Money Market fund and through a repurchase agreement, and marketable securities, of which $107.1 million is invested in US government and agency securities. The Company seeks to mitigate its credit risk with respect to cash and cash equivalents and marketable securities by making deposits with large, reputable financial institutions and investing in shorter-term instruments.

Cash and Cash Equivalents and Restricted Cash

Management considers all highly liquid investments with an insignificant interest rate risk and original maturities of three months or less to be cash equivalents.

Restricted cash, if the date of availability or disbursement is longer than one year and the balances are maintained under an agreement that legally restricts the use of such funds, is not included within cash and cash equivalents and is reported within other assets.

Restricted cash is comprised of $2.8 million, of which $2.0 million is pledged as a form of security for the Company’s facility lease agreement and $0.8 million as collateral for two commercial letters of credits issued to an equipment supplier as of December 31, 2019. As of December 31, 2018, restricted cash was $2.6 million.

Marketable Securities

The Company’s investment policy is consistent with the definition of available-for-sale securities. The Company does not buy and hold securities principally for the purpose of selling them in the near future. The Company’s policy is focused on the preservation of capital, liquidity, and return. From time to time, the Company may sell certain securities, but the objectives are generally not to generate profits on short-term differences in price.

These debt securities are carried at estimated fair value with unrealized holding gains and losses included in other comprehensive loss in stockholders’ deficit until realized. Gains and losses on marketable security transactions are reported on the specific-identification method. Dividend and interest income are recognized when earned.

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

•	Level 1 – Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

As of December 31, 2019 and 2018, the carrying values of cash and cash equivalents, accounts payable and accrued liabilities approximate their respective fair values due to their short-term nature.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. The estimated useful lives of assets are as follows:

Computers and hardware	3 years
Furniture and fixtures	7 years
Lab equipment	5 years
Building and improvements	25 years
Leasehold improvements	Shorter of the lease term (including estimated renewals) or the estimated useful lives of the improvements

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations and comprehensive loss in the period realized.

Intangible Assets

Licensed technology intangible assets are amortized over the estimated economic life following the pattern in which the economic benefits of the license are utilized. The licensed technology assets acquired during the previous years were determined to have a useful life of five years and have been amortized using a straight-line method to operating expenses.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. No impairment charges have been recorded in any of the periods presented.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, lessees classify arrangements meeting the definition of a lease as operating or financing leases, and leases are recorded on the consolidated balance sheet as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right-of-use asset results in front-loaded expense over the lease term. Variable lease expenses, including common maintenance fees, insurance and property tax, are recorded when incurred.

In calculating the right-of-use asset and lease liability, the Company elects to combine lease and non-lease components for all classes of assets. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election, and instead recognizes rent expense on a straight-line basis over the lease term.

Prior to the adoption of ASC 842, Leases, the Company accounted for leases in accordance with ASC 840, Leases, as more fully described in Note 6.

Convertible Preferred Stock

The Company records shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified all of its outstanding convertible preferred stock as temporary equity. The convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock will become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur.

Free-Standing Convertible Preferred Stock Warrants Liability

Free-standing warrants issued by the Company for the purchase of shares of its convertible preferred stock are classified as liabilities on the accompanying balance sheets at fair value using an Option-Pricing Model (OPM). The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded as interest expense in the accompanying statements of operations and comprehensive loss. The Company will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise of the warrants, at which time the liability will be reclassified to equity, or the expiration of the warrants, at which time the entire amount would be reversed and reflected in the accompanying statements of operations and comprehensive loss.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Research and Development Cost

Costs related to research and development are expensed as incurred. The Company records payments received (if any) for research and development effort as contra research and development.

Battery Cell Development and Evaluation Agreement

In October 2015, the Company entered into a development and evaluation agreement with VWGoA. Pursuant to the agreement, the parties agree to conclude the phase of the previous collaboration and to continue their collaboration on the development of a new project of mutual interest. The Company was eligible to receive up to $0.5 million, payable with the achievement of milestones. These payments were intended to offset some of the Company’s incremental cost associated with the battery cell development project for items such as personnel and materials. In exchange, the Company will have some restriction and limitation in providing product developed under the Project to companies other than VWGoA or its affiliates.

In September 2018, the Company, VWGoA and VGA entered into a JVA as more fully described below. For the mutual promises contained in the JVA, the parties amended the Battery Cell Development and Evaluation Agreement by replacing some provisions in the original agreement including among other items the deletion of the $0.5 million fee payment provision.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards made to employees, directors, and non-employees (beginning in the year ended December 31, 2019), including stock options and restricted shares, based on estimated fair values recognized over the requisite service period.

The fair value of options granted is estimated on the grant date using the Black-Scholes option valuation model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (weighted-average period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock, and an assumed risk-free interest rate. The Company accounts for forfeitures when they occur. The Company uses the simplified calculation of the expected life, which takes into consideration the grant’s contractual life and vesting period and assumes that all options will be exercised between the vesting date and the contractual term of the option. No awards have been issued with a market condition or other non-standard terms.

Prior to January 1, 2019, stock-based awards granted to non-employees were subject to periodic re-measurement over the period that services are rendered. Beginning January 1, 2019 upon the adoption of Accounting Standards Update (“ASU”) 2018-07. Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting as described in Note 3, the measurement of equity-classified nonemployee awards is fixed at the grant date.

There is no public market for the Company’s stock. The estimate for volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. Since these comparable companies operate in the same industry segment, the Company expects that it would share similar characteristics, such as risks profiles, volatility, capital intensity, clientele, and market growth patterns and drivers.

The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Income Taxes

The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss carryforwards, measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized.

The Company recognizes tax liabilities based upon its estimate of whether, and the extent to which, additional taxes will be due when such estimates are more likely than not to be sustained. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Comprehensive Income or Loss

The Company’s comprehensive income or loss consists of net income or loss and other comprehensive loss. Unrealized gains or losses on available-for-sale investments are included in the Company’s other comprehensive income or loss.

Net Loss per Share of Common Stock

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock do not have a contractual obligation to share in any losses.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of redeemable convertible preferred stock, stock options and warrants. As the Company has reported losses for all periods presented, all potentially dilutive securities including redeemable convertible preferred stock, stock options and warrants, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

3. Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09¸Revenue from Contracts with Customers (Topic 606), a new standard to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under U.S. GAAP. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard was effective for the Company for the fiscal year ended December 31, 2019. There was no impact to its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842 or ASC 842), which supersedes the guidance in former ASC 840, Leases. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The Company early adopted the standard as of January 1, 2019, using the modified retrospective transition approach by recognizing a cumulative effect adjustment to the opening balance of retained earnings as of January 1, 2019. The Company availed itself of the practical expedients provided under ASC 842 regarding identification of leases, lease classification, indirect costs, and the combination of lease and non-lease components for all classes of assets. The Company continues to account for leases in the prior period financial statements under ASC 840. The following table summarizes the cumulative effect of adopting ASC 842 as of January 1, 2019:

Consolidated Balance Sheet	As reported December 31, 2018	ASC 842 adjustments	As adjusted January 1, 2019
Assets
Property and equipment, net	28,702	(9,611)	19,091
Right-of-use lease asset	—	14,100	14,100
Liabilities, temporary equity and stockholders’ deficit
Accrued liabilities	1,402	(77)	1,325
Operating lease liability, short-term	—	951	951
Lease financing obligation, short-term	669	(669)	—
Deferred rent expense, long-term	316	(316)	—
Operating lease liability, long-term	—	13,543	13,543
Lease financing obligation, long-term	10,361	(10,361)	—
Accumulated deficit	(246,083)	1,419	(244,664)

The adoption of Topic 842 included the evaluation of existing leases, including the Company’s headquarters building which was previously accounting for as a financing lease (see further discussion in Note 6). The headquarters lease was accounted for as a financing lease due to the Company’s involvement in the construction for the building improvements and it did not meet the sales-leaseback criteria for de-recognition of the building assets and liabilities under Topic 840. As the construction was complete prior to the adoption of Topic 842 and all other operating lease criteria were met at the date of adoption, the headquarters lease was classified as an operating lease. On January 1, 2019, the Company de-recognized the existing building improvements (deemed owner) of $9.6 million included within property, plant and equipment, net, and the related lease financing obligations of $11.0 million. This change resulted in a $1.4 million net decrease to accumulated deficit. In addition, on January 1, 2019, the Company recognized a right-of-use asset of $14.1 million, net of deferred rent of $0.4 million, and operating lease liabilities of $14.5 million. The Company determined that the lease term would include the renewal extension option, as it is reasonably certain that it would exercise the option, and included the estimated lease payments for the extension period in the calculation of the right of use asset and the related operating lease liabilities.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting which simplifies the accounting for share-based payment awards issued to nonemployees for goods and services, including fixing the estimated fair value of the stock award at the date of grant. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The adoption of ASU 2018-07 requires a modified retrospective transition approach, with a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company early adopted this guidance as of January 1, 2019 with an immaterial impact upon adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 also provides updated guidance regarding the impairment of available-for-sale debt securities and includes additional disclosure requirements. The Company plans to early adopt this guidance as of January 1, 2020 with no financial statement impact upon adoption expected.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangement (Topic 808): clarifying the Interaction between Topic 808 and Topic 606, which clarifies that certain transactions between participants in a collaborative arrangement should be accounted for under ASC Topic 606 when the counterparty is a customer. In addition, Topic 808 precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue from contracts with customers if the counterparty is not a customer for that transaction. This guidance will be effective beginning January 1, 2020. The Company currently has no transactions which fall under this guidance upon adoption and therefore there is no financial statement impact upon adoption.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2021 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

4. Fair Value Measurement

Marketable Securities

The following table summarizes, by major security type, the Company’s assets that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. Amortized cost net of unrealized gain is equal to fair value as of December 31, 2019. The fair value as of December 31, 2019 and 2018, are as follows (amounts in thousands):

	December 31, 2019
	Amortized Cost	Unrealized Gain	Fair Value
Level 1 securities
Money market fund	$5,163	$—	$5,163
Level 2 securities
Repurchase agreement	13,500	—	13,500
US government securities	107,009	90	107,099

Total Level 2 securities	120,509	90	120,599

Total	$125,672	$90	$125,762

	December 31, 2018
	Amortized Cost	Unrealized Loss	Fair Value
Level 1 securities
Money market fund	$13,259	$—	$13,259
Level 2 securities
Repurchase agreement	14,000	—	14,000
US government securities	148,192	(31)	148,161

Total Level 2 securities	162,192	(31)	162,161

Total	$175,451	$(31)	$175,420

Any realized gains and losses and interest income are included in interest income.

As of December 31, 2019, the Company did not have any available-for-sale securities in an unrealized loss position. The estimated amortized cost and fair value of available-for-sale securities by contractual maturity as of December 31, 2019, are as follows (amount in thousands):

	December 31, 2019
	Less than 12 months		12 months or greater		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Money market fund	$5,163	5,163	—	—	$5,163	$5,163
Repurchase agreement	13,500	13,500	—	—	13,500	13,500
US government securities	107,009	107,099	—	—	107,009	107,099

Total available-for-sale securities	$125,672	$125,762	$—	$—	$125,672	$125,762

Warrants

In 2011 through 2013, in connection with an equipment and loan security agreement with TriplePoint Capital, the Company issued warrants to purchase 124,586 shares of Series A convertible preferred stock at $2.20131 per share (“the TPC1 warrants”).

The TPC1 warrants expire at the later of 7 years from effective date or five years after an initial public offering or acquisition. The Company recorded the fair value of the warrants upon issuance as debt issuance cost and amortized the amount over the term of the agreement to interest expense in the statement of operations and comprehensive loss.

In January 2015, the Company entered into another equipment loan and security agreement with TriplePoint Capital. In connection with the borrowing of funds per the agreement, the Company issued warrants to purchase 129,718 shares of Series C convertible preferred stock at $10.40717 per share (“TPC2 warrants”). The TPC2 warrants expire at the later of 2022 or five years after an initial public offering or acquisition. The Company recorded the fair value of the warrants upon issuance as debt issuance cost and amortized the amount over the term of the agreement to interest expense in the statement of operations and comprehensive loss.

As the underlying convertible preferred shares of the outstanding TPC warrants are redeemable outside the control of the Company, the fair value of the TPC warrants are reported on the Company’s balance sheets as a long-term liability as of December 31, 2019 and 2018, in the amount noted in the table below.

The Company re-measured the fair value of the outstanding TPC1 and TPC2 warrants at December 31, 2019 with the difference recorded in interest expense. The TPC1 warrants were re-measured at December 31, 2019, using the OPM with the following assumptions: option term of 5 years, volatility of 58.5%, risk-free interest rate of 1.69% and no expected dividends. The TPC2 warrants were re-measured at December 31, 2019, using the OPM with the following assumptions: option term of 5 years, volatility of 45.0%, risk-free interest rate of 1.69% and no expected dividends. The 5-year term was derived based on the Company’s estimation of the timing of the exercise of the warrants. The Company applied a 35% discount for lack of marketability to the OPM values. Significant changes in the option term and volatility would result in a significantly higher or lower fair value measurement, respectively.

The TPC1 and TPC2 warrants are classified as Level 3 in the fair value hierarchy. The following table (amount in thousands) presents the reconciliation of the Company’s liabilities measured and recorded at fair value on a recurring basis using the significant observable inputs outlined above.

	TPC1 Warrants	TPC2 Warrants	Total Liability
Balance at January 1, 2018	609	527	1,136
Re-measurement loss included in interest expense	375	255	630

Balance at December 31, 2018	984	782	1,766
Re-measurement loss included in interest expense	52	42	94

Balance at December 31, 2019	1,036	824	1,860

5. Property and Equipment

Property and equipment at December 31, 2019 and 2018, consisted of the following (amounts in thousands):

	As of December 31,
	2019	2018
Computers and hardware	$598	$505
Furniture and fixtures	4,755	4,730
Lab equipment	25,919	21,550
Building and improvements (deemed owner)	—	11,964
Leasehold improvements	12,005	11,817
Construction-in-progress	8,610	1,739

	51,887	52,305
Accumulated depreciation and amortization	(26,395)	(23,603)

Property and equipment, net	$25,492	$28,702

Depreciation and amortization expense related to property and equipment was $5.6 million and $5.7 million for the years ended December 31, 2019 and 2018, respectively.

The terms of the Company’s lease agreement for its headquarters site required the Company’s involvement in the construction funding of the building improvements, therefore the Company is the “deemed owner” (for accounting purposes only) of this building prior to the Company’s adoption of ASC 842, Leases. Accordingly, it recorded an asset of $12.0 million, representing the total costs of the building and improvements, including the costs paid by the lessor (the legal owner of the building), with corresponding liabilities in 2013 upon commencement of the lease. Upon the Company’s adoption of ASC 842, Leases, the Company derecognized the net building assets of $9.6 million, as discussed in see Note 3.

6. Leases

The Company currently leases its headquarters under a single lease classified as an operating lease expiring in January 2023. Fixed rent escalates each year and the Company is responsible for a portion of the landlord’s operating expenses such as property tax, insurance and common area maintenance. Under the lease, the Company has one 60-month renewal option, which has been included in the calculation of lease liabilities and right of use assets at the adoption date as the exercise of the option was reasonably certain. As the renewal rent has not been negotiated, the Company uses an estimated rent rate which approximates the fair market rent at adoption for the extension period. This lease does not have any contingent rent payments and does not contain residual value guarantees.

Upon the adoption of ASC 842, Leases, on January 1, 2019 (as discussed in Note 3 and further below) the headquarters building lease was reclassified from a financing lease to an operating lease. The Company does not have any other leases classified as financing leases during the years ended December 31, 2019 and 2018.

At December 31, 2019, the Company had operating lease liabilities of $13.5 million and right-of-use assets of $12.9 million.

The components of lease related expense are as follows (amounts in thousands):

Year Ended December 31, 2019
Operating leases
Operating lease cost	$2,143
Variable lease cost	425

Operating lease expense	$2,568

The components of supplemental cash flow information related to leases are as follows (amounts in thousands):

Year Ended December 31, 2019
Operating cash flows—operating leases	$1,936
Right-of-use assets obtained in exchange for operating lease liabilities	$14,100

December 31, 2019
Weighted-average remaining lease term—operating leases (in years)	8.1
Weighted-average discount rate—operating leases	7.00%

As of December 31, 2019, future minimum payments during the next five years and thereafter are as follows (amounts in thousands):

Operating Leases
Year Ended December 31, 2020	$1,994
Year Ended December 31, 2021	2,053
Year Ended December 31, 2022	2,115
Year Ended December 31, 2023	2,301
Year Ended December 31, 2024	2,318
Thereafter	7,146

Total	17,927
Less present value discount	(4,384)

Operating lease liabilities	$13,543

The Company’s lease agreement does not provide an implicit rate, so the Company used an estimated incremental borrowing rate, which was derived from third-party information available at the time the Company adopted ASC 842, Leases, in determining the present value of lease payments. The rate used is for a secured borrowing of a similar term as the lease.

Prior to the Company’s adoption of ASC 842, Leases, the terms of the Company’s lease agreement at the singing of the agreement required the Company’s involvement in the construction funding of the building improvements, the Company was the “deemed owner” (for accounting purposes only) of this building. Upon completion of construction of the building improvements in 2014, the Company did not meet the sales-leaseback criteria for de-recognition of the building assets and liabilities. Therefore, the lease was accounted for as a financing obligation of $12.0 million with a corresponding asset for the same amount.

The future minimum payments under the financing obligation at December 31, 2018 are as follows (amount in thousands):

	Land Rental	Financing Obligations	Total Payments
Year Ended December 31, 2019	$437	$1,499	$1,936
Year Ended December 31, 2020	450	1,544	1,994
Year Ended December 31, 2021	463	1,590	2,053
Year Ended December 31, 2022	477	1,638	2,115
Year Ended December 31, 2023	31	106	137

Total minimum payments	1,858	6,377	8,235
Less amount representing interest	—	(3,004)	(3,004)

Present value of lease financing obligations	$1,858	$3,373	$5,231

Sublease

In May 2017, the Company entered into an agreement to sublet approximately 15,000 square feet of the Company’s leased space for the sublease term of 3 years. In March 2018, the sublease agreement was amended to add approximately another 11,000 square feet to the sublease. The Company received $0.9 million and $0.7 million for the years ended December 31, 2019 and 2018 in sublease income and the amounts have been recorded in other income (expense). The sublease was terminated at the end of 2019.

7. Commitments and Contingencies

The Company is currently not aware of any investigations, claims, or lawsuits that it believes could have a material adverse effect on the financial position or on the results of operations.

8. Redeemable Convertible Preferred Stock

The Company’s certificate of incorporation, as amended and restated as of September 7, 2018 authorizes the issuance of 49,073,189 shares of $0.0001 par value convertible preferred stock. The following table summarizes the convertible preferred stock outstanding as of December 31, 2019, and the rights and preferences of the respective series:

	Shares
	Authorized	Issued
Series A	12,600,000	12,192,245
Series B	12,400,000	12,381,008
Series B-1	4,080,000	4,076,037
Series C	11,510,000	11,258,372
Series D	2,983,189	2,983,189
Series E	5,500,000	5,500,000

	49,073,189	48,390,851

In March 2016, the Board of Directors and stockholders approved the issuance of additional 2,983,189 shares of Series D convertible preferred stock at a price of $20.1127 per share and 2,485,990 shares were sold for net proceeds of $49.7 million to two new strategic investors. In March 2017, the Company sold 497,199 shares of Series D convertible preferred stock to an existing strategic investor for net proceeds of $10.0 million.

The Company determined that Series D convertible preferred stock share purchase agreements with the two new investors executed in 2016 contained strategic terms. Both companies had strategic interests in the Company’s technology and negotiated specific strategic terms expected to benefit these new investors, over and above the value that would be expected to be realized from the equity investment itself. Thus, the sale of the Series D convertible preferred stock to these two investors reflected a higher price (“strategic premium”) than what a market participant who did not receive these strategic benefits would be willing to pay. The Company allocated the net proceeds of $49.7 million from these two investors between the Series D convertible preferred stock and the strategic premium. Based on the Company’s valuation of the Series D convertible preferred stock, the Company calculated the strategic premium to be approximately $6.2 million which it recorded as a deferred liability on the balance sheet.

The sales of Series D convertible preferred stock in March 2017 to an existing investor was also determined to have included strategic terms as the investor is expected to benefit over and above the value to be realized from the equity investment itself. The Company allocated approximately $1.7 million of the proceeds as a strategic premium and recorded it as a deferred liability on the balance sheet.

The strategic premium is considered akin to payment for research and development efforts as the strategic premium will be used to pay for incremental costs associated with the Company’s battery cell development. The Company has an accounting policy to record research and development effort payments as contra research and development. Therefore, the Company records the benefits (amortization of the strategic premium) over the estimated period of the development agreements with the investors which was originally estimated to be three years at March 2016 and two years at March 2017.

In Q1 of 2018, the Company re-assessed the estimated period of the development agreements as part of its annual forecast process and determined that the period shall be extended for one more year. The updated period of the development agreements was utilized to amortize the remaining strategic premium during 2018.

In Q1 of 2019, the Company re-assessed the estimated period of the development agreements as part of its annual forecast process and determined that the period shall be extended for one more year. The updated period of the development agreement will be utilized to amortize the remaining strategic premium. For the year ended December 31, 2019 and December 31, 2018, the Company recorded amortization of $0.9 million and $1.5 million, respectively, as a reduction to research and development expenses.

In Q1 of 2020, the Company re-assessed the estimated period of the development agreements as part of its annual forecast process and determined that the period shall be extended for 6 months. The updated period of the development agreement will be utilized to amortize the remaining strategic premium.

In September 2018, the Board of Directors and stockholders approved the issuance of 5,500,000 shares of Series E convertible preferred stock at a price of $22.3437 per share. The Company sold the Series E convertible stock to VGA and four other investors between September and December 2018 for gross proceeds of $122.9 million of which VGA represented $100.0 million of the sale. The Company determined that the price VGA and other investors paid for Series E convertible preferred stock was at fair market value and that there was no strategic premium or discount in the transaction.

Dividends

The holders of shares of Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stock are entitled to receive non-cumulative dividends, out of any assets legally available for such purpose, prior and in preference to any declaration or payment of any dividend on the common stock, when, as, and if, declared by the Board of Directors in the amount equal to at least $0.1761408, $0.402, $0.4965296, $0.8325736, $1.6090 and $1.787 per share, respectively on each outstanding share of preferred stock. No distributions shall be made with respect to the common stock unless declared dividends on the preferred stock have been paid or set aside.

Conversion

Each share of Series A, Series B, and Series B-1 convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Class B common stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date of conversion (Series A at $2.20131 as of December 31, 2019 and 2018; Series B at $5.01900 as of December 31, 2019 and 2018; and Series B-1 at $6.20662 as of December 31, 2019 and 2018).

Each share of Series C, Series D and Series E convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Class A common stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date of conversion (Series C at $10.40717 as of December 31, 2019 and 2018 , Series D at $20.1127 as of December 31 2019 and 2018, and Series E at $22.3437 as of December 31, 2019 and 2018).

The conversion price of each series of preferred stock may be subject to adjustment from time to time under certain circumstances. The preferred stock issued to date was sold at a price of $2.20131, $5.01900, $6.20662, $10.40717, $20.1127 and $22.3437 per share for Series A, Series B, Series B-1, Series C , Series D and Series E convertible preferred stock, respectively, which exceeded the fair value of the common stock. Accordingly, there was no intrinsic value associated with the issuance of the preferred stock through December 31, 2019, and there were no other separate instruments issued with the preferred stock that required further evaluation of a beneficial conversion option. Each share of convertible preferred stock shall automatically be converted into fully paid, non-assessable shares of common stock immediately upon the earlier of: (i) the sale by the Company of its common stock in a firm commitment, underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the Securities Act), the public offering price of which results in the aggregate cash proceeds to the Company of not less than $50.0 million (net of underwriting discounts and commissions); or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the preferred stock then outstanding.

Liquidation Preferences

In the event the Company liquidates, dissolves, or winds up its business, either voluntarily or involuntarily, the holders of its Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of its assets to the holders of common stock, $2.20131, $5.019, $6.20662, $10.40717, $20.1127 and $22.3437 per share, respectively, plus any declared but unpaid dividends. If the assets are insufficient to distribute this liquidation preference, then the entire assets of the Company shall be distributed on a pro rata basis to the convertible preferred stockholders.

If there are any remaining assets upon the completion of the liquidating distribution to the Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stockholders, the holders of the Company’s common stock will receive all of its remaining assets on a pro rata basis.

The merger or consolidation of the Company into another entity in which the Company’s stockholders own less than 50% of the voting stock of the surviving company, or the sale, transfer, or lease of substantially all the Company’s assets, shall be deemed a liquidation, dissolution, or winding up of the Company. However, the treatment of a liquidation, dissolution, or winding up may be waived by consent or vote of a majority of the outstanding preferred stockholders (voting as one class on an as-converted basis). The underlying Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred shares are considered redeemable outside of the Company’s control (i.e., the Series A, Series B, Series B-1, and Series C convertible stockholders control a majority of the Board of Directors, and a majority vote of Series A convertible stockholders can cause a liquidation).

Voting Rights

Each holder of convertible preferred stock Series A, Series B, and Series B-1 will convert into Class B common stock. Each holder of Series C, Series D and Series E convertible preferred stock will convert into Class A common stock. Each holder of Class B common stock shall be entitled to ten (10) votes per share of Class B common stock held by such holder as of the applicable record date. Each holder of Class A common stock shall be entitled to one (1) vote for each share of Class A common stock held by such holder as of the applicable record date. Except as otherwise expressly provided or by applicable law, the holders of Class A common stock and the holders of Class B common stock shall at all times vote together as one class on all matters submitted to a vote or for the written consent of the stockholders of the corporation.

9. Stockholders’ Equity

Common Stock

The Company’s certificate of incorporation authorizes the issuance of two classes of common stock, which are designated “Class A common stock,” and “Class B common stock.” The Company is authorized to issue 81,000,000 shares of Class A common stock, and 47,000,000 shares of Class B common stock, each with a par value of $0.0001 per share. Holders of the common stock are entitled to dividends when, as, and if, declared by the Company’s Board of Directors, subject to the rights of the holders of all classes of stock outstanding having priority rights to dividends. As of December 31, 2019, the Company had not declared any dividends. The holder of each share of Class A common stock is entitled to one vote, and the holder of each share of Class B common stock is entitled to ten votes. All common stock outstanding as of December 31, 2019 consists of 10,651,152 Class B common stock and 578,089 Class A common stock.

Repurchase of Common Stock

On November 13, 2018, the Board of Directors approved a Common Stock Repurchase Program to recognize the progress the Company has made and to provide liquidity to employees. Through this one time and a limited period offer, eligible employees were able to sell, at the employee’s election up to 15% of their vested options as of September 30, 2018, limited to 15,000 shares per employee, at $16.76 per share. The program was for 448,997 shares in aggregate with a maximum aggregate purchase price of $7.5 million. At the end of the offering period in December 2018, 438,191 shares were repurchased for an aggregate repurchase amount of $7.2 million in cash. As the repurchase price was greater than the fair value of the common stock at the date of the repurchase, the Company recorded $3.0 million in incremental compensation expense in the statement of operations ($2.5 million in research and development expense and $0.5 million in general and administrative expense).

Eligible employees were able to participate in the Common Stock Repurchase Program by selling existing shares, exercising stock option with cash payment for the cost of option exercise or cashless exercising stock options with the cost of the option exercise deducted from the repurchase payment. The 438,191 repurchased shares consisted of 199,839 shares of Class A common stock shares and 238,352 shares of Class B common stock. Shares of Class B common stock were converted into shares of Class A common stock and together with the shares of Class A common stock were reserved as treasury shares for future issuance.

2010 Equity Incentive Plan

Under the Company’s 2010 Equity Incentive Plan (the Plan), the Company may grant options to purchase or directly issue shares of common stock to employees, directors, and non-employees.

Options may be granted at a price per share not less than 100% of the fair market value at the date of grant. If the option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of the common stock on the grant date. Options granted generally vest over a period of four years and have ten-year contractual terms.

Stock option activity under the Plan is as follows:

	Number of Shares Available for Issuance	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance at January 1, 2018	1,294,107	11,616,386	$3.94	7.26
Granted (1)	(350,800)	350,800	9.02
Cancelled and forfeited (1)	418,667	(418,667)	4.00
Exercised	—	(436,053)	2.75

Balance at December 31, 2018	1,361,974	11,112,466	4.15	6.44
Increase of option pool	3,500,000	—	N/A
Granted (1)	(2,972,750)	2,972,750	9.56
Cancelled and forfeited (1)	142,143	(142,143)	5.75
Exercised	—	(153,765)	2.56

Balance at December 31, 2019	2,031,367	13,789,308	$5.32	6.32

Vested and exercisable—December 31, 2019		9,376,316	$3.98

(1)	All option grants approved after July 2013 are from the Class A option pool. Class B cancellation and forfeitures are converted from Class B to Class A upon return to the option pool.

There were 153,765 options exercised during the year ended December 31, 2019 at the aggregate intrinsic value of $1.1 million.

Options with a fair value of $6.8 million and $8.2 million vested in 2019 and 2018, respectively.

Additional information regarding options outstanding at December 31, 2019, is as follows:

Exercise Price per Share	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)
$0.44	418,000	1.16
0.52	792,775	1.91
1.84	362,880	2.89
2.59	1,678,335	3.35
4.22	730,162	4.44
4.24	1,258,691	5.45
5.28	1,138,427	6.46
5.33	4,110,238	7.34
5.41	45,500	8.20
9.56	3,254,300	9.40

	13,789,308	6.32

Stock-based compensation expense is based on the grant-date fair value. The Company recognizes compensation expense for all stock-based awards on a straight-line basis over the requisite service period of the awards, which is generally the option vesting term of four years.

The following weighted average assumptions were used as inputs to the Black-Scholes OPM in determining the estimated grant-date fair value of the Company’s stock options to employees:

	2019	2018
Volatility	70.00%	70.00%
Risk-free interest rate	1.92	2.86
Expected term (in years)	6.02	5.98
Expected dividend	—	—
Weighted average fair value at grant date	$6.05	$5.78

Total employee stock-based compensation expense recognized in the accompanying statements of operations and comprehensive loss for stock options totaled $6.6 million and $5.7 million for the years ended December 31, 2019 and 2018, respectively. Total non-employee stock-based compensation expense includes $0.2 million and $0.2 million for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, the Company had employee and non-employee stock-based compensation of $21.6 million related to unvested stock options not yet recognized that are expected to be recognized over an estimated weighted average period of 3.03 years.

Total stock-based compensation expense recognized in the accompanying statements of operations and comprehensive loss for all equity awards is as follows (amounts in thousands):

	2019	2018
Research and development	$4,115	$2,725
General and administrative	2,696	3,157

Total stock-based compensation expense	$6,811	$5,882

10. Earnings (Loss) Per Share

The Company computes earnings (loss) per share of the Class A common stock and Class B common stock using the two-class method required for participating securities. Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A common stock and Class B common stock (amounts in thousands, except share and per share amounts):

	Year Ended December 31,
	2019	2018
Numerator:
Net loss attributable to common stockholders	$(51,283)	$(44,149)
Denominator:
Weighted average Class A and Class B common shares stockholders - Basic and Diluted	11,194,183	11,108,638

Net loss per share attributable to Class A and Class B Common stockholders - Basic and Diluted	$(4.58)	$(3.97)

The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2019	2018
Series A convertible preferred stock	12,192,245	12,192,245
Series B convertible preferred stock	12,381,008	12,381,008
Series B-1 convertible preferred stock	4,076,037	4,076,037
Series C convertible preferred stock	11,258,372	11,258,372
Series D convertible preferred stock	2,983,189	2,983,189
Series E convertible preferred stock	5,500,000	5,500,000
Warrants to purchase Series A convertible preferred stock	124,586	124,586
Warrants to purchase Series C convertible preferred stock	129,718	129,718
Options outstanding	13,789,308	11,112,466

Total	62,434,463	59,757,621

11. Joint Venture and Non-controlling interest

As described in Note 2, on September 11, 2018, the Company entered into a JVA with VWGoA and VGA and formed the JV entity. The Company determined the entity was a variable interest entity with a related party, and the Company’s operations were more closely associated with the JV entity. As such, the Company consolidated the JV entity for financial reporting purposes, and a non-controlling interest was recorded for VGA’s interest in the net assets and operations of QSV operations to the extent of VGA’s investment. The Company’s consolidated balance sheet includes $3.4 million cash and cash equivalents and $0.01 million prepaid expenses of the JV entity at December 31, 2019 ($3.4 million and $0.1 million, respectively at December 31, 2018). Although the Company has consolidated the net assets of the JV entity, it has no right to the use of those assets for its standalone operations.

The following table sets forth the change in non-controlling interest for the year ended December 31, 2019 (amounts in thousands):

Non-controlling interest
Balance at January 1, 2018	$—
Net income attributable to non-controlling interest in consolidated JV	5
Non-controlling interest in a consolidated JV	1,685

Balance at December 31, 2018	1,690
Net income attributable to non-controlling interest in consolidated JV	20

Balance at December 31, 2019	$1,710

12. Income Taxes

The Company has no provision for income taxes for the years ended December 31, 2019 and 2018. The Company has no current tax expense from losses and no deferred expense from the valuation allowance.

A reconciliation from U.S statutory rate of 21% to the effective rate is below:

	Year Ended December 31,
	2019	2018
Federal Statutory rate	21.00%	21.00%
State tax expense (Fed effected)	7.03%	7.03%
Permanent tax items	-2.20%	-0.52%
R&D tax credit	4.54%	4.80%
Change to valuation allowance	-30.37%	-32.31%

Effective tax rate	0.00%	0.00%

Significant components of the Company’s net deferred tax assets as of December 31, 2019 and 2018, are as follows (amounts in thousands):

	Year Ended December 31,
	2019	2018
Deferred tax assets:
Net operating losses	$71,374	$58,873
Tax credits	10,219	7,891
Accruals and stock-based compensation	4,671	5,198
Lease liability	3,796	—
Intangibles	90	94

Gross deferred tax assets	90,150	72,056
Valuation allowance	(85,677)	(71,340)

Total deferred tax assets	$4,473	$716
Deferred tax liabilities:
Right of use assets	(3,627)	—
Fixed assets	(846)	(716)

Total deferred tax liabilities	(4,473)	(716)

Total net deferred tax assets	$—	$—

Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance, cumulative net losses, and projected future losses, the Company has provided a full valuation allowance against its deferred tax assets. The Company’s valuation allowance increased by $14.3 million and $14.4 million for the years ended December 31, 2019 and 2018, respectively.

At December 31, 2019, the Company had federal and state net operating loss carryforwards of approximately $259.4 million and $231.2 million, respectively. The federal net operating loss carryforwards generated prior to 2018 will expire at various dates beginning in 2030, if not utilized. We have federal net operating loss carryforwards of $89.2 million, which can be carried forward indefinitely. For the year ended December 31, 2019 and 2018, the Company has used 100% apportionment factor for California net operating losses. The state net operating loss carryforwards of $231.2 million will expire beginning in 2030, if not utilized.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed in to law on March 27, 2020, provided that NOLs generated in a taxable year beginning in 2018, 2019, or 2020, may now be carried back five years and forward indefinitely. In addition, the 80% taxable income limitation is temporarily removed, allowing NOLs to fully offset net taxable income.

The federal and state net operating loss carryforwards and research and development credit carryforwards may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code and similar provisions under state law. The Tax Reform Act contains provisions that limit the federal net operating loss carryforwards that may be used in any given year in the event of special occurrences, including significant ownership changes. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders, who own at least 5% of the Company’s stock, increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Company has not performed Section 382 analyses due to continued losses since inception. For the year ending December 31, 2019, the Company did not have any equity events which may cause an ownership change.

On September 9, 2019, the Treasury Department and the IRS issued proposed regulations under Section 382 of the Internal Revenue Code which, if finalized, will severely limit the ability of corporations to avail themselves of net operating losses (NOLs) following an ownership change. Specifically, the regulations would eliminate a safe harbor established in Notice 2003-65 that allows corporations to increase their Section 382 limitation by the gain inherent in their assets, even if those assets were not actually sold. The Company is still evaluating the effect of the proposed regulations and may perform a high-level analysis of the potential impact to utilize its tax attributes.

As of December 31, 2019, the Company also has Federal and California research and development credits of $9.8 million and $8.6 million, respectively. The federal tax credit carryforwards will expire beginning in 2031, if not utilized. The state tax credit carryforwards do not expire.

The Company records unrecognized tax benefits in accordance with ASC 740-10, Income Taxes. ASC 740-10 which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company had total unrecognized tax benefits of $7.1 million and $5.4 million as of December 31, 2019 and 2018, respectively.

A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows (amounts in thousands):

	Year Ended December 31,
	2019	2018
Beginning of the year	$5,372	$3,587
Increase—current year positions	1,704	1,552
Decrease—current year positions	—	—
Increase—prior year positions	—	233
Decrease—prior year positions	—	—

End of the year	$7,076	$5,372

The Company does not anticipate the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.

The Company’s policy is to classify interest and penalties associated with uncertain tax positions, if any, as a component of its income tax provision. For the years ended December 31, 2019 and 2018, the Company had no interest or penalties related to unrecognized tax benefits.

The federal and state income tax returns are open under the statute of limitations subject to tax examinations for the tax years ended December 31, 2015 through December 31, 2018. To the extent the Company has tax attribute carryforwards, the tax year in which the attribute was generated may still be adjusted upon examination by the IRS or state tax authorities to the extent utilized in a future period.

13. Related Party Agreements

Battery Development and Evaluation Agreement

In October 2015, the Company entered into a Battery development and evaluation agreement with VWGoA. In September 2018, certain amendments were made to this agreement. See Note 2 for further discussion.

Joint Venture Agreement

In September 11, 2018, the Company entered into a JVA with VWGoA and VGA as described in Note 2. In connection with this agreement, the parties also have entered into two operating agreements: (i) the Limited Liability Company Agreement of the JV entity to govern the respective rights and obligations as Members of the JV entity and (ii) the Common IP License Agreement for the Company to license certain intellectual property rights pertaining to automotive battery cells as defined in the JVA to VWGoA, VGA and the JV Entity.

Other Related Parties

One of the members of the Board of Directors is also a consultant to the Company, providing expertise in the area of science and materials. This board member was paid $0.2 million under a consulting agreement during the years ended December 31, 2019 and 2018. This member of the Board of Directors participated in the Company’s stock repurchase program selling 15,000 shares of Common Stock for total proceeds of $0.3 million in 2018.

14. Subsequent Events

The Company has evaluated subsequent events through September 21, 2020, the date the financial statements were available to be issued.

Beginning in March 2020, the COVID-19 pandemic and the measures imposed to contain this pandemic have disrupted and are expected to continue to impact the Company’s business. The magnitude of the impact of the COVID-19 pandemic on the Company’s productivity, results of operations and financial position, and its disruption to the Company’s business and battery development and timeline, will depend in part, on the length and severity of these restrictions and on the Company’s ability to conduct business in the ordinary course.

In May 2020, the Board of Directors and stockholders approved the sale of up to 11,354,260 shares of Series F convertible preferred stock at the price of $26.4218 per share for gross proceeds of approximately $300.0 million to VGA and other new and existing investors. In July 2020, Board of Directors and stockholders increased the approved sale of Series F to up to 14,684,843 shares for gross proceeds of approximately $388.0 million. The proceeds are expected to be received in December 2020 and Q1 2021.

In July 2020, we settled an outstanding legal matter regarding a former employee pursuant to which the Company received $0.8 million.

From January through September 2020, the Company granted 3,231,625 restricted stock units to employees as part of its annual refresh program and 961,530 stock options to new employees and an independent Board of Director member.

On September 3, 2020, Kensington Capital Acquisition Corp (“Kensington”) (NYSE:KCACU), together with Merger Sub, its fully owned subsidiary, announced that the Company has entered into a business combination transaction pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Kensington. If such business combination is ultimately completed, the Company would effectively comprise all of Kensington’s material operations. The business combination agreement requires the investment of $500.0 million from other private investors (PIPE) in addition to the $230.0 million already available in Kensington’s account.

QuantumScape Corporation

Unaudited Condensed Consolidated Financial Statements

(Unaudited)

QuantumScape Corporation

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Share and per Share Amounts)

	September 30,	December 31,
	2020	2019
	Unaudited
Assets
Current assets
Cash and cash equivalents ($3,407 and $3,409 as of September 30, 2020 and December 31, 2019, respectively, for joint venture)	$10,573	$22,822
Marketable securities	69,469	107,099
Prepaid expenses and other current assets	1,746	1,255

Total current assets	81,788	131,176
Property and equipment, net	34,654	25,492
Right-of-use lease asset	12,027	12,942
Other assets	6,597	2,774

Total assets	135,066	172,384

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$4,733	$2,851
Accrued liabilities	2,682	1,307
Accrued compensation	1,417	1,112
Operating lease liability, short-term	1,184	1,080
Strategic premium, short-term	655	873

Total current liabilities	10,671	7,223
Operating lease liability, long-term	11,558	12,463
Convertible preferred stock warrant liabilities	10,807	1,860
Strategic premium, long-term and other liabilities	164	436
Convertible preferred stock tranche liabilities	347,120	—

Total liabilities	380,320	21,982
Commitment and contingencies (see Note 7)
Redeemable convertible preferred stock
Redeemable convertible preferred stock, par value of $0.0001 per share, 63,329,998 and 49,073,189 shares authorized as of September 30, 2020 and December 31, 2019, respectively, 48,390,851 and 48,390,851 shares issued and outstanding with aggregate liquidation preference of $414,335 and $414,335 as of September 30, 2020 and December 31, 2019, respectively.	405,575	405,575
Stockholders’ deficit
Common stock – $0.0001 par value; 206,014,841 shares authorized (95,684,843 Class A and 47,000,000 Class B); 11,333,260 and 11,229,241 Class A and Class B shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in-capital	52,650	43,077
Treasury stock- fair market value at repurchase; 438,191 shares at September 30, 2020 and December 31, 2019	(4,189)	(4,189)
Accumulated other comprehensive income	39	90
Accumulated deficit	(701,034)	(295,862)

Total QuantumScape stockholders’ deficit	(652,533)	(256,883)
Non-controlling interest	1,704	1,710

Total stockholders’ deficit	(650,829)	(255,173)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$135,066	$172,384

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QuantumScape Corporation

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except Share and per Share Amounts)

	Nine Months Ended
	September 30,
	2020	2019
Operating expenses:
Research and development	$42,373	$33,084
General and administrative	8,460	7,637

Total operating expenses	50,833	40,721

Loss from operations	(50,833)	(40,721)
Other income (expense):
Interest expense	(8,947)	(1)
Interest income	962	2,925
Other income	760	817
Other expense	(347,120)	—

Total other income (expense)	(354,345)	3,741

Net loss	(405,178)	(36,980)
Less: Net income (loss) attributable to non-controlling interest, net of tax of $0 for the nine-months ended September 30, 2020 and 2019	(6)	15

Net loss attributable to common stockholders	$(405,172)	$(36,995)

Net loss	$(405,178)	$(36,980)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(50)	125

Total comprehensive loss	(405,228)	(36,855)
Less: Comprehensive income (loss) attributable to non-controlling interest	(6)	15

Comprehensive loss attributable to common stockholders	$(405,222)	$(36,870)

Basic and Diluted net loss per share	$(36.03)	$(3.31)
Basic and Diluted weighted-average common shares outstanding	11,244,365	11,186,064

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QuantumScape Corporation

Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In Thousands, Except Share and per Share Amounts)

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated other Comprehensive gain (loss)	Total QuantumScape Stockholders’ deficit	Non- Controlling interest	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	48,390,851	$405,575	11,229,241	$1	438,191	$(4,189)	$43,077	$(295,862)	$90	$(256,883)	$1,710	$(255,173)
Exercise of stock option	—	—	104,019	0	—	—	320	—	—	320	—	320
Stock-based compensation	—	—	—	—	—	—	9,253	—	—	9,253	—	9,253
Net loss	—	—	—	—	—	—	—	(405,172)	—	(405,172)	(6)	(405,178)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	(51)	(51)	—	(51)

Balance at September 30, 2020	48,390,851	$405,575	11,333,260	$1	$438,191	$(4,189)	$52,650	$(701,034)	$39	$(652,533)	$1,704	$(650,829)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated other Comprehensive gain (loss)	Total QuantumScape Stockholders’ deficit	Non- Controlling interest	Total
	Shares	Amount	Shares	Amount	Stock	Stock
Balance at December 31, 2018	48,390,851	$405,575	11,075,476	$1	$438,191	$(4,189)	$35,957	$(246,083)	$(31)	$(214,345)	$1,690	$(212,655)
Exercise of stock option	—	—	122,289	0	—	—	266	—	—	266	—	266
Stock-based compensation	—	—	—	—	—	—	4,817	—	—	4,817	—	4,817
Adoption of ASC 842	—	—	—	—			—	1,419	—	1,419	—	1,419
Net loss	—	—	—	—	—	—	—	(36,995)	—	(36,995)	15	(36,980)
Unrealized gain on marketable securities	—	—	—	—	—	—	—		125	125	—	125

Balance at September 30, 2019	48,390,851	$405,575	11,197,765	$1	$438,191	$(4,189)	$41,040	$(281,659)	$94	$(244,713)	$1,705	$(243,008)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

QuantumScape Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

(In Thousands, Except Share and per Share Amounts)

	Nine Month Ended September 30,
	2020	2019
Operating activities
Net loss	$(405,178)	$(36,980)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,206	3,818
Amortization of right-of-use assets	915	863
Amortization of premiums and accretion of discounts on marketable securities	212	(1,815)
Amortization of strategic premium	(490)	(655)
Stock-based compensation expense	9,253	4,817
Change in fair value of convertible preferred stock warrant liabilities	8,947	—
Change in fair value of convertible preferred stock tranche liabilities	347,120	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(491)	(758)
Accounts payable, accrued liabilities and accrued compensation	1,193	829
Operating lease liability	(801)	(706)

Net cash used in operating activities	(34,114)	(30,587)
Investing activities
Purchases of property and equipment	(13,912)	(5,666)
Proceeds from maturities of marketable securities	88,000	197,000
Purchases of marketable securities	(50,633)	(165,211)

Net cash provided by investing activities	23,455	26,123
Financing activities
Proceeds from issuance of common stock, net of issuance costs	320	266
Deferred financing and SPAC business combination fees	(2,491)	—

Net cash (used in) provided by financing activities	(2,171)	266

Net (decrease) in cash, cash equivalents and restricted cash	(12,830)	(4,198)
Cash, cash equivalents and restricted cash at beginning of period	25,596	33,632

Cash, cash equivalents and restricted cash at end of period	$12,766	$29,434

Supplemental disclosure of cash flow information
Purchases of property and equipment, accrued but not paid	$3,003	$863
Deferred financing and SPAC business combination fees, accrued but not paid	$1,912	$—

The following presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Consolidated Balance Sheets:

	September 30, 2020	December 31, 2019
	Unaudited
Cash and cash equivalents	$10,573	$22,822
Other assets	2,193	2,774

Total cash, cash equivalents and restricted cash	$12,766	$25,596

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QuantumScape Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2020

1. Nature of Business

Organization

QuantumScape Corporation (the Company) was incorporated in Delaware in May 2010. The Company is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The Company is headquartered in San Jose, California.

The Company is focused on the development and commercialization of its solid-state lithium-metal batteries. Planned principal operations have not yet commenced. As of September 30, 2020, the Company has not derived revenue from its principal business activities.

Beginning in March 2020, the COVID-19 pandemic and the measures imposed to contain this pandemic have disrupted and are expected to continue to impact the Company’s business. To date, our business operations have been slowed due to the government restrictions, however there has not been a direct impact on our financial operations. The magnitude of the impact of the COVID-19 pandemic on the Company’s productivity, results of operations and financial position, and its disruption to the Company’s business and battery development and timeline, will depend in part, on the length and severity of these restrictions and on the Company’s ability to conduct business in the ordinary course.

Pending Business Combination

On September 3, 2020, Kensington Capital Acquisition Corp (“Kensington”), together with Merger Sub, its fully owned subsidiary, announced that the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Kensington. Kensington is special purpose acquisition company. If such business combination is ultimately completed (referred to as “SPAC business combination”), the Company would effectively comprise all of Kensington’s material operations. The business combination agreement requires the investment of $500.0 million from other private investors (PIPE) in addition to the $230.0 million already available in the Kensington account. As the SPAC business combination has not occurred as of September 30, 2020, there is no impact for the operations of Kensington in the financial statements of the Company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) as determined by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) for interim financial information and pursuant to the regulations of the U.S. Securities and Exchange Commission (SEC).

Use of Estimates

The preparation of the condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements as well as reported amounts of expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to the valuation of common stock, valuation of convertible preferred stock warrants, and valuation of convertible preferred stock tranche liabilities, among others. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of September 30, 2020, the interim condensed consolidated statements of redeemable preferred stock and stockholders’ deficit, the interim condensed consolidated statements of operations, and the interim condensed consolidated statements of cash flows for the nine months ended September 30, 2020 and 2019, are unaudited.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in management’s opinion, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of September 30, 2020 and its results of operations and cash flows for the nine months ended September 30, 2020 and 2019. The financial data and the other financial information disclosed in the notes to these condensed consolidated financial statements related to the nine month periods are also unaudited. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2019 included in the Kensington proxy statement/prospectus/information statement dated November 12, 2020, filed with the SEC pursuant to Rule 424(b)(3) under the Securities Act of 1933.

Principles of Consolidation

The Company’s policy is to consolidate all entities that it controls by ownership of a majority of the outstanding voting stock. In addition, the Company consolidates entities that meet the definition of a variable interest entity (“VIE”) for which the Company is the related party most closely associated with and is the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. For consolidated entities that are less than wholly owned, the third party’s holding of an equity interest is presented as Noncontrolling interests in the Company’s Consolidated Balance Sheet and Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit. The portion of net earnings attributable to the noncontrolling interests is presented as Net income (loss) attributable to noncontrolling interests in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

The Company was a single-legal entity prior to becoming a partner with Volkswagen Group of America (VWGoA) in the JV entity. As noted in “Joint Venture” discussion, the Company determined the JV entity was a VIE for which it was required to consolidate the operations upon its formation in 2018. The Company continued to consolidate the operations of the JV entity in 2019 through September 30, 2020 as the determination of the variable interest entity has not changed.

Joint Venture

On June 18, 2018, the JV entity was incorporated as a limited liability company. VWGoA, VGA and QuantumScape executed a Joint Venture Agreement (“JVA”), effective September 2018, with the goal of jointly establishing a manufacturing facility in the United States to produce the pilot line of the Company’s product through the JV entity. Volkswagen is a related party stockholder (13.1% voting interest holder of the Company as of September 30, 2020, December 31, 2019 and as of the formation of the JV entity), and also participated in the Company’s Series E convertible preferred stock financing which closed concurrently with the effectiveness of the JV entity and the JVA. Upon the effectiveness of the JVA, each party contributed $1.7 million in cash to capitalize the JV entity in exchange for 50% equity interests.

The joint venture is considered a variable interest entity with a related party and therefore the related party whose business is more closely related to the planned operations of the joint venture is required to consolidate the operations.

The Company determined its operations were most closely aligned with the operations of the joint venture and therefore has consolidated the results of the JV entity’s operations in its consolidated balance sheet, statement of operations and statement of stockholders’ equity. The JV entity has had minimal operations in through September 30, 2020.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, of which $4.7 million is held in a US government Money Market fund, and marketable securities, all of which are invested in US government securities. The Company seeks to mitigate its credit risk with respect to cash and cash equivalents and marketable securities by making deposits with large, reputable financial institutions and investing in shorter term and highly rated instruments.

Credit Impairment Implementation on Available For Sales Securities

An available for sales debt security is impaired when its fair value is less than its amortized cost basis. The portion of impairment due to a credit loss is recorded to net income through an allowance for credit losses, while any portion of impairment that is due to factors other than a credit loss (e.g., changes in market rates) is recognized in other comprehensive income, net of applicable taxes. However, if an entity intends to sell the debt security (that is, it has decided to sell the security), or more likely than not will be required to sell the security before recovery of its amortized cost basis, any allowance for credit losses shall be written off and the amortized cost basis shall be written down to the debt security’s fair value with any incremental impairment reported in earnings.

Restricted Cash

Restricted cash, if the date of availability or disbursement is longer than one year and the balances are maintained under an agreement that legally restricts the use of such funds, is not included within cash and cash equivalents and is reported within other assets.

As of September 30, 2020, restricted cash is comprised of $2.2 million of which $2.0 million was pledged as a form of security for the Company’s facility lease agreement and $0.2 million as collateral for a commercial letter of credit issued to an equipment supplier. As of December 31, 2019, restricted cash was $2.8 million.

Convertible Preferred Stock

The Company records shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified all of its outstanding convertible preferred stock as temporary equity. The convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock will become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards made to employees, directors, and non-employees (beginning in the year ended December 31, 2019), including stock options and restricted shares, based on estimated fair values recognized over the requisite service period.

The fair value of options granted is estimated on the grant date using the Black-Scholes option valuation model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (weighted-average period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock, and an assumed risk-free interest rate. The Company accounts for forfeitures when they occur. The Company uses the simplified calculation of the expected life, which takes into consideration the grant’s contractual life and vesting period and assumes that all options will be exercised between the vesting date and the contractual term of the option. No awards have been issued with a market condition or other non-standard terms.

In August 2020, the Company granted restricted stock unit awards as part of an employee retention program. The fair value of the restricted stock unit grant is based on the deemed fair value of the common stock on the grant date.

Prior to January 1, 2019, stock-based awards granted to non-employees were subject to periodic re-measurement over the period that services are rendered. Beginning January 1, 2019 upon the adoption of Accounting Standards Update (“ASU”) 2018-07. Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting as described in Note 3, the measurement of equity-classified nonemployee awards is fixed at the grant date.

There is no public market for the Company’s stock. The estimate for volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. Since these comparable companies operate in the same industry segment, the Company expects that it would share similar characteristics, such as risks profiles, volatility, capital intensity, clientele, and market growth patterns and drivers.

The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Preferred Stock Tranche Liabilities

The Company has determined that its obligation to issue, and the Company’s investors’ right to purchase shares of Series F convertible preferred stock pursuant to the future time-based and milestone closings (see Note 4) represent a freestanding financial instrument (the “tranche liabilities”). The tranche liabilities were initially recorded at fair value and are remeasured at each reporting period and upon the exercise or expiration of the obligation, with gains and losses arising from subsequent changes in its fair value recognized in other expense, net, in the unaudited condensed consolidated statement of operations. At the time of the exercise or expiration of the tranche liabilities, the fair value of the tranche liabilities are reclassified to convertible preferred stock on the unaudited condensed consolidated balance sheet with no further remeasurement required. The fair value of the preferred stock tranche liabilities are recorded as a long-term liability on the condensed consolidated balance sheet.

3. Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 also provides updated guidance regarding the impairment of available-for-sale debt securities and includes additional disclosure requirements. The Company adopted this guidance as of January 1, 2020 with no impact upon adoption.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangement (Topic 808): clarifying the Interaction between Topic 808 and Topic 606, which clarifies that certain transactions between participants in a collaborative arrangement should be accounted for under ASC Topic 606 when the counterparty is a customer. In addition, Topic 808 precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue from contracts with customers if the counterparty is not a customer for that transaction. The Company adopted this guidance as of January 1, 2020 with no impact upon adoption.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2021 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

4. Fair Value Measurement

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (amounts in thousands):

	Fair Value Measured as of September 30, 2020 Using
	Level 1	Level 2	Level 3	Total
Assets included in:
Money market fund	$4,700	$—	$—	$4,700
Marketable securities	—	69,469	—	69,469

Total fair value	$4,700	$69,469	$—	$74,169

Liabilities included in:
Convertible preferred stock warrant liabilities	$—	$—	$10,807	$10,807
Convertible preferred stock tranche liabilities	—	—	347,120	347,120

Total fair value	$—	$—	$357,927	$357,927

	Fair Value Measured as of December 31, 2019 Using
	Level 1	Level 2	Level 3	Total
Assets included in:
Money market fund	$5,163	$—	$—	$5,163
Marketable securities	—	120,599	—	120,599

Total fair value	$5,163	$120,599	$—	$125,762

Liabilities included in:
Convertible preferred stock warrant liabilities	$—	$—	$1,860	$1,860

Total fair value	$—	$—	$1,860	$1,860

Marketable Securities

The following table summarizes, by major security type, the Company’s assets that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. Amortized cost net of unrealized gain is equal to fair value as of September 30, 2020 and December 31, 2019. The fair value as of September 30, 2020 and December 31, 2019, are as follows (amounts in thousands).

	September 30, 2020
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
Level 1 securities
Money market fund	$4,700	$—	$—	$4,700
Level 2 securities
US government securities	69,430	40	(1)	69,469

Total	$74,130	$40	$(1)	$74,169

	December 31, 2019
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
Level 1 securities
Money market fund	$5,163	$—	$—	$5,163
Level 2 securities
Repurchase agreement	13,500	—	—	13,500
US government securities	107,009	93	(3)	107,099

Total Level 2 securities	120,509	93	(3)	120,599

Total	$125,672	$93	$(3)	$125,762

Any realized gains and losses and interest income are included in interest income.

We regularly review our available-for-sale marketable securities in an unrealized loss position and evaluate the current expected credit loss by considering factors such as historical experience, market data, issuer-specific factors, and current economic conditions. As of September 30, 2020, no expected credit losses were recorded as there was no individual security in an unrealized loss position.

The estimated amortized cost and fair value of marketable securities by contractual maturity as of September 30, 2020 is as follows (amounts in thousands):

	Amortized Cost	Fair Value
Due within one year	$74,130	$74,169
Due after one year and through five years	—	—

Total short-term investments	$74,130	$74,169

As of September 30, 2020 and December 31, 2019, the carrying values of cash and cash equivalents, accounts payable and accrued liabilities approximate their respective fair values due to their short-term nature.

Warrants

In 2011 through 2013, in connection with an equipment and loan security agreement with TriplePoint Capital, the Company issued warrants to purchase 124,586 shares of Series A convertible preferred stock at $2.20131 per share (“the TPC1 warrants”). The TPC1 warrants expire at the later of 7 years from effective date or five years after an initial public offering or acquisition. The Company recorded the fair value of the warrants upon issuance as debt issuance cost and amortized the amount over the term of the agreement to interest expense in the statement of operations and comprehensive loss.

In January 2015, the Company entered into another equipment loan and security agreement with TriplePoint Capital. In connection with the borrowing of funds per the agreement, the Company issued warrants to purchase 129,718 shares of Series C convertible preferred stock at $10.40717 per share (“TPC2 warrants”). The TPC2 warrants expire at the later of 2022 or five years after an initial public offering or acquisition. The Company recorded the fair value of the warrants upon issuance as debt issuance cost and amortized the amount over the term of the agreement to interest expense in the statement of operations and comprehensive loss

As the underlying convertible preferred shares of the outstanding TPC warrants are redeemable outside the control of the Company, the fair value of the TPC warrants are reported on the Company’s balance sheets as a long-term liability as of September 30, 2020 and December 31, 2019, in the amount noted in the table below.

The Company re-measured the fair value of the outstanding TPC1 and TPC2 warrants at September 30, 2020 with the difference recorded in interest expense using an Option Pricing Model (OPM). The TPC1 warrants were re-measured at September 30, 2020, using the Option Pricing Model (OPM) with the following assumptions: option term of 5 years, volatility of 76.6%, risk-free interest rate of 0.28% and no expected dividends. The TPC2 warrants were re-measured at September 30, 2020, using the OPM with the following assumptions: option term of 5 years, volatility of 62.7%, risk-free interest rate of 0.28% and no expected dividends. The Company calculated the current estimated fair value of preferred Series A and preferred Series C stocks by the probability weighting of the closing of the business combination with Kensington. The probability weighting is considered a significant unobservable input (Level 3), as well as the discounting factor. The Company assumed a 75% probability of the transaction closing at September 30, 2020. The fair value of the SPAC business combination of $57.93 was calculated based on the traded stock price of Kensington at September 30, 2020 of $16.75, adjusted for the conversion ratio in the SPAC business combination (4.0217), and adjusted for a discount for lack of marketability of 14%. This estimated value was then weighted with 25% of the values of preferred Series A and preferred Series C, estimated at $16.06 and $18.57, respectively, derived from the OPM as of September 30, 2020. The probability of the business combination not occurring of 25% takes into consideration several uncertainties, including Board and shareholder approval of the proposed merger transaction with Kensington, closing of the PIPE, and obtaining SEC approval of the proposed merger as of September 30, 2020.

There was no re-measurement as of September 30, 2019 for the TPC1 and TPC2 warrants as there were no changes to the underlying assumptions. The 5 years term was derived based on the Company’s estimation of the timing of the exercise of the warrants.

The TPC1 and TPC2 warrants are classified as Level 3 in the fair value hierarchy. The following table presents the reconciliation of the Company’s liabilities measured and recorded at fair value on a recurring basis using the significant observable inputs (Level 3) outlined above (amounts in thousands):

	TPC1 Warrants	TPC2 Warrants	Total Liability
Balance at December 31, 2018	$984	$782	$1,766
Re-measurement loss included in interest expense	—	—	—

Balance at September 30, 2019	$984	$782	$1,766

	TPC1 Warrants	TPC2 Warrants	Total Liability
Balance at December 31, 2019	$1,036	$824	$1,860
Re-measurement loss included in interest expense	4,630	4,317	8,947

Balance at September 30, 2020	$5,666	$5,141	$10,807

Convertible Preferred Stock Tranche Liabilities

In May 2020, the Company executed a stock purchase agreement and other related agreements with VGA for the investment of $200 million in the Company’s Series F convertible preferred stock. The transaction will be funded in two tranches with the first tranche to occur on December 1, 2020 and the second tranche contingent on the occurrence of two milestones.

The stock purchase agreement with VGA obligates the Company to issue and sell, and VGA to purchase, up to a total of 7,569,508 shares of Series F convertible preferred stock (the “tranche shares”) at $26.4218 per share, on December 1, 2020 for half of the obligation (the time based portion of the agreement, “tranche shares 1”) and upon the occurrence of two milestones for the remainder of the obligation (“tranche shares 2”). The Company concluded that the firm commitment to issue the tranche shares met the definition of a freestanding financial instrument. As the underlying convertible preferred shares of the outstanding tranche liabilities are redeemable outside the control of the Company, the fair value of the tranche liabilities is reported on the Company’s balance sheets as a long-term liability as of September 30, 2020, and the fair value change is recorded in other expense in the consolidated statements of operations and comprehensive loss, as noted in the table below.

The Company estimated the fair value of the Series F tranche commitment liabilities to VGA at the initial issuance date as negligible as the transaction was negotiated at arm length and in good faith. The tranche liabilities were re-measured as of September 30, 2020, as discussed below.

In August 2020, the Company executed multiple stock purchase agreements (tranche shares 3 and 4) with new and existing investors for the investment of $188.0 million in the Company’s Series F convertible preferred stock of which $94.0 million will be funded at the earlier of December 1, 2020 or the SPAC business combination’s (“tranche shares 3”). The remaining $94.0 million tranche (“tranche shares 4”) will be funded at the earlier of the SPAC business combination’s closing or March 2021. Similar to the tranche shares to VGA, the Company concluded that the firm commitment to issue the incremental tranche shares 3 and 4 met the definition of a freestanding financial instrument. As with the VGA tranche shares, the fair value of the tranche liabilities for tranches shares 3 and 4 is reported on the Company’s balance sheets as a long-term liability as of September 30, 2020, and the fair value change is recorded in other expense in the consolidated statements of operations and comprehensive loss, as noted in the table below.

The Company determined, although there was the potential for the tranche liabilities for tranche shares 3 and 4 to have value at the execution of the stock purchase agreements, the liabilities were required to be remeasured as of September 30, 2020 and any change in fair value of the liability would be recorded as other expense during the same interim period. The Company remeasured all four tranche share liabilities as of September 30, 2020, giving consideration to the probability weighting of the closing of the SPAC business combination with Kensington. The probability weighting is considered a significant unobservable input (Level 3), as well as the discounting factor. The Company assumed a 75% probability of the transaction closing at September 30, 2020. The fair value of the SPAC business combination of $57.93 was calculated based on the traded stock price of Kensington at September 30, 2020 of $16.75, adjusted for the conversion ratio in the SPAC business combination (4.0217), and adjusted for a discount for lack of marketability of 14%. This was then adjusted for the estimated term of the tranche between 0.17 years and 0.50 years. The probability of the SPAC business combination not occurring of 25% utilized the Series F exercise price of $26.42.

The Series F tranche liabilities are classified as Level 3 in the fair value hierarchy. The following table presents the reconciliation of the Company’s liabilities measured and recorded at fair value on a recurring basis using the significant unobservable inputs described above (amounts in thousands):

Fair Value
Balance at December 31, 2019	$—
Issuance and remeasurement loss recorded in other expense	(347,120)

Balance at September 30, 2020	$(347,120)

5. Property and Equipment

Property and equipment as of September 30, 2020 and December 31, 2019, consisted of the following (amounts in thousands):

	September 30, 2020	December 31, 2019
Computers and hardware	$706	$598
Furniture and fixtures	10,031	4,755
Lab equipment	31,371	25,919
Leasehold improvements	13,427	12,005
Construction-in-progress	10,720	8,610

	66,255	51,887
Accumulated depreciation and amortization	(31,601)	(26,395)

Property and equipment, net	$34,654	$25,492

Depreciation and amortization expense related to property and equipment was $5.2 million and $4.2 million for the nine months ended September 30, 2020 and 2019, respectively.

6. Leases

The Company currently leases its headquarters under a single lease classified as an operating lease expiring in January 2023. Fixed rent escalates each year, but the Company is responsible for a portion of the landlord’s operating expenses such as property tax, insurance and common area maintenance which are considered variable costs. Under the lease, the Company has one 60-month renewal option, which has been included in the calculation of lease liabilities and right of use assets at the adoption date as the exercise of the option was reasonably certain. As the renewal rent has not been negotiated, the Company uses an estimated rent rate which approximates the fair market rent at adoption for the extension period. This lease does not have any contingent rent payments and does not contain residual value guarantees.

The Company does not have any leases classified as financing leases.

The components of lease related expense are as follows (amounts in thousands):

	Nine Months Ended September 30,
Operating leases	2020	2019
Operating lease cost	$1,607	$1,607
Variable lease cost	305	318

Operating lease expense	1,912	1,925

The components of supplemental cash flow information related to leases are as follows (amounts in thousands):

	Nine Months Ended September 30,
	2020	2019
Operating cash flows - operating leases	$1,494	$1,451
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$14,100

As of September 30, 2020, future minimum payments during the next five years and thereafter are as follows (amounts in thousands):

Operating Leases
Six Months Ended December 31, 2020	$499
Year Ended December 31, 2021	2,053
Year Ended December 31, 2022	2,115
Year Ended December 31, 2023	2,301
Year Ended December 31, 2024	2,318
Thereafter	7,146

Total	16,432
Less present value discount	(3,690)

Operating lease liabilities	$12,742

7. Commitments and Contingencies

The Company is currently not aware of any investigations, claims, or lawsuits that it believes could have a material adverse effect on the financial position or on the results of operations.

8. Redeemable Convertible Preferred Stock

The Company’s certificate of incorporation, as amended and restated as of May 14, 2020 authorizes the issuance of 63,329,998 shares of $0.0001 par value convertible preferred stock. The following table summarizes the convertible preferred stock outstanding as of September 30, 2020, and the rights and preferences of the respective series:

	Shares
	Authorized	Issued
Series A	12,316,831	12,192,245
Series B	12,381,008	12,381,008
Series B-1	4,076,037	4,076,037
Series C	11,388,090	11,258,372
Series D	2,983,189	2,983,189
Series E	5,500,000	5,500,000
Series F	14,684,843	—

	63,329,998	48,390,851

Series F Tranche Commitment Liability
Estimated fair value at June 30, 2020	$—
Change in fair value	347,120

Estimated fair value at September 30, 2020	$347,120

As of
September 30, 2020
Estimated future value of Series F redeemable convertible preferred stock	$50.05
Discount rate	0.09%
Time to liquidity (years)	0.15

In March 2016, the Board of Directors and stockholders approved the issuance of additional 2,983,189 shares of Series D convertible preferred stock at a price of $20.1127 per share and 2,485,990 shares were sold for net proceeds of $49.7 million to two new strategic investors. In March 2017, the Company sold 497,199 shares of Series D convertible preferred stock to an existing strategic investor for net proceeds of $10.0 million.

The Company determined that Series D convertible preferred stock share purchase agreements with the two new investors executed in 2016 contained strategic terms. Both companies had strategic interest in the Company’s technology and have negotiated specific strategic terms expected to benefit these new investors, over and above the value that would be expected to be realized from the equity investment itself. Thus, the sale of the Series D convertible preferred stock to these two new investors reflected a higher price (“strategic premium”) than what a market participant who did not receive these strategic benefits would be willing to pay. The Company allocated the net proceeds of $49.7 million from these two investors between the Series D convertible preferred stock and the strategic premium. Based on the Company’s valuation of the Series D convertible preferred stock, the Company calculated the strategic premium to be approximately $6.2 million which it recorded as a deferred liability on the balance sheet.

The sales of Series D convertible preferred stock in March 2017 to an existing investor was also determined to have included strategic terms as the investor is expected to benefit over and above the value to be realized from the equity investment itself. The Company allocated approximately $1.7 million of the proceeds as a strategic premium and recorded it as a deferred liability on the balance sheet.

The strategic premium is considered akin to payment for research and development efforts as the strategic premium will be used to pay for incremental cost associated with the Company’s battery cell development. The Company has an accounting policy to record research and development effort payments as contra research and development. Therefore, the Company records the benefits (amortization of the strategic premium) over the estimated period of the development agreements with the investors which was originally estimated to be three years at March 2016 and two years at March 2017.

Subsequent to the Series D issuance, in 2018, 2019 and in the nine months ended September 30, 2020, the Company re-assessed the estimated period of the development agreements as part of its annual forecast process and determined that the period should be extended. The updated period of the estimated period of the development agreements was utilized to amortize the remaining strategic premium during those periods. For the nine months ended September 30, 2020 and September 30, 2019, the Company recorded amortization of $0.5 million and $0.7 million, respectively, as a reduction to research and development expenses.

In May and July 2020, the Board of Directors and stockholders approved the sale of up to 14,684,843 shares of Series F convertible preferred stock at the price of $26.4218 per share for gross proceeds of approximately $388.0 million to VGA and other new and existing investors. The proceeds are expected to be received in November 2020, December 2020 and Q1 2021.

Dividends

The holders of shares of Series A, Series B, Series B-1, Series C, Series D, Series E and Series F convertible preferred stock are entitled to receive non-cumulative dividends, out of any assets legally available for such purpose, prior and in preference to any declaration or payment of any dividend on the common stock, when, as, and if, declared by the Board of Directors in the amount equal to at least $0.1761408, $0.402, $0.4965296, $0.8325736, $1.6090, $1.787 and $2.1137 per share, respectively on each outstanding share of preferred stock. No distributions shall be made with respect to the common stock unless declared dividends on the preferred stock have been paid or set aside.

Conversion

Each share of Series A, Series B, and Series B-1 convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Class B common stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date of conversion (Series A at $2.20131 as of September 30, 2020 and December 31, 2019; Series B at $5.01900 as of September 30, 2020 and December 31, 2019; and Series B-1 at $6.20662 as of September 30, 2020 and December 31, 2019).

Each share of Series C, Series D, Series E, and Series F convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Class A common stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date of conversion (Series C at $10.40717 as of September 30, 2020 and December 31, 2019 , Series D at $20.1127 as of September 30, 2020 and December 31, 2019, and Series E at $22.3437 as of September 30, 2020 and December 31, 2019).

The conversion price of each series of preferred stock may be subject to adjustment from time to time under certain circumstances. The preferred stock issued to date was sold at a price of $2.20131, $5.01900, $6.20662, $10.40717, $20.1127 and $22.3437 per share for Series A, Series B, Series B-1, Series C, Series D and Series E convertible preferred stock, respectively, which exceeded the fair value of the common stock. Accordingly, there was no intrinsic value associated with the issuance of the preferred stock through September 30, 2020, and there were no other separate instruments issued with the preferred stock that required further evaluation of a beneficial conversion option. Each share of convertible preferred stock shall automatically be converted into fully paid, non-assessable shares of common stock immediately upon the earlier of: (i) the sale by the Company of its common stock in a firm commitment, underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the Securities Act), the public offering price of which results in the aggregate cash proceeds to the Company of not less than $50,000,000 (net of underwriting discounts and commissions); or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the preferred stock then outstanding.

Liquidation Preferences

In the event the Company liquidates, dissolves, or winds up its business, either voluntarily or involuntarily, the holders of its Series A, Series B, Series B-1, Series C, Series D, Series E and Series F convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of its assets to the holders of common stock, $2.20131, $5.019, $6.20662, $10.40717, $20.1127 $22.3437 and $26.4218 per share, respectively, plus any declared but unpaid dividends. If the assets are insufficient to distribute this liquidation preference, then the entire assets of the Company shall be distributed on a pro rata basis to the convertible preferred stockholders.

If there are any remaining assets upon the completion of the liquidating distribution to the Series A, Series B, Series B-1, Series C, Series D, Series E and Series F convertible preferred stockholders, the holders of the Company’s common stock will receive all of its remaining assets on a pro rata basis.

The merger or consolidation of the Company into another entity in which the Company’s stockholders own less than 50% of the voting stock of the surviving company, or the sale, transfer, or lease of substantially all the Company’s assets, shall be deemed a liquidation, dissolution, or winding up of the Company. However, the treatment of a liquidation, dissolution, or winding up may be waived by consent or vote of a majority of the outstanding preferred stockholders (voting as one class on an as-converted basis). The underlying Series A, Series B, Series B-1, Series C, Series D, Series E and Series F convertible preferred shares are considered redeemable outside of the Company’s control (i.e., the Series A, Series B, Series B-1, and Series C convertible stockholders control a majority of the Board of Directors, and a majority vote of Series A convertible stockholders can cause a liquidation).

Voting Rights

Each holder of convertible preferred stock Series A, Series B, and Series B-1 will convert into Class B common stock. Each holder of Series C, Series D, Series E and Series F convertible preferred stock will convert into Class A common stock. Each holder of Class B common stock shall be entitled to ten (10) votes per share of Class B common stock held by such holder as of the applicable record date. Each holder of Class A common stock shall be entitled to one (1) vote for each share of Class A common stock held by such holder as of the applicable record date. Except as otherwise expressly provided or by applicable law, the holders of Class A common stock and the holders of Class B common stock shall at all times vote together as one class on all matters submitted to a vote or for the written consent of the stockholders of the corporation.

Convertible Preferred Stock Tranche Liabilities

As noted in Note 4, “Fair Value Measurements”, the Company executed a stock purchase agreement and other related agreements with VGA for the investment of $200 million in the Company’s Series F convertible preferred stock. The transaction will be funded in two tranches with the first tranche to occur on December 1, 2020 and second tranche contingent on the occurrence of two milestones. In August 2020, the Company executed multiple stock purchase agreements with new and existing investors for the investment of $188.0 million in the Company’s Series F convertible preferred stock of which $94.0 million will be funded at the earlier of December 1, 2020 or the SPAC business combination closing. The remaining $94.0 million tranche will be funded at the earlier of the SPAC business combination closing or March 2021. No Series F convertible preferred shares were outstanding as of September 30, 2020. See discussion in Note 4, “Fair Value Measurements”, for further discussion of the Company’s further consideration of this financing.

9. Stockholders’ Equity

Common Stock

As of September 30, 2020, the Company is authorized to issue 95,684,843 shares of Class A common stock, and 47,000,000 shares of Class B common stock, each with a par value of $0.0001 per share. As of September 30, 2020 and December 31, 2019, common stock outstanding consists of 10,697,052 and 10,651,152 shares of Class B common stock, respectively and 636,208 and 578,089 shares of Class A common stock, respectively.

2010 Equity Incentive Plan

Stock Options

Under the Company’s 2010 Equity Incentive Plan (the Plan), the Company may grant options to purchase or directly issue shares of common stock to employees, directors, and non-employees.

Options may be granted at a price per share not less than 100% of the fair market value at the date of grant. If the option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of the common stock on the grant date. Options granted generally vest over a period of four years and have ten-year contractual terms.

Stock option activity under the Plan is as follows:

	Number of Shares Available for Issuance(1)	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance at December 31, 2019	2,031,367	13,789,308	$5.32	6.32
Additional shares authorized	1,745,956	—
Granted	(4,193,155)	961,530	20.42
Cancelled and forfeited (2)	415,832	(415,832)	4.05
Exercised		(104,019)	3.07

Balance at September 30, 2020	—	14,230,987	$6.39	5.92
Vested and exercisable – September 30, 2020		10,348,278	$5.32

(1)	Includes option and restricted stock unit grants.
(2)	All option grants approved after July 2013 are from the Class A option pool. Class B cancellation and forfeitures are converted from Class B to Class A upon return to the option pool.

There were 104,019 vested shares exercised during the nine months ended September 30, 2020 at the aggregate intrinsic value of $1.9 million.

Options with a fair value of $6.9 million and $4.8 million vested in the nine months ended September 30, 2020 and 2019, respectively.

Additional information regarding options outstanding at September 30, 2020, is as follows:

Exercise Price per Share	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)
$ 0.44	418,000	0.41
0.52	752,775	1.21
1.84	162,880	2.13
2.59	1,672,435	2.59
4.22	663,858	3.62
4.24	1,208,691	4.63
5.28	1,112,982	5.82
5.33	4,046,890	6.53
5.41	40,500	7.46
9.56	3,195,446	8.73
9.58	283,500	9.70
25.07	673,030	9.93

	14,230,987	5.92

Number of RSU unvested	Weighted Average Remaining Contractual Life (Years)
3,231,625	9.86

The following weighted average assumptions were used as inputs to the Black-Scholes OPM in determining the estimated grant-date fair value of the Company’s stock options to employees:

	Nine Months Ended September 30,
	2020	2019
Volatility	70.00%	70.00%
Risk-free interest rate	0.39%	1.93%
Expected term (in years)	6.08	6.02
Expected dividend	—	—
Weighted average fair value at grant date	10.75	6.04

Restricted Stock Units

	Number of Restricted Stock Units Outstanding	Weighted Average grant date fair value	Weighted Average Remaining Contractual Term (Years)
Balance at December 31, 2019	—	$—
Granted	3,231,625	16.72
Vested	—	—
Forfeited	—	—

Balance at September 30, 2020	3,231,625	$16.72	9.86

Vested – September 30, 2020	—	$16.72

The restricted stock units were not vested in the nine months ended September 30, 2020. The amortization of the restricted stock unit expense for the nine months ended September 30, 2020 was $2.4 million which represents the fair value of the RSUs amortized on a straight line over the vesting period.

As of September 30, 2020, unrecognized compensation costs related to RSUs granted under our equity incentive plans were $51.8 million. We expect to recognize those costs over a weighted average period of 3.18 years.

As of September 30, 2020, the Company had employee and non-employee stock-based compensation of $24.6 million related to unvested stock options not yet recognized that are expected to be recognized over an estimated weighted average period of 3.20 years.

Total stock-based compensation expense recognized in the accompanying statements of operations and comprehensive loss for all equity awards is as follows (amounts in thousands):

	Nine Months Ended September 30,
	2020	2019
Research and development	$5,542	$2,790
General and administrative	3,711	2,027

Total stock-based compensation expense	$9,253	$4,817

10. Earnings (Loss) Per Share

Basic and diluted earnings per share were the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. Since the Company has net loss, there are no dilutive equity awards. The following table sets forth the computation of basic and diluted loss per Class A common stock and Class B common stock (amounts in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Numerator:
Net loss attributable to common stockholders	$(375,854)	$(13,494)	$(405,172)	$(36,995)
Denominator:
Weighted average Class A and Class B common shares outstanding- Basic and Diluted	11,265,320	11,194,200	11,244,365	11,186,064

Net loss per share attributable to Class A and Class B Common stockholders- Basic and Diluted	$(33.36)	$(1.21)	$(36.03)	$(3.31)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Nine Months Ended September 30,
	2020	2019
Series A convertible preferred stock	12,192,245	12,192,245
Series B convertible preferred stock	12,381,008	12,381,008
Series B-1 convertible preferred stock	4,076,037	4,076,037
Series C convertible preferred stock	11,258,372	11,258,372
Series D convertible preferred stock	2,983,189	2,983,189
Series E convertible preferred stock	5,500,000	5,500,000
Warrants to purchase Series A convertible preferred stock	124,586	124,586
Warrants to purchase Series C convertible preferred stock	129,718	129,718
Options outstanding	14,230,987	13,349,486
Restricted stock units	3,231,625	—

Total	62,876,142	61,994,641

11. Joint Venture and Non-controlling interest

The Company entered into a JVA with VGA and formed the JV entity. The Company determined the entity was a variable interest entity with a related party, and the Company’s operations were more closely associated with the JV entity. As such, the Company consolidated the JV entity for financial reporting purposes, and a non-controlling interest was recorded for VGA’s interest in the net assets and operations of QSV operations to the extent of the VGA investment. The Company’s consolidated balance sheet includes $3.4 million cash and cash equivalents and less than $0.1 million of prepaid expenses of the JV entity at September 30, 2020 ($3.4 million and less than $0.1 million, respectively at December 31, 2019). Although the Company has consolidated the net assets of the JV entity, it has no right to the use of those assets for its standalone operations.

The following table sets forth the change in non-controlling interest for the six months ended September 30, 2020 (amounts in thousands):

Non-controlling interest
Balance at December 31, 2019	$1,710
Net loss attributable to non-controlling interest in consolidated JV	(6)

Balance at September 30, 2020	$1,704

Fair Value Measurement

On May 14, 2020, the Company amended the JVA and other related agreements regarding the JV entity in connection with VGA’s investment of $200.0 million in the Company’s Series F convertible preferred stock as described in Note 8. The Company determined the amendments represented a reconsideration event and determined that the JV entity is still a variable interest entity. As the significance and nature of the business of the JV entity continues to be more aligned with the core business of the Company and the Company continues to absorb a majority of the variability associated with the JV entity’s anticipated economic performance, the Company continues to be the related party most closely associated with the JV entity.

12. Income Taxes

On March 27, 2020, the U.S. President signed into law the CARES Act, an economic stimulus package in response to the COVID-19 global pandemic. The CARES Act contains several corporate income tax provisions, including making remaining alternative minimum tax credits immediately refundable; providing a 5-year carryback of net operating loss carryforwards (“NOLs”) generated in tax years 2018, 2019, and 2020, and removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2021; and temporarily liberalizing the interest deductibility rules under Section 163(j) of the Tax Cuts and Jobs Act, by raising the adjusted taxable income limitation from 30% to 50% for tax years 2019 and 2020 and giving taxpayers the election of using 2019 adjusted taxable income for purposes of computing 2020 interest deductibility. The Company is still evaluating the impact but does not currently expect the provisions of the CARES Act to have a material effect on the realizability of deferred income tax assets or tax expense. There is no material impact for the nine months ended September 30, 2020. As additional guidance is released, the Company will evaluate whether there would need to be a change in the period when such guidance is issued.

13. Related Parties Agreements

Joint Venture Agreement

In September 11, 2018, the Company entered into a Joint Venture Agreement with VWGoA and VGA as described in Note 2 and Note 11. In connection with this agreement, the parties also have entered into 2 operative agreements: (i) the Limited Liability Company Agreement of the JV entity to govern the respective rights and obligations as Members of the JV entity and (ii) the Common IP License Agreement for the Company to license certain intellectual property rights pertaining to automotive battery cells as defined in the JV Agreement to VWGoA, VGA and the JV Entity.

Other Related Parties

One of the members of the Board of Directors is also a consultant to the Company, providing expertise in the area of science and materials. This board member was paid $0.1 million under a consulting agreement during the nine months ended September 30, 2020 and 2019.

14. Subsequent Events

The Company has evaluated subsequent events through December 17, 2020, the date the financial statements were available to be issued.

On November 10, 2020 Kensington filed Form S-4 amendment #4 Registration Statement which was declared effective by the Securities and Exchange Commission on November 12, 2020.

On November 25, 2020, the Company closed the Preferred Series F financing with 11 investors for approximately $188.0 million before banker fees and expenses.

On November 25, 2020, Kensington (NYSE:KCACU), shareholders voted to approve the business combination with QuantumScape and other related matters on the proxy statements. After the merger, QuantumScape became the publicly traded company under the ticker symbol QS on the New York Stock Exchange.

On December 1, 2020, the Company closed the Preferred Series F Stock financing with VGA for $100.0 million and issued 15,221,334 shares of Class A Common Stock to VGA.

On December 11, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported QuantumScape stockholder: Jeffrey Jakubiak v. QuantumScape Corporation and Continental Stock Transfer & Trust Company, Index No. 656963/2020 (Sup. Ct. N.Y. Cnty.). The complaint names QuantumScape and Continental Stock Transfer & Trust Company as defendants. The complaint alleges, among other things, that the plaintiff is entitled to exercise warrants within 30 days of Closing. The complaint also alleges that the proxy statement/prospectus/information statement dated November 12, 2020 is misleading and/or omits material information concerning the exercise of the warrants. The complaint generally seeks, among other things, the ability to exercise the warrants within 30 days of Closing. The Company believes it has meritorious defenses to such claims and intends to vigorously defend against the Complaint.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Kensington Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Kensington Capital Acquisition Corp. (the “Company”) as of May 1, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from April 17, 2020 (inception) through May 1, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 1, 2020, and the results of its operations and its cash flows for the period from April 17, 2020 (inception) through May 1, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company had a working capital deficit as of May 1, 2020 of $39,000 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020

New York, NY

May 8, 2020, except for Note 7 as to which the date is June 26, 2020

KENSINGTON CAPITAL ACQUISITION CORP.

BALANCE SHEET

May 1, 2020

Assets:
Current assets:
Cash	$25,000

Total current assets	25,000
Deferred offering costs associated with the proposed public offering	61,500

Total assets	$86,500

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$64,000

Total current liabilities	$64,000

Commitments

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding (1)(2)	575
Additional paid-in capital	24,425
Accumulated deficit	(2,500)

Total stockholders’ equity	22,500

Total Liabilities and Stockholders’ Equity	$86,500

(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
(2)

On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the sponsor holding an aggregate of 5,750,000 founder shares . All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 4).

See accompanying notes to financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the period from April 17, 2020 (inception) through May 1, 2020

General and administrative expenses	$2,500

Net loss	$(2,500)

Weighted average shares outstanding, basic and diluted (1)(2)	5,000,000

Basic and diluted net loss per share	$(0.00)

(1)	This number excludes an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
(2)

On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the sponsor holding an aggregate of 5,750,000 founder shares . All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 4).

See accompanying notes to financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the period from April 17, 2020 (inception) through May 1, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - April 17, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)(2)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(2,500)	(2,500)

Balance - May 1, 2020	—	$—	$5,750,000	$575	$24,425	$(2,500)	$22,500

(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
(2)

On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the sponsor holding an aggregate of 5,750,000 founder shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 4).

See accompanying notes to financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the period from April 17, 2020 (inception) through May 1, 2020

Cash Flows from Operating Activities:
Net loss	$(2,500)
Changes in operating assets and liabilities:
Accrued expenses	2,500

Net cash provided by (used in) operating activities	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000

Net cash provided by financing activities	25,000

Net change in cash	25,000
Cash - beginning of the period	—

Cash - end of the period	$25,000

Supplemental disclosure of noncash activities:
Deferred offering costs included in accrued expenses	$61,500

See accompanying notes to financial statements.

Note 1—Description of Organization, Business Operations and Basis of Presentation

Kensington Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on April 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for a target business in the automotive and automotive-related sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of May 1, 2020, the Company had not commenced any operations. All activity for the period from April 17, 2020 (inception) through May 1, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Kensington Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 23,000,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 5,975,000 warrants (or 6,575,000 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including proceeds from the sale of the Private Placement Warrants to the Sponsor, will be held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public

Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain stockholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote any Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of May 1, 2020, the Company had $25,000 in cash and a working capital deficiency of $39,000. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this need for capital through the Proposed Public Offering. The Company cannot assure that its plans to raise capital or to consummate an initial Business Combination will be successful. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At May 1, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs Associated with the Proposed Public Offering

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period excluding common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 750,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (Note 5). At May 1, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of May 1, 2020.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of May 1, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of May 1, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of common stock included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

The Company will grant the underwriters a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.

Note 4—Related Party Transactions

Founder Shares

On April 17, 2020, the Sponsor subscribed to purchase 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), and fully paid for those shares on May 1, 2020. On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The initial stockholders have agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares of common stock after the Proposed Public Offering.

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor will agree to purchase an aggregate of 5,975,000 Private Placement Warrants (or 6,575,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.00 per Private Placement Warrant ($5,975,000 in the aggregate, or $6,575,000 if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor will agree, subject to limited exceptions, not to transfer, assign or sell the Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On April 17, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of October 31, 2020 and the completion of the Proposed Public Offering. As of May 5, 2020, the Company has borrowed $75,000 under the Note.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Service and Administrative Fees

The Company has agreed to pay service and administrative fees of $20,000 per month to DEHC LLC, an affiliate of Daniel Huber, the Company’s Chief Financial Officer, for up to 18 months commencing on the date of consummation of the Proposed Public Offering.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $4,000,000 in the aggregate (or approximately $4,600,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. $0.35 per unit, or approximately $7,000,000 in the aggregate (or approximately $8,050,000 in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholder’s Equity

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of May 1, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On April 17, 2020, the Sponsor subscribed to purchase 5,031,250 shares of Class B common stock, which was fully paid on May 1, 2020. On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Of these, an aggregate of up to 750,000 shares of Class B common stock that are subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares of common stock after the Proposed Public Offering.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Prior to the completion of the initial Business Combination, only holders of the Class B common stock will have the right to vote on the Company’s election of directors. Holders of the Public Shares will not be entitled to vote on the Company’s election of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding shares of the Class B common stock may remove a member of the Company’s board of directors for any reason. These provisions of the Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Class B common stock. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of May 1, 2020, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided, that if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants will have an exercise price of $11.50 per share. If (x) the Company issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable (except as described below) so long as they are held by the Sponsor or its permitted transferees, (3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the shares of common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table in the warrant agreement;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently called for redemption at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Subsequent Events

Subsequent to May 1, 2020, the Company has borrowed $75,000 under the Note.

The Company evaluated events that have occurred after the balance sheet date through May 8, 2020, which is the date on which these financial statements were issued. Based upon this review, except as below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

On June 25, 2020, the Company effected a stock dividend of 718,750 shares, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares, of which an aggregate of up to 750,000 shares are subject to forfeiture. All share and per-share amounts have been retroactively restated to reflect the stock dividend.

As a result of the execution of the underwriting agreement on June 25, 2020, the financial statements have been modified to reflect the final terms of the agreement.

KENSINGTON CAPITAL ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2020

September 30, 2020
Assets:
Current assets:
Cash	$1,002,785
Prepaid expenses	285,083

Total current assets	1,287,868
Investments held in Trust Account	230,075,599

Total Assets	$231,363,467

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$15,238
Accrued expenses	1,155,999
Franchise tax payable	90,548
Notes payable - related party	75,000

Total current liabilities	1,336,785
Deferred underwriting commissions	8,050,000

Total liabilities	9,386,785

Commitments and Contingencies
Class A common stock, $0.0001 par value; 21,697,668 shares subject to possible redemption at $10.00 per share	216,976,680

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,302,332 shares issued and outstanding (excluding 21,697,668 shares subject to possible redemption)	130
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	6,524,748
Accumulated deficit	(1,525,451)

Total stockholders’ equity	5,000,002

Total Liabilities and Stockholders’ Equity	$231,363,467

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For The Three Months Ended September 30, 2020	For The Period From April 17, 2020 (inception) through September 30, 2020
General and administrative expenses	$1,428,188	$1,430,502
Administrative expenses - related party	60,000	80,000
Franchise tax expense	50,000	90,548

Loss from operations	(1,538,223)	1,601,085
Net gain from investments held in Trust Account	75,599	75,599

Net loss	$(1,462,589)	$(1,525,451)

Weighted average shares outstanding of Class A common stock (1)	7,053,922	6,248,452

Basic and diluted net loss per share	$(0.20)	$(0.24)

(1)	This number excludes an aggregate of up to 21,697,668 shares of Class A common stock subject to possible redemption (Note 6).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - April 17, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of units in initial public offering, gross	23,000,000	2,300	—	—	229,997,700	—	230,000,000
Offering costs	—	—	—	—	(13,097,867)	—	(13,097,867)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,575,000	—	6,575,000
Common stock subject to possible redemption	(21,843,927)	(2,184)	—	—	(218,437,086)	—	(218,439,270)
Net loss	—	—	—	—	—	(62,862)	(62,862)

Balance - June 30, 2020 (unaudited)	1,156,073	$116	5,750,000	$575	$5,062,172	$(62,862)	$5,000,001

Common stock subject to possible redemption	146,259	14	—	—	1,462,576	—	1,462,590
Net loss	—	—	—	—	—	(1,462,589)	(1,462,589)

Balance - September 30, 2020 (unaudited)	1,302,332	$130	5,750,000	$575	$6,524,748	$(1,525,451)	$5,000,002

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 17, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

Cash Flows from Operating Activities:
Net loss	$1,525,451
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net gain from investments held in Trust Account	(75,599)
Changes in operating assets and liabilities:
Prepaid expenses	(285,083)
Accounts payable	15,238
Accrued expenses	1,070,999
Franchise tax payable	90,548

Net cash used in operating activities	(709,348)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)

Net cash used in investing activities	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds received from note payable to related party	75,000
Proceeds received from initial public offering, gross	230,000,000
Proceeds received from private placement	6,575,000
Offering costs paid	(4,962,867)

Net cash provided by financing activities	231,712,133

Net change in cash	1,002,785
Cash - beginning of the period	—

Cash - end of the period	$1,002,785

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$85,000
Deferred underwriting commissions in connection with the initial public offering	$8,050,000
Initial value of common stock subject to possible redemption	$216,976,680

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Kensington Capital Acquisition Corp. (the “Company”) was incorporated in Delaware on April 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company has focused its search for a target business in the automotive and automotive-related sector. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as such is subject to all of the risks associated with emerging growth companies.

On September 2, 2020, the Company entered into a business combination agreement and plan of reorganization (as amended on September 21, 2020 and as may be further amended from time to time, the “QS Business Combination Agreement”), by and among the Company, Kensington Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and QuantumScape Corporation., a Delaware corporation (“QuantumScape”). Merger Sub will merge with and into QuantumScape, with QuantumScape surviving the merger and becoming a wholly-owned direct subsidiary of the Company (collectively with the other transactions described in the QS Business Combination Agreement, the “QS Business Combination,” or the “Proposed Transactions”). QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. See the Proposed Transactions described below.

As of September 30, 2020, the Company had not commenced any operations. All activity for the period from April 17, 2020 (inception) through September 30, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, the identification and evaluation of prospective acquisition targets for an initial Business Combination, including the Proposed Transactions (as defined below), and ongoing administrative and compliance matters. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Kensington Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”, or the “Original Holder”). The registration statement for the Company’s Initial Public Offering was declared effective on June 25, 2020. On June 30, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.1 million, inclusive of approximately $8.1 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,575,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.6 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

There is no assurance that the Company will be able to complete a Business Combination successfully. The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain stockholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, the Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). As a result, such Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Certificate of Incorporation provided that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or June 30, 2022, (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

$10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Commencing August 17, 2020, holders of the Units were permitted to elect to separately trade the shares of Class A common stock and Warrants (as defined below) included in the Units. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade.

Proposed Business Combination and Related Transactions

On September 2, 2020, the Company, Kensington Merger Sub Inc., wholly owned subsidiary of the Company (“Merger Sub”), and QuantumScape Corporation. (“QuantumScape”), entered into the QS Business Combination Agreement, pursuant to which, among other things, the Company and QuantumScape will enter into the QS Business Combination. QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles.

At the closing of the QS Business Combination (the “Closing”), each outstanding share of QuantumScape Class A common stock, together with each share of QuantumScape preferred stock that is outstanding immediately prior to the Closing and convertible into a share of QuantumScape Class A common stock pursuant to the provisions of QuantumScape’s certificate of incorporation, and each outstanding share of QuantumScape Class B common stock, together with each share of QuantumScape preferred stock that is outstanding immediately prior to the Closing and convertible into a share of QuantumScape Class B common stock pursuant to the provisions of QuantumScape’s certificate of incorporation, will be cancelled and automatically converted into the right to receive a number of shares of the Company’s Class A common stock or shares of the Company’s Class B common stock, as applicable, determined in each case by reference to an “Exchange Ratio,” calculated in accordance with the QS Business Combination Agreement. As of the date of the initial signing of the QS Business Combination Agreement, the Exchange Ratio was 4.0032186234, and the Company will file with the SEC a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to a special meeting of its stockholders.

As a result of the QS Business Combination, the Company currently expects to issue with respect to QuantumScape Capital Stock (or expects to reserve for issuance with respect to Exchanged Options, Exchanged RSUs and Exchanged Warrants (each as defined below)) 368,799,998 shares of the Company’s Common Stock in the aggregate. The final aggregate amount of shares of the Company’s Common Stock to be issued (or reserved for issuance) in connection with the business combination will be calculated in accordance with the QS Business Combination Agreement.

As promptly as practicable after the Proxy statement, prospectus, and information statement becomes effective, QuantumScape will seek an irrevocable written consent of QuantumScape’s stockholders as required to approve and adopt the QS Business Combination Agreement and the Proposed Transactions. Such approval will be sought from and requires the affirmative vote of the holders of at least (a) a majority of the outstanding shares of QuantumScape capital stock, (b) a majority of the outstanding shares of QuantumScape Class A common stock

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

and the outstanding shares of QuantumScape Class B common stock, each voting separately as a class, (c) a majority of the outstanding shares of QuantumScape Class A common stock and shares of QuantumScape preferred stock that are convertible into shares of QuantumScape Class A common stock, voting as a single class, and (d) a majority of the outstanding shares of QuantumScape Class B common stock and the outstanding shares of QuantumScape preferred stock that are convertible into shares of QuantumScape Class B common stock, voting together as a single class. No additional approval or vote from any holders of any class or series of stock of QuantumScape will be necessary to adopt and approve the QS Business Combination Agreement, the QS Business Combination and the Proposed Transactions.

The transaction is structured as a reverse triangular merger, which includes the following: (a) Pursuant to the QS Business Combination Agreement, on the Closing Date, Merger Sub will be merged with and into QuantumScape (the “Merger”), with QuantumScape surviving the Merger as a wholly-owned direct subsidiary of the Company (the “Surviving Corporation”); (b) Contemporaneously with the execution of the QS Business Combination Agreement, certain investors have entered into certain subscription agreements, pursuant to which such investors will purchase shares of the Company’s Common Stock at a purchase price of $10.00 per share in a private placement to be consummated immediately prior to the consummation of the Proposed Transactions; (c) In addition, concurrently with the execution of the QS Business Combination Agreement, (i) the Company, QuantumScape and Volkswagen Group of America Investments LLC (“Volkswagen”) entered into a stockholder support agreement (the “Volkswagen Support Agreement”), pursuant to which, among other things, Volkswagen agreed, among other things, to vote its shares of QuantumScape Preferred Stock in favor of the QS Business Combination Agreement and the Proposed Transactions, and (ii) the Company, QuantumScape and certain stockholders of QuantumScape with (together with Volkswagen) a sufficient number of votes to approve the Merger and other transactions that require the approval of QuantumScape’s stockholders entered into a stockholder support agreement (the “Other Stockholder Support Agreement”; the Volkswagen Stockholder Support Agreement and the Other Stockholder Support Agreement, the “Stockholder Support Agreements”), pursuant to which, among other things, the Key QuantumScape Stockholders agreed, among other things, to vote their shares of QuantumScape Common Stock and QuantumScape Preferred Stock in favor of the QS Business Combination Agreement and the Proposed Transactions; and (iii) certain stockholders of QuantumScape and certain stockholders of the Company entered into a registration rights and lock-up agreement (the “Registration Rights and Lock-Up Agreement”); (d) In addition, concurrently with the execution of the QS Business Combination Agreement, certain senior level employees of QuantumScape entered into a lock-up agreement (the “Senior Employee Lock-Up Agreement”) with the Company, pursuant to which, such employees agreed to restrictions on the transferability of the Company’s securities for a period of up to four years following the consummation of the Proposed Transactions, subject to certain exceptions set forth therein; and (e) In addition, concurrently with the execution of the QS Business Combination Agreement, (i) the Company and QuantumScape entered into a letter agreement with Volkswagen Group of America Investments, LLC (“VGA”), a stockholder of QuantumScape, pursuant to which, consistent with the rights of VGA with respect to the election of QuantumScape’s directors under the existing voting agreement between QuantumScape and certain of its stockholders, VGA will be entitled, following the Proposed Transactions, to nominate up to two designees to the Company’s board of directors, subject to the satisfaction of certain conditions regarding funding and ownership of the Company’s capital stock, (ii) The Company and QuantumScape entered into an additional letter agreement with VGA, pursuant to which VGA will, among other things, receive an opportunity to review and comment on filings with the SEC with respect to the Proposed Transactions and be provided copies of notices provided between the parties to the QS Business Combination Agreement and (iii) The Company and QuantumScape entered into an additional letter agreement with VGA, pursuant to which QuantumScape will reserve proceeds from its Series F Preferred Stock financing and capital received through the Merger in a separate account to fund equity contributions to QSV Operations LLC.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the Company, Merger Sub, QuantumScape or the holders of any of QuantumScape’s securities: (a) each share of QuantumScape’s Class A Common Stock (which has one vote per share) and each share of QuantumScape’s Preferred Stock that is convertible into QuantumScape’s Class A Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the number of shares of the Company’s Class A Common Stock that will be in effect after completion of the Proposed Transactions (the “New Kensington Class A Common Stock”) equal to the Exchange Ratio. “Exchange Ratio” means the quotient obtained by dividing (x) the “Target Share Amount”, which is to be calculated in accordance with the QS Business Combination Agreement and is, as of the date of the QS Business Combination Agreement, equal to 368,799,998, by (y) the Fully-Diluted Company Shares.

The New Kensington Class A Common Stock will have one vote per share; (b) each share of QuantumScape’s Class B Common Stock (which has 10 votes per share) and each share of QuantumScape’s Preferred Stock that is convertible into QuantumScape’s Class B Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the number of shares of the Company’s Class B Common Stock that will be in effect after completion of the Proposed Transactions (the “New Kensington Class B Common Stock”; and together with the New Kensington Class A Common Stock, the “New Kensington Common Stock”) equal to the Exchange Ratio. The New Kensington Class B Common Stock will have ten votes per share; (c) each share of QuantumScape’s Capital Stock held in the treasury of QuantumScape will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto; (d) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; (e) each QuantumScape Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of the applicable class of New Kensington Common Stock that the pre-conversion QuantumScape Option covers (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape’s Common Stock subject to such QuantumScape Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) Exchange Ratio. Except as specifically provided in the QS Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former QuantumScape Option immediately prior to the Effective Time; (f) each share of QuantumScape’s Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into restricted shares of the applicable class of New Kensington Common Stock that the pre-conversion QuantumScape’s Restricted Stock covers (such share of restricted Common Stock, an “Exchanged Restricted Common Stock”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of QuantumScape’s Restricted Stock immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former QuantumScape’s Restricted Stock immediately prior to the Effective Time; (g) each QuantumScape RSU that is outstanding immediately prior to the Effective Time shall be converted into restricted stock units of the applicable class of New Kensington Common Stock that the pre-conversion Company RSU covers (such restricted stock unit award covering Common Stock, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares subject to a QuantumScape RSU immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former QuantumScape RSU immediately prior to the Effective Time; and (h) each QuantumScape Warrant that is

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

outstanding immediately prior to the Effective Time will be converted into a warrant to purchase a number of shares of the applicable class of New Kensington Common Stock that corresponded to the class for which the pre-conversion QuantumScape Warrant was exercisable (such warrant, an “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such QuantumScape Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such QuantumScape Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former QuantumScape Warrant immediately prior to the Effective Time.

On September 2, 2020, the Company, Sponsor and certain stockholders of QuantumScape (the “New Holders” and, collectively with the Original Holder, the “Holders”) entered into the Registration Rights and Lock-Up Agreement, which shall be effective at the Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of the Company held by such Holders. The Registration Rights and Lock-Up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Registration Rights and Lock-Up Agreement further provides for the securities of the Company held by the Holders to be locked-up for a period of time following the Closing, as described below, subject to certain exceptions. The securities held by the Original Holder will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if the Company consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The securities held by the New Holders will be locked-up for 180 days after the Closing, subject to earlier release if (i) the reported last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if the Company consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In connection with the execution of the QS Business Combination Agreement, effective as of September 2, 2020, the Company entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 50,000,000 shares of the Company’s Class A Common Stock (which will be New Kensington Class A Common Stock upon completion of the Proposed Transactions) (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $500 million, in a private placement (the “PIPE”).

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the Subscription Agreements, the Company agreed, among other things, that, within 15 business days after the consummation of the Proposed Transactions, it will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and the Company will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof.

On September 2, 2020, the Company entered into separate Senior Employee Lock-Up Agreements with certain senior level employees of QuantumScape (the “Senior Employees”), including QuantumScape’s executive officers. The Senior Employee Lock-Up Agreements provide that the securities of the Company owned of record or beneficially by the Senior Employees (including certain securities that may be granted or issued to a Senior Employee after the Effective Time) (collectively, the “Lock-Up Shares”) may generally not be transferred for at least 180 days after the Closing (the “Initial Lock-Up Period”) and up to four years after the Closing, subject to certain exceptions. Following the Initial Lock-Up Period, Senior Employees may transfer Lock-Up Shares without restriction as follows: (i) during the first year after the Effective Time, up to 25% of the total number of Lock-Up Shares, (ii) following the first anniversary of the Effective Time until the earlier of four years after the Closing or the occurrence of an event described below, up to 50% of the total number of Lock-Up Shares, and (iii) up to an additional 50% of the total number of Lock-Up Shares following satisfaction of agreed delivery requirements between QuantumScape and VGA. These transfer restrictions are subject to earlier release if (a) the Company completes a liquidation, merger, stock exchange or other similar transaction after the Closing that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; (b) VGA terminates for any reason the Amended and Restated Joint Venture Agreement, dated as of May 14, 2020, by and among QuantumScape and VGA; (c) VGA issues a critical or negative statement regarding the Company and its technology unless such statement is required to be made by VGA under applicable law and is truthful and accurate; or (d) VGA transfers certain Company securities in excess of the amounts set forth in the Senior Employee Lock-Up Agreements. The Senior Employee Lock-Up Agreements also provide that, upon consummation of the Merger, the Company or QuantumScape shall pay to each Senior Employee a one-time cash bonus equal to 20% of the Senior Employee’s then annual base salary.

Liquidity and Capital Resources

As indicated in the accompanying balance sheet, at September 30, 2020, the Company had approximately $1.0 million in cash, and working capital of approximately $42,000 (not taken into account tax obligations).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founders Shares (as defined in Note 4), and loan proceeds from the Sponsor of $75,000 (which is still outstanding to date) ). Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). As of September 30, 2020, there were no amounts outstanding under any Working Capital Loan.

Management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the consummation of an initial Business Combination or for a minimum of one year from the date of issuance of these unaudited condensed financial statements. However, in connection with the Company’s assessment of going concern considerations in accordance with Financial

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Accounting Standards Board Accounting Standards Update 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate and dissolve after June 30, 2022.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and effect on the Company’s financial position, results of its operations and/or search for a target company.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the period from April 17, 2020 (inception) through September 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on July 7, 2020 and June 26, 2020, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2020.

Cash and marketable securities held in Trust Account

At September 30, 2020 the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the period from April 17, 20202 (inception) through September 30, 2020, no amounts were withdrawn from the Trust Account to pay taxes.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of September 30, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of September 30, 2020, the carrying values of cash, accounts payable, accrued expenses, franchise tax payable and income tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and that were charged to additional paid-in capital upon the completion of the Initial Public Offering.

Class A common stock subject to possible redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020, 21,697,668 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period excluding common stock subject to forfeiture. Through June 30, 2020, the date the underwriters exercised in full their over-allotment option, weighted average shares were reduced for the effect of an aggregate of 750,000 shares of common stock that were subject to forfeiture. An aggregate of 21,697,668 shares of Class A common stock subject to possible redemption at September 30, 2020 has been excluded from the calculation of basic loss per share of common stock, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-Allotment Units) and Private Placement to purchase an aggregate of 18,074,992 shares of the Company’s common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of Net Loss per Common Share

The Company’s net loss is adjusted for the portion of income (loss) that is attributable to Class A common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	For The Three Months Ended September 30, 2020	For The Period From April 17, 2020 (inception) through September 30, 2020
Net loss	$(1,462,589)	$(1,525,451)
Less: Income attributable to Class A ordinary shares subject to possible redemption	24,183	—

Adjusted net loss	$(1,438,406)	$(1,525,451)

Weighted average ordinary shares outstanding, basic and diluted	7,053,922	6,248,452

Basic and diluted net loss per ordinary share	$(0.20)	$(0.24)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of September 30, 2020.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On June 30, 2020, the Company sold 23,000,000 Units, including 3,000,000 Over-Allotment Units, at a price of $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.1 million, inclusive of approximately $8.1 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On April 17, 2020, the Sponsor subscribed to purchase 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), and fully paid for those shares on June 30, 2020. On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares represented 20.0% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on June 30, 2020; thus, the 750,000 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company sold 6,575,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $6.6 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell the Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On April 17, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. As of September 30, 2020, the Company has borrowed $75,000 under the Note. To date, the balance of the Note remains outstanding.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Service and Administrative Fees

The Company has agreed to pay service and administrative fees of $20,000 per month to DEHC LLC, an affiliate of Daniel Huber, the Company’s Chief Financial Officer, for up to 18 months commencing on the date of consummation of the Initial Public Offering. As of September 30, 2020, the Company incurred $80,000 in general and administrative expenses in the accompanying condensed consolidated statement of operations and no amounts were payable in the accompanying balance sheet in connection with such services.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholders’ Equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2020, there were 23,000,000 shares of Class A common stock issued or outstanding, including 21,697,668 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On April 17, 2020, the Sponsor subscribed to purchase 5,031,250 shares of Class B common stock, which was fully paid on June 30, 2020. On June 25, 2020, the Company effected a stock dividend with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Of these, an aggregate of up to 750,000 shares of Class B common stock that were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares equals 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on June 30, 2020; thus, the 750,000 Founder Shares were no longer subject to forfeiture. As a result, as of September 30, 2020, 5,750,000 Class B common stock was issued and outstanding.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Prior to the completion of the initial Business Combination, only holders of the Class B common stock will have the right to vote on the Company’s election of directors. Holders of the Public Shares will not be entitled to vote on the Company’s election of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding shares of the Class B common stock may remove a member of the Company’s board of directors for any reason. These provisions of the Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Class B common stock. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

issued or deemed issued in excess of the amounts issued in the Proposed Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided, that if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share. If (x) the Company issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Private Placement Warrants are identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants are be non-redeemable (except as described below) so long as they are held by the Sponsor or its permitted transferees, (3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the shares of common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table in the warrant agreement;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently called for redemption at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

KENSINGTON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

Description	Level	September 30, 2020
Assets:
Investments held in Trust Account	1	$230,075,599

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended September 30, 2020 and for the period from May 19, 2020 (inception) through September 30, 2020.

Note 8—Subsequent Events

On October 2, 2020, a putative class action lawsuit was filed against the Company. The complaint names the Company and certain members of the Company’s board as defendants. The complaint alleges, among other things, breach of fiduciary duty claims in connection with the proposed business combination with QuantumScape Corporation. Management with its legal counsel are currently evaluating the merits of the complaint and as of September 30, 2020, the Company had not accrued any amounts for this contingency.

The special meeting of the Company’s stockholders to approve the Business Combination with QuantumScape is scheduled to occur on November 25, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, the “Company” refers to QuantumScape Corporation (“QuantumScape”) (f/k/a Kensington Capital Acquisition Corp.) and its subsidiaries after the Closing, and Kensington Capital Acquisition Corp. (“Kensington”) prior to the Closing.

The following unaudited pro forma condensed combined financial statements of QuantumScape present the combination of the financial information of Kensington and Legacy QuantumScape adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical balance sheet of Kensington and the historical balance sheet of Legacy QuantumScape on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 combine the historical statements of operations of Kensington and historical statements of operations of Legacy QuantumScape for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:

•	the Merger;

•

the issuance and sale of 50,000,000 shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $500 million in the PIPE pursuant to the Subscription Agreements;

•

the issuance and sale of 7,115,335 shares of Legacy QuantumScape Series F Preferred Stock concurrent with the Closing of the Business Combination pursuant to the Series F Preferred Stock Purchase Agreements and related agreements thereto entered into in August 2020 by Legacy QuantumScape and several investors; and

•	the issuance and sale of 15,221,334 shares of Class A Common Stock on December 1, 2020. Refer to Note 3 of this unaudited pro forma condensed combined financial information for further discussion.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the post-combination company’s results following the completion of the Business Combination.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical unaudited financial statements of Kensington as of September 30, 2020 and for the period from April 17, 2020 (inception) through September 30, 2020 and the related notes, which is incorporated by reference;

•	the historical audited financial statements of Legacy QuantumScape as of and for the year ended December 31, 2019 and the related notes, which is incorporated by reference;

•

the historical unaudited financial statements of Legacy QuantumScape as of and for the nine months ended September 30, 2020 and the related notes, which is attached as an exhibit to this filing and incorporated by reference; and

•

other information relating to Kensington and Legacy QuantumScape contained in this prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section titled “Background of QuantumScape—Business Combination.”

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Kensington is treated as the acquired company and QuantumScape is treated as the acquirer for financial statement reporting purposes. Legacy QuantumScape has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy QuantumScape’s existing stockholders have the greatest voting interest in the combined entity with over 95% of the voting interest;

•	Legacy QuantumScape’s directors represent the majority of the combined company’s board of directors;

•	Legacy QuantumScape’s senior management is the senior management of the combined company; and

•	Legacy QuantumScape is the larger entity based on historical operating activity and has the larger employee base.

Pursuant to Kensington’s Existing Certificate of Incorporation, public stockholders were offered the opportunity to redeem, upon the closing of the Business Combination, shares of Kensington Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. The unaudited condensed combined pro forma financial statements reflect actual redemptions of 15,255 shares of Kensington Common Stock at $10.00 per share.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the Company following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands)

	As of September 30, 2020		Pro Forma Adjustments (Note 2)			Series F Preferred Stock Financing Adjustment (Note 3)	As of September 30, 2020

	KENSINGTON (Historical)	QUANTUMSCAPE (Historical)					Pro Forma Combined
Assets
Cash and cash equivalents	$1,003	$10,573	$230,076	(a	)	$100,000	$967,817
			(8,050)	(b	)
			(24,602)	(c	)
			482,500	(d	)
			(153)	(f	)
			176,470	(g	)
Marketable securities	—	69,469					69,469
Prepaid expenses and other current assets	286	1,746					2,032

Total current assets	1,289	81,788	856,241			100,000	1,039,318

Investments held in Trust Account	230,076	—	(230,076)	(a	)		—
Property and equipment, net	—	34,654					34,654
Right-of-use lease asset		12,027					12,027
Other assets	—	6,597	(4,083)	(c	)		2,514

Total assets	231,365	135,066	622,082			100,000	1,088,513

Liabilities
Accounts payable	15	4,733	(993)	(c	)		3,755
Accrued liabilities	1,156	2,682	(1,907)	(c	)		1,931
Accrued compensation	—	1,417					1,417
Operating lease liability, short-term	—	1,184					1,184
Strategic premium, short-term	—	655					655
Franchise tax payable	91	—					91
Note payable—related party	75	—	(75)	(k	)		—

Total current liabilities	1,337	10,671	(2,975)			—	9,033

Operating lease liability, long-term	—	11,558					11,558
Convertible preferred stock warrant liabilities	—	10,807					10,807
Strategic premium, long-term and other liabilities	—	164					164
Convertible preferred stock tranche liabilities		347,120	(168,180)	(g	)		—
			(178,940)	(m	)
Deferred underwriting commissions	8,050	—	(8,050)	(b	)		—

Total liabilities	9,387	380,320	(358,145)			—	31,562

Commitments and contingencies
Class A common shares subject to possible redemption	216,977	—	(216,977)	(e	)		—
Redeemable convertible preferred stock	—	405,575	344,650	(g	)		—
			(750,225)	(i	)

	As of September 30, 2020		Pro Forma Adjustments (Note 2)			Series F Preferred Stock Financing Adjustment (Note 3)	As of September 30, 2020

	KENSINGTON (Historical)	QUANTUMSCAPE (Historical)					Pro Forma Combined
Stockholders’ equity (deficit)
Preferred Stock	—	—					—
Class A common Stock	—	—	5	(d	)	2	21
			2	(e	)
			—	(f	)
			11	(i	)
			1	(j	)
Class B common Stock	1	—	16	(i	)		16
			(1)	(j	)
Common Stock	—	1	—	(h	)		—
			(1)	(i	)
Additional paid in capital	6,525	52,650	(25,785)	(c	)	99,998	1,756,205
			482,495	(d	)
			216,975	(e	)
			(153)	(f	)
			(4,189)	(h	)
			750,199	(i	)
			75	(k	)
			(1,525)	(l	)
			178,940	(m	)
Treasury stock	—	(4,189)	4,189	(h	)		—
Accumulated other comprehensive income	—	39					39
Accumulated deficit	(1,525)	(701,034)	1,525	(l	)		(701,034)

Total stockholders’ equity (deficit) to common shareholders	5,001	(652,533)	1,602,779			100,000	1,055,247

Non-controlling interest	—	1,704					1,704

Total stockholders’ equity (deficit)	5,001	(650,829)	1,602,779			100,000	1,056,951

Total liabilities and stockholders’ equity	$231,365	$135,066	$622,082			$100,000	$1,088,513

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in thousands, except share and per share data)

	For the period from April 17, 2020 (inception) through September 30, 2020	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2020
	KENSINGTON (Historical)	QUANTUMSCAPE (Historical)	Pro Forma Adjustments			Pro Forma Combined
Operating expenses:
Research and development	$—	$42,373	$—			$42,373
General and administrative	1,511	8,460	(80)	(aa	)	9,697
			906	(bb	)
			(1,100)	(ff	)
Franchise tax expense	90	—	—			90

Total operating expenses	1,601	50,833	(274)			52,160

Loss from operations	(1,601)	(50,833)	274			(52,160)

Other income (expense)
Net gain from investments held in Trust Account	76	—	(76)	(cc	)	—
Interest expense	—	(8,947)	—			(8,947)
Interest income	—	962	—			962
Other income	—	760	—			760
Other expense	—	(347,120)	168,180	(dd	)	—
			178,940	(ee	)

Total other income (expense)	76	(354,345)	347,044			(7,225)

Net loss	(1,525)	(405,178)	347,318			(59,385)

Less: Net loss attributable to noncontrolling interest	—	(6)	—			(6)

Net loss attributable to common shareholders	$(1,525)	$(405,172)	$347,318			$(59,379)

Basic and diluted weighted average shares outstanding—Class A and Class B						362,961,844
Basic and diluted net loss per share—Class A and Class B						$(0.16)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

	Year Ended December 31, 2019					Year Ended December 31, 2019
	KENSINGTON (Historical)	QUANTUMSCAPE (Historical)	Pro Forma Adjustments			Pro Forma Combined
Operating expenses:
Research and development	$—	$45,944	$—			$45,944
General and administrative	—	9,874	1,208	(bb	)	11,082

Total operating expenses	—	55,818	1,208			57,026

Loss from operations	—	(55,818)	(1,208)			(57,026)

Other income (expense)
Interest expense	—	(94)	—			(94)
Interest income	—	3,608	—			3,608
Other income	—	1,041	—			1,041

Total other income (expense)	—	4,555	—			4,555

Net loss	—	(51,263)	(1,208)			(52,471)
Less: Net loss attributable to noncontrolling interest	—	20	—			20

Net loss attributable to common shareholders	$—	$(51,283)	$(1,208)			$(52,491)

Basic and diluted weighted average shares outstanding—Class A and Class B						362,961,844
Basic and diluted net loss per share—Class A and Class B						$(0.14)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Kensington is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Legacy QuantumScape issuing stock for the net assets of Kensington, accompanied by a recapitalization. The net assets of Kensington will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and year ended December 31, 2019 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Kensington’s unaudited balance sheet as of September 30, 2020 and the related notes, which is incorporated by reference; and

•	Legacy QuantumScape’s unaudited balance sheet as of September 30, 2020 and the related notes, which is attached as an exhibit to this filing and incorporated by reference.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Kensington’s unaudited statement of operations for the period April 17, 2020 (inception) through September 30, 2020 and the related notes, which is incorporated by reference; and

•

Legacy QuantumScape’s unaudited statement of operations for the nine months ended September 30, 2020 and the related notes, which is attached as an exhibit to this filing and incorporated by reference.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•	Legacy QuantumScape’s audited statement of operations for the year ended December 31, 2019 and the related notes, which is incorporated by reference.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the Closing are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Kensington and Legacy QuantumScape.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Kensington and Legacy QuantumScape have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

(a)	Reflects the reclassification of investments held in the Trust Account that became available following the Business Combination.

(b)	Reflects the settlement of $8.1 million in deferred underwriting commissions.

(c)

Represents estimated transaction costs, excluding PIPE issuance costs and deferred underwriting commissions, incurred by Kensington and Legacy QuantumScape of approximately $26.9 million for legal, financial advisory and other professional fees incurred in consummating the Business Combination. Of this amount:

•	$2.3 million was capitalized within Other assets and paid by Legacy QuantumScape as of September 30, 2020.

•	$1.8 million was capitalized within Other assets and accrued within Accounts payable ($1.0 million) and Accrued liabilities ($0.8 million) by Legacy QuantumScape as of September 30, 2020.

•	$1.1 million was accrued by Kensington in Accrued liabilities as of September 30, 2020 and recognized in expense during the period from April 17, 2020 (inception) through September 30, 2020.

•

$24.6 million was reflected as a reduction of cash upon the Closing of the Business Combination, which represents the estimated transaction costs of $26.9 million less the $2.3 million previously paid by Legacy QuantumScape.

•

$25.8 million was reflected as a decrease in additional paid-in capital, which represents the estimated transaction costs of $26.9 million less the $1.1 million previously recognized in expense by Kensington. The $1.1 million previously recognized in expense by Kensington was reclassified to additional paid-in capital in Note 2(l) of this unaudited pro forma condensed combined financial information.

(d)

Reflects proceeds of $500 million from the issuance and sale of 50,000,000 shares of Class A Common Stock at $10.00 per shares in the PIPE pursuant to the Subscription Agreements, net of issuance costs of $17.5 million.

(e)	Reflects the reclassification of $217.0 million of Class A Common Stock subject to possible redemption to permanent equity.

(f)

Represents share redemptions of 15,255 shares of Class A Common Stock for $0.2 million allocated to Class A common stock and additional paid-in capital using par value of $0.0001 per share and at a purchase price of $10.00 per share.

(g)

Reflects the issuance of 7,115,335 shares of Legacy QuantumScape Series F Preferred Stock at $26.4218 per share for an aggregate purchase price of $188 million concurrent with the Closing of the Business Combination, net of issuance costs of $11.5 million, and the settlement of the associated convertible preferred stock tranche liability upon issuance of these shares of Legacy QuantumScape Series F Preferred Stock.

(h)	Represents the retirement of 438,191 shares of Legacy QuantumScape Capital Stock held in treasury.

(i)

Reflects the conversion of 55,506,186 shares of Legacy QuantumScape Preferred Stock, including 7,115,335 shares of Legacy QuantumScape Series F Preferred Stock as described in Note (g), and 11,381,569 shares of Legacy QuantumScape Common Stock into 110,734,478 shares of QuantumScape Class A Common Stock and 158,271,287 shares of QuantumScape Class B Common Stock.

(j)	Reflects the conversion of Class B Common Stock held by the Sponsor into Class A Common Stock.

(k)	Reflects the conversion of the loan made from the Sponsor to Kensington into 75,000 warrants on the same terms as the Private Warrants.

(l)	Reflects the elimination of Kensington’s historical accumulated deficit.

(m)

Reflects the reclassification of the convertible preferred stock tranche liability associated with the Series F Preferred Stock Purchase Agreement with VGA, as amended, to additional paid-in capital. The commitment to issue shares of Class A Common Stock to VGA is expected to be equity classified upon consummation of the Business Combination. Refer to Note 3 of this unaudited pro forma condensed combined financial information of further discussion.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and year ended December 31, 2019 are as follows:

(aa)

Represents pro forma adjustment to eliminate historical expenses related to Kensington’s general administrative services paid to an affiliate of Kensington’s Chief Financial Officer, which terminated upon the Closing of the Business Combination.

(bb)

Reflects the amortization of share-based awards granted in connection with the Business Combination. The estimated grant date fair value of $6.0 million associated with the share-based awards was calculated using a Black-Scholes option pricing model and will be recognized over an estimated five-year service period.

(cc)	Represents pro forma adjustment to eliminate net gains from investments held in the Trust Account.

(dd)

Reflects the elimination of the remeasurement loss from the changes in fair value of the convertible preferred stock tranche liabilities associated with the Legacy QuantumScape Series F Preferred Stock issued to several investors upon consummation of the Business Combination. Legacy QuantumScape settled the liabilities with the issuance of the Series F Preferred Stock upon the consummation of the Business Combination.

(ee)	Reflects the elimination of the remeasurement loss from the changes in fair value of the convertible preferred stock tranche liabilities associated with the Series F Preferred Stock Purchase Agreement with VGA, as amended. The commitment to issue shares of Class A Common Stock to VGA is expected to be equity classified upon consummation of the Business Combination, and accordingly the liabilities will cease to exist following the Business Combination. Refer to Note 3 of this unaudited pro forma condensed combined financial information of further discussion.

(ff)	Reflects the elimination of non-recurring transaction costs incurred by Kensington in connection with the Business Combination.

3. Adjustment for Series F Preferred Stock Financing

In May 2020 and September 2020, Legacy QuantumScape and VGA entered into a Series F Preferred Stock Purchase Agreement and related agreements and amendments thereto, pursuant to which it agreed to sell, and VGA agreed to purchase, up to a total of 7,569,508 shares of Legacy QuantumScape Series F Preferred Stock at $26.4218 per share for an aggregate purchase price of $200 million. Pursuant to the terms of the Series F Preferred Stock Purchase Agreement with VGA, the Legacy QuantumScape Series F Preferred Stock issued to VGA will fund in two tranches: (1) 3,784,754 shares of Legacy QuantumScape Series F Preferred Stock will be issued for $100 million on December 1, 2020, and (2) 3,784,754 shares of Legacy QuantumScape Series F Preferred Stock will be issued for $100 million subject to certain conditions including the achievement of a specified technical milestone by March 31, 2021, as set forth in such agreements. The Series F Preferred Stock Purchase Agreement with VGA, as amended, contains provisions pursuant to which, if the relevant closing of such Series F Preferred Stock Purchase Agreement (in whole or in part) occur only after effectiveness of the Merger, VGA agreed to purchase, and Kensington agreed to issue, instead of the relevant number of shares of Legacy QuantumScape Series F Preferred Stock to be purchased at such closing, such number of shares of Class A Common Stock as would have been issued in the Merger in exchange for such shares of Legacy QuantumScape Series F Preferred Stock if they had been outstanding prior to the Merger. As a result of these provisions to issue shares of Class A Common Stock, and upon consummation of the Business Combination, the convertible preferred stock tranche liability recognized by Legacy QuantumScape associated with the Series F Preferred Stock Purchase Agreements with VGA, as amended, is expected to be equity classified and accordingly, was reclassified to additional paid-in capital in Note 2(m) of this unaudited pro forma condensed combined financial information.

On December 1, 2020, QuantumScape issued 15,221,334 shares of Class A Common Stock to VGA for $100 million. The Series F Preferred Stock Financing Adjustment reflects the pro forma adjustment for the issuance of these 15,221,334 shares of Class A Common Stock to VGA for $100 million on December 1, 2020. The Series F Preferred Stock Financing Adjustment does not include the issuance of 15,221,334 shares of Class A Common Stock to VGA subject to the achievement of a specified technical milestone.

In August 2020, Legacy QuantumScape entered into Series F Preferred Stock Purchase Agreements and related agreements thereto with several investors, pursuant to which it agreed to sell, and the investors agreed to purchase, an aggregate of 7,115,335 shares of Legacy QuantumScape Series F Preferred Stock at $26.4218 per share for an aggregate purchase price of $188 million. Pursuant to the terms of these Series F Preferred Stock Purchase Agreements, funding occurred concurrent with the Closing of the Business Combination. Upon funding and issuance of the 7,115,335 shares of Legacy QuantumScape Series F Preferred Stock, the convertible preferred stock tranche liability associated with these shares was settled and the cash proceeds of $188 million, net of issuance costs of $11.5 million, and the fair value of the convertible preferred stock tranche liability was recorded as redeemable convertible preferred stock. The pro forma adjustment to reflect the issuance of the 7,115,335 shares of Legacy QuantumScape Series F Preferred Stock to these investors concurrent with the Closing of Business Combination, including the settlement of the associated convertible preferred stock tranche liability, is reflected in Note 2(g) of this unaudited pro forma condensed combined financial information.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Pro forma net loss attributable to common shareholders (in thousands)	$(59,379)	$(52,491)
Weighted average shares outstanding, basic and diluted - Class A and Class B	362,961,844	362,961,844
Net loss per share, basic and diluted - Class A and Class B (1)	$(0.16)	$(0.14)
Weighted average shares calculation, basis and diluted - Class A and Class B
Kensington public stockholders - Class A	22,984,745	22,984,745
Holders of Kensington sponsor shares - Class A	5,750,000	5,750,000
PIPE Investors - Class A	50,000,000	50,000,000
Legacy Quantumscape stockholders - Class A (2)(3)	125,955,812	125,955,812
Legacy Quantumscape stockholders - Class B (3)	158,271,287	158,271,287

	362,961,844	362,961,844

(1)

For the purpose of calculating diluted loss per share, it was assumed that all outstanding Kensington Warrants sold in Kensington’s initial public offering are exchanged for Kensington Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share.

(2)

The pro forma basic and diluted shares of Class A Legacy QuantumScape stockholders include 110,734,478 shares issued in the Business Combination and 15,221,334 shares issued to VGA on December 1, 2020 pursuant to the Series F Preferred Stock Purchase Agreement and related agreements and amendments thereto between Legacy QuantumScape and VGA.

(3)	The pro forma basic and diluted shares of Legacy QuantumScape stockholders exclude the following as these are contingently issuable shares and would reduce diluted loss per share:

•	55,349,737 unexercised stock options

•	1,022,740 unexercised warrants

•	12,978,621 shares issuable for restricted stock units

•	15,221,334 shares issuable upon the completion of a specified technical milestone pursuant to the Series F Stock Purchase Agreement with VGA

COMPARATIVE

SHARE INFORMATION

The following table sets forth summary historical comparative share information for Kensington and Legacy QuantumScape and unaudited pro forma condensed combined per share information after giving effect to the Business Combination.

The pro forma book value information reflects the business combination as if it had occurred on September 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the business combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read in conjunction with the historical financial statements of Kensington and Legacy QuantumScape and related notes included elsewhere in this prospectus. The unaudited pro forma combined per share information of Kensington and Legacy QuantumScape is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined earnings (loss) per share information below does not purport to represent the earnings (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Kensington and Legacy QuantumScape would have been had the companies been combined during the periods presented.

	Kensington (Historical)			QuantumScape (Historical)	Combined Pro Forma
As of and for the Nine Months Ended September 30, 2020
Book value per share (1)		$0.80		(57.88)	2.91
Weighted average shares outstanding of Class A and Class B common stock—basic and diluted		6,248,452		11,244,365	362,961,844
Net income (loss) per share of Class A and Class B common stock—basic and diluted		$(0.24)		(36.03)	(0.16)
As of and for the Year Ended December 31, 2019
Weighted average shares outstanding of Class A and Class B common stock—basic and diluted		N/A	(2)	11,194,183	362,961,844
Net income (loss) per share of Class A and Class B common stock—basic and diluted	$	N/A	(2)	(4.58)	(0.14)

(1)	Book value per share = (Total equity excluding preferred shares)/shares outstanding. The components of book value per share calculation are as follow (in thousands except share and per share data):

	Kensington (Historical)	QuantumScape (Historical)	Combined Pro Forma
Total equity (excluding preferred shares)	5,001	(650,829)	1,056,951
Total shares outstanding - Class A and Class B	6,248,452	11,244,365	362,961,844

(2)	Not applicable as Kensington was incorporated on April 17, 2020.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

SEC registration fee	$2,013,920.64
FINRA filing fee	—
Exchange listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$2,013,920.64

*	To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102 of the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our amended and restated bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of director’s and officer’s liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following list sets forth information as to all QuantumScape Corporation and our securities sold in the last three years which were not registered under the Securities Act. The descriptions of these issuances are historical and have not been adjusted to give effect to the Business Combination.

Working Capital Warrants

On November 25, 2020, the Company issued 75,000 “working capital” warrants (the “Working Capital Warrants”) to an affiliate of Kensington Capital Sponsor LLC in consideration of the conversion of a working capital loan in the aggregate amount of $75,000. The Working Capital Warrants are substantially the same as those issued in a private placement at the time of the Registrant’s initial public offering.

Issuance and Sale of Class A Common Stock to Volkswagen Group of America Investments, LLC

In connection with the business combination between Kensington Capital Acquisition Corp. (“Kensington”) and QuantumScape Subsidiary, Inc., a Delaware corporation (f/k/a QuantumScape Corporation) (“Legacy QuantumScape”) and pursuant to that certain Series F Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated May 14, 2020, by and between Legacy QuantumScape and Volkswagen Group of America Investments, LLC (“VGA”), as amended by that certain Amendment No. 1 to Purchase Agreement, dated September 3, 2020, by and among Kensington, Legacy QuantumScape and VGA, the Registrant issued 15,221,334 shares of its Class A Common Stock to VGA on December 1, 2020 for proceeds of $100 million.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

2.1	Business Combination Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., Kensington Capital Merger Sub Corp. and QuantumScape Corporation.	S-4/A	333-248930	2.1	November 12, 2020

2.2	Amendment No. 1 to Business Combination Agreement, dated as of September 21, 2020, by and among Kensington Capital Acquisition Corp., Kensington Capital Merger Sub Corp. and QuantumScape Corporation.	S-4/A	333-248930	2.2	November 12, 2020

3.1	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-39345	3.1	December 2, 2020

3.2	Amended and Restated Bylaws of the Company.	8-K	001-39345	3.2	December 2, 2020

4.1	Specimen Common Stock Certificate.	8-K	001-39345	4.1	December 2, 2020

4.2	Warrant Agreement, dated June 25, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company.	8-K	001-39345	4.1	June 30, 2020

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1	Registration Rights and Lock-up Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp. and the persons named therein.	8-K	001-39345	10.3	September 3, 2020

10.2	Form of Senior Employee Lock-Up Agreement.	8-K	001-39345	10.5	September 3, 2020

10.3	Form of Lock-Up Agreement.	8-K	001-39345	10.3	December 2, 2020

10.4	Form of Subscription Agreement.	8-K	001-39345	10.4	September 3, 2020

10.5	Stockholder Support Agreement, dated as of September 2, 2020, by and between Kensington Capital Acquisition Corp. and Volkswagen Group of America Investments, LLC.	8-K	001-39345	10.1	September 3, 2020

10.6	Stockholder Support Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp. and the persons named therein.	8-K	001-39345	10.2	September 3, 2020

10.7+	Form of Indemnification Agreement by and between the Company and its directors and officers.	8-K	001-39345	10.7	December 2, 2020

10.8+	QuantumScape Corporation 2020 Equity Incentive Plan.	8-K	001-39345	10.8	December 2, 2020

10.9+	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Stock Option Agreement.	8-K	001-39345	10.9	December 2, 2020

10.10+	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Restricted Stock Unit Agreement.	8-K	001-39345	10.10	December 2, 2020

10.11+	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Restricted Stock Agreement.	8-K	001-39345	10.11	December 2, 2020

10.12+	QuantumScape Corporation 2020 Employee Stock Purchase Plan.	8-K	001-39345	10.12	December 2, 2020

10.13	First Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC.	8-K	001-39345	10.6	September 3, 2020

10.14	Second Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC.	8-K	001-39345	10.7	September 3, 2020

10.15	Third Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC.	8-K	001-39345	10.8	September 3, 2020

10.16	Services Agreement, dated as of September 1, 2020, by and between Kensington Capital Acquisition Corp. and DEHC LLC.	8-K	001-39345	10.9	September 3, 2020

10.17	Services Agreement, dated as of September 1, 2020, by and between Kensington Capital Acquisition Corp. and Simon Boag.	8-K	001-39345	10.10	September 3, 2020

10.18+	Offer Letter from QuantumScape Corporation to Timothy Holme, dated January 1, 2011.	S-4/A	333-248930	10.13	November 12, 2020

10.19+	Offer Letter from QuantumScape Corporation to Kevin Hettrich, dated October 11, 2011.	S-4/A	333-248930	10.14	November 12, 2020

10.20+	Offer Letter from QuantumScape Corporation to Howard Lukens, dated February 13, 2012.	S-4/A	333-248930	10.15	November 12, 2020

10.21+	Offer Letter from QuantumScape Corporation to Michael McCarthy, dated December 21, 2012.	S-4/A	333-248930	10.16	November 12, 2020

10.22+	Offer Letter from QuantumScape Corporation to Mohit Singh, dated April 3, 2013.	S-4/A	333-248930	10.17	November 12, 2020

10.23	Lease, dated May 31, 2013, by and between SI 55, LLC and QuantumScape Corporation.	S-4/A	333-248930	10.18	November 12, 2020

10.24	Amendment to Lease, dated May 19, 2014, by and between SI 55, LLC and QuantumScape Corporation.	S-4/A	333-248930	10.19	November 12, 2020

10.25#	Amended and Restated Limited Liability Company Agreement of QSV Operations LLC, dated May 14, 2020, by and between QuantumScape Corporation and Volkswagen Group of America Investments, LLC.	S-4/A	333-248930	10.20	November 12, 2020

10.26#	Amended and Restated Joint Venture Agreement, dated May 14, 2020, by and among QuantumScape Corporation and the persons named therein.	S-4/A	333-248930	10.21	November 12, 2020

10.27	First Amendment to Amended and Restated Joint Venture Agreement, dated September 21, 2020, by and among QuantumScape Corporation and the persons named therein.	S-4/A	333-248930	10.22	November 12, 2020

10.28#	Series F Preferred Stock Purchase Agreement, dated May 14, 2020, by and between QuantumScape Corporation and Volkswagen Group of America Investments, LLC.	S-4/A	333-248930	10.23	November 12, 2020

10.29	Amendment No. 1 to Series F Preferred Stock Purchase Agreement, dated September 3, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation and Volkswagen Group of America Investments, LLC.	S-4/A	333-248930	10.24	November 12, 2020

10.30	Letter Agreement, dated as of December 7, 2020, by and among QuantumScape Subsidiary, Inc., QuantumScape Corporation and Volkswagen Group of America Investments, LLC.

16.1	Letter from Marcum LLP regarding Change in Independent Registered Public Accounting Firm dated December 14, 2020.	8-K	001-39345	16.1	December 14, 2020

21.1	List of Subsidiaries of the Registrant

23.1	Consent of Independent Registered Accounting Firm, Ernst & Young LLP.

23.2	Consent of Marcum LLP

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (see the signature page to this Registration Statement on Form S-1).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

#	Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.
+	Indicates a management or compensatory plan.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 17, 2020.

QUANTUMSCAPE CORPORATION

By:	/s/ Jagdeep Singh
Jagdeep Singh
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jagdeep Singh and Kevin Hettrich, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jagdeep Singh	Chief Executive Officer and Chairman	December 17, 2020
Jagdeep Singh	(Principal Executive Officer)

/s/ Kevin Hettrich	Chief Financial Officer	December 17, 2020
Kevin Hettrich	(Principal Financial and Accounting Officer)

/s/ Frank Blome	Director	December 17, 2020
Frank Blome

/s/ Brad Buss	Director	December 17, 2020
Brad Buss

/s/ John Doerr	Director	December 17, 2020
John Doerr

/s/ Jürgen Leohold	Director	December 17, 2020
Jürgen Leohold

/s/ Fritz Prinz	Director	December 17, 2020
Fritz Prinz

Signature	Title	Date

/s/ Justin Mirro	Director	December 17, 2020
Justin Mirro

/s/ J.B. Straubel	Director	December 17, 2020
J.B. Straubel

/s/ Dipender Saluja	Director	December 17, 2020
Dipender Saluja